Exhibit 10.1

EXECUTION VERSION

FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made and entered into as of July 31, 2019, by and among OXFORD INDUSTRIES, INC., a Georgia corporation (“Parent”), TOMMY BAHAMA GROUP, INC., a Delaware corporation (“TBG” and, together with Parent, collectively, the “Borrowers”), the Persons party hereto as guarantors (collectively, the “Guarantors” and, together with the Borrowers, collectively, the “Borrower Parties”), the Lenders party hereto, and SUNTRUST BANK, as administrative agent (the “Administrative Agent”).

W I T N E S S E T H  :

WHEREAS, the Borrower Parties, the financial institutions party thereto as lenders (collectively, the “Lenders”), and the Administrative Agent have executed and delivered that certain Fourth Amended and Restated Credit Agreement dated as of May 24, 2016 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower Parties have requested that the Administrative Agent and the Lenders agree to amend certain provisions of the Credit Agreement as set forth herein, and the Administrative Agent and the Lenders have agreed to such amendments, in each case, subject to the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

SECTION 1.   Definitions.  Unless otherwise specifically defined herein, each term used herein (and in the recitals above) which is defined in the Credit Agreement (as amended hereby) shall have the meaning assigned to such term in the Credit Agreement (as amended hereby).  Each reference to “hereof,” “hereunder,” “herein,” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall from and after the date hereof refer to the Credit Agreement as amended hereby.

SECTION 2.   Amendments to Credit Agreement.

(a)        The text of the Credit Agreement is hereby amended as set forth in Exhibit A hereto.

(b)        Schedule 1(a) to the Credit Agreement is hereby replaced by Schedule 1(a) attached hereto.

SECTION 3.   Representations and Warranties.  Each Borrower Party hereby represents and warrants to the Administrative Agent and the Lenders as follows:

(a)        Both before and after giving effect to this Agreement, the representations and warranties of the Borrower Parties under the Credit Agreement and the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein).

(b)        No Default or Event of Default has occurred and is continuing or would result from giving effect to the terms hereof.

(c)        Each Borrower Party has the corporate power and is duly authorized to enter into, deliver and perform this Agreement.

(d)        This Agreement is the legal, valid and binding obligation of the Borrower Parties enforceable against the Borrower Parties in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

SECTION 4.   Conditions Precedent.  This Agreement shall become effective only upon satisfaction of the following conditions precedent:

(a)        the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i)         this Agreement duly executed by each of the Borrower Parties, the Administrative Agent, and the Lenders;

(ii)       a Reaffirmation Agreement duly executed by each of the Borrower Parties and the Administrative Agent;

(iii)      a favorable written opinion of King & Spalding LLP, counsel to the Borrower Parties, with respect to each of Oxford Industries, Inc., Tommy Bahama Group, Inc., Tommy Bahama R&R Holdings, Inc., and Sugartown Worldwide LLC;

(iv)       a loan certificate signed by an Authorized Signatory of each Borrower Party, including a certificate of incumbency with respect to each Authorized Signatory of such Borrower Party, together with appropriate attachments which shall include, without limitation, the following: (A) a copy of Certificate of Incorporation or Formation of such Borrower Party certified to be true, complete and correct by the Secretary of State of the State of such Borrower Party’s incorporation or formation (or a certification that there have been no amendments to such organizational documents from any applicable organizational documents delivered on the Agreement Date or November 21, 2013, as applicable), (B) a true, complete and correct copy of the bylaws or operating agreement of such Borrower Party (or a certification that there have been no amendments to such organizational documents from any applicable organizational documents delivered on the Agreement Date), (C) a true, complete and correct copy of the resolutions of such Borrower Party authorizing the execution, delivery and performance by such Borrower Party of the Loan Documents and authorizing the borrowings or guaranty, as applicable, hereunder, and (D) certificates of good standing from the jurisdiction of organization of such Borrower Party;

(v)        a solvency certificate executed by an Authorized Signatory of the Administrative Borrower regarding the solvency and financial condition of Parent and its Subsidiaries;

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(vi)       (A) if an Advance of Loans is to be made on the First Amendment Effective Date, a request for such Loans in accordance with Section 2.2 of the Credit Agreement (as amended hereby) and (B) a certificate dated as of the First Amendment Effective Date and signed by an Authorized Signatory of the Administrative Borrower confirming compliance with the conditions set forth in Section 4.2 of the Credit Agreement;

(vii)     Parent’s and its Subsidiaries’ financial projections through February 3, 2024, including income statement, balance sheet and statement of cash flows, prepared on a monthly basis through fiscal year 2019 and an annual basis thereafter;

(viii)    lien search results with respect to the Borrower Parties from all appropriate jurisdictions and filing offices (A) confirming the absence of Liens (other than Permitted Liens), and (B) confirming that the original Uniform Commercial Code financing statements naming the respective Borrower Parties as debtor and the Administrative Agent as secured party have been duly filed in all appropriate jurisdictions; and

(ix)       to the extent requested by any Lender, all documentation and information required by any Governmental Authority under any applicable “know your customer” and anti-money laundering laws;

(b)        payment of (i) all fees, costs and expenses owing to the Administrative Agent or the Lenders under the Credit Agreement as of the First Amendment Effective Date, (ii) all fees due and payable under that certain Fee Letter dated as of June 26, 2019, executed by SunTrust Bank and SunTrust Robinson Humphrey, Inc., and acknowledged and agreed to by the Parent, and (iii) all reasonable fees and disbursements of counsel to the Administrative Agent invoiced on or prior to the First Amendment Effective Date (or the Administrative Agent shall be satisfied with arrangements made for the payment thereof); and

(c)        the Administrative Agent shall have received updates to all business, financial, collateral, regulatory and legal due diligence with respect to the Borrower Parties and their Subsidiaries required by the Administrative Agent (and the results thereof shall be satisfactory to the Administrative Agent, in its sole discretion).

The Administrative Agent and the Lenders agree that the Revolving Loan Commitment of each of the Lenders immediately prior to the effectiveness of this Agreement on the First Amendment Effective Date shall be reallocated among the Lenders such that, immediately after the effectiveness of this Agreement in accordance with its terms on the First Amendment Effective Date, the Revolving Loan Commitment of each Lender shall be as set forth on Schedule 1(a) attached hereto. In order to effect such reallocations, assignments shall be deemed to be made among the Lenders at par in such amounts as may be necessary, and with the same force and effect as if such assignments were evidenced by an Assignment and Acceptance (but without the payment of any related assignment fee or any other fee), and no other documents or instruments shall be required to be executed in connection with such assignments (all of which such requirements are hereby waived by each party hereto, as applicable). Further, to effect the foregoing, each Lender agrees to make cash settlements in respect of any outstanding Revolving Loans, either directly or through the Administrative Agent, as the Administrative Agent may direct or approve, such that after giving effect to this Agreement, each Lender holds Revolving

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Loans equal to its Revolving Commitment Ratio (based on the Revolving Loan Commitment of each Lender as set forth on Schedule 1(a) attached hereto).  To the extent the reallocation permitted pursuant to this Section 4 results in the prepayment of any Eurodollar Advance in whole or in part, the Lenders hereby agree to waive any reimbursement obligations of the Borrowers arising under the Credit Agreement in connection therewith.

SECTION 5.   Miscellaneous Terms.

(a)        Loan Document.  For avoidance of doubt, the Borrower Parties, the Lenders, and the Administrative Agent hereby acknowledge and agree that this Agreement is a Loan Document.

(b)        Effect of Agreement.  Except as set forth expressly hereinabove, all terms of the Credit Agreement and the other Loan Documents shall be and remain in full force and effect, and shall constitute the legal and binding obligation of each Borrower Party, Lender and the Administrative Agent, enforceable against such Borrower Party, Lender and the Administrative Agent in accordance with their respective terms.  Except to the extent otherwise expressly set forth herein, the amendments set forth herein shall have prospective application only from and after the date of this Agreement.

(c)        No Novation or Mutual Departure.  Each Borrower Party expressly acknowledges and agrees that there has not been, and this Agreement does not constitute or establish, a novation with respect to the Credit Agreement or any of the other Loan Documents.  Each Borrower Party expressly acknowledges and agrees that, except as expressly set forth in the amendments contained in Section 2 above, (i) there has not been, and this Agreement does not constitute or establish, a mutual departure from the strict terms, provisions, and conditions of the Credit Agreement or any of the other Loan Documents, and (ii) nothing in this Agreement shall affect or limit the Administrative Agent’s or any Lender’s right to demand payment of liabilities owing from any Borrower Party to the Administrative Agent or any Lender under, or to demand strict performance of the terms, provisions, and conditions of, the Credit Agreement and the other Loan Documents, to exercise any and all rights, powers, and remedies under the Credit Agreement or the other Loan Documents or at law or in equity, or to do any and all of the foregoing, immediately at any time after the occurrence of a Default or an Event of Default under the Credit Agreement or the other Loan Documents.

(d)        Ratification.  Each Borrower Party hereby restates, ratifies, and reaffirms each and every term, covenant, and condition set forth in the Credit Agreement and the other Loan Documents to which it is a party (as such terms, covenants, and conditions are amended by Section 2 above) effective as of the date hereof.

(e)        No Default.  To induce the Administrative Agent and the Lenders to enter into this Agreement and to continue to make advances pursuant to the Credit Agreement (subject to the terms and conditions thereof), each Borrower Party hereby acknowledges and agrees that, as of the date hereof, and after giving effect to the terms hereof, there exists no Default or Event of Default.

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(f)        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.  This Agreement may be executed by each party on separate copies, which copies, when combined so as to include the signatures of all parties, shall constitute a single counterpart of the Agreement.

(g)        Fax or Other Transmission.  Delivery by one or more parties hereto of an executed counterpart of this Agreement via facsimile, telecopy, or other electronic method of transmission pursuant to which the signature of such party can be seen (including, without limitation, Adobe Corporation’s Portable Document Format) shall have the same force and effect as the delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.

(h)        Recitals Incorporated Herein.  The preamble and the recitals to this Agreement are hereby incorporated herein by this reference.

(i)         Section References.  Section titles and references used in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

(j)         Further Assurances.  Each Borrower Party agrees to take, at such Borrower Party’s expense, such further actions as the Administrative Agent shall reasonably request from time to time to evidence the amendments set forth herein and the transactions contemplated hereby.

(k)        Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(l)         Severability.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

(m)       Reaffirmation of Guarantors.  Each Guarantor (i) consents to the execution and delivery of this Agreement, (ii) reaffirms all of its obligations and covenants under the Credit Agreement and the other Loan Documents to which it is a party and (iii) agrees that none of its obligations and covenants shall be reduced or limited by the execution and delivery of this Agreement.

[SIGNATURES ON FOLLOWING PAGES]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:	OXFORD INDUSTRIES, INC.

	By:	/s/ K. Scott Grassmyer
	Name:	K. Scott Grassmyer
	Title:	Executive Vice President – Finance, Chief
Financial Officer and Controller

TOMMY BAHAMA GROUP, INC.

	By:	/s/ K. Scott Grassmyer
	Name:	K. Scott Grassmyer
	Title:	Vice President

GUARANTORS:	OXFORD CARIBBEAN, INC.

	By:	/s/ K. Scott Grassmyer
	Name:	K. Scott Grassmyer
	Title:	Vice President

OXFORD GARMENT, INC.

	By:	/s/ K. Scott Grassmyer
	Name:	K. Scott Grassmyer
	Title:	Vice President

OXFORD INTERNATIONAL, INC.

	By:	/s/ K. Scott Grassmyer
	Name:	K. Scott Grassmyer
	Title:	Vice President

[OXFORD – FIRST AMENDMENT]

OXFORD OF SOUTH CAROLINA, INC.

By:	/s/ K. Scott Grassmyer
Name:	K. Scott Grassmyer
Title:	Vice President

TOMMY BAHAMA BEVERAGES, LLC

By:	/s/ K. Scott Grassmyer
Name:	K. Scott Grassmyer
Title:	Vice President

TOMMY BAHAMA R&R HOLDINGS, INC.

By:	/s/ K. Scott Grassmyer
Name:	K. Scott Grassmyer
Title:	Vice President

TOMMY BAHAMA TEXAS BEVERAGES, LLC

By:	/s/ K. Scott Grassmyer
Name:	K. Scott Grassmyer
Title:	Vice President of Sole Member

VIEWPOINT MARKETING, INC.

By:	/s/ K. Scott Grassmyer
Name:	K. Scott Grassmyer
Title:	Vice President

SUGARTOWN WORLDWIDE LLC

By:	/s/ K. Scott Grassmyer
Name:	K. Scott Grassmyer
Title:	Vice President

[OXFORD – FIRST AMENDMENT]

S/T GROUP BLOCKER, INC.

By:	/s/ K. Scott Grassmyer
Name:	K. Scott Grassmyer
Title:	Vice President

GCP SOUTHERN TIDE COINVEST, INC.

By:	/s/ K. Scott Grassmyer
Name:	K. Scott Grassmyer
Title:	Vice President

S/T GROUP HOLDINGS, LLC

By:	/s/ K. Scott Grassmyer
Name:	K. Scott Grassmyer
Title:	Vice President

SOUTHERN TIDE, LLC

By:	/s/ K. Scott Grassmyer
Name:	K. Scott Grassmyer
Title:	Vice President

THE BEAUFORT BONNET COMPANY, LLC

By:	/s/ K. Scott Grassmyer
Name:	K. Scott Grassmyer
Title:	Vice President

[OXFORD – FIRST AMENDMENT]

ADMINISTRATIVE AGENT, ISSUING BANK, AND LENDER:	SUNTRUST BANK, as Administrative Agent, an Issuing Bank, a Lender, and the Swing Bank

	By:	/s/ Stephen D. Metts
Name: Stephen D. Metts
Title: Director

[OXFORD – FIRST AMENDMENT]

LENDER:	JPMORGAN CHASE BANK, N.A., as a Lender

	By:	/s/ Andrew Rossman
Name: Andrew Rossman
Title: Vice President

[OXFORD – FIRST AMENDMENT]

LENDER:	BANK OF AMERICA, N.A.,
as a Lender and an Issuing Bank

	By:	/s/ Roger Malouf
Name: Roger Malouf
Title: SVP

[OXFORD – FIRST AMENDMENT]

LENDER:	KEYBANK NATIONAL ASSOCIATION,
as a Lender

	By:	/s/ Linda Skinner
Name: Linda Skinner
Title: Vice President

[OXFORD – FIRST AMENDMENT]

LENDER:	BRANCH BANKING AND TRUST COMPANY, as a Lender

	By:	/s/ David Miller
Name: David Miller
Title: Vice President

[OXFORD – FIRST AMENDMENT]

LENDER:	CITIBANK, N.A., as a Lender

	By:	/s/ Matthew Paquin
Name: Matthew Paquin
Title: Sr. Vice President

[OXFORD – FIRST AMENDMENT]

LENDER:	PNC BANK, NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Dominic Jay
Name: Dominic Jay
Title: Assistant Vice President

[OXFORD – FIRST AMENDMENT]

EXHIBIT A

Conformed Credit Agreement

(See attached)

CUSIP: 691500AC6

CUSIP: 691500AD4 (Revolver)

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

by and among

OXFORD INDUSTRIES, INC., and

TOMMY BAHAMA GROUP, INC.,

 as the Borrowers,

THE PERSONS PARTY HERETO as the Guarantors,

THE FINANCIAL INSTITUTIONS PARTY HERETO as the Lenders,

THE FINANCIAL INSTITUTIONS PARTY HERETO AS THE ISSUING BANKS,

SUNTRUST BANK,

 AS THE ADMINISTRATIVE AGENT,

SUNTRUST ROBINSON HUMPHREY, INC.,

as a Joint Lead Arranger and a Joint Bookrunner,

JPMORGAN CHASE BANK, N.A.

 and

BANK OF AMERICA, N.A.,

as Joint Lead Arrangers, Joint Bookrunners, and Joint Syndication Agents,

and

KEYBANK NATIONAL ASSOCIATION,

as the Documentation Agent

May 24, 2016

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

INDEX

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Base Certificate
Exhibit D-1	-	Form of Collateral Access Agreement – Landlord
Exhibit D-2	-	Form of Collateral Access Agreement – Bailee
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	[Reserved]
Exhibit G	-	[Reserved]
Exhibit H	-	Form of Request for Issuance of Letter of Credit
Exhibit I	-	Form of Revolving Loan Note
Exhibit J	-	Form of Guaranty Supplement
Exhibit K	-	Form of Notice of Requested Commitment Increase
Exhibit L	-	Form of Daily Letter of Credit Report
Exhibit M	-	Form of Issuing Bank Joinder Agreement
Exhibit N	-	Form of Use Agreement

SCHEDULES

Schedule 1(a)	-	Commitment Ratios
Schedule 1(b)	-	Liens
Schedule 1(c)	-	Excluded Subsidiaries
Schedule 1(d)		Life Insurance Policies
Schedule L-1	-	Existing Letters of Credit
Schedule 5.1(c)-1	-	Subsidiaries
Schedule 5.1(c)-2	-	Partnerships/Joint Ventures
Schedule 5.1(d)	-	Outstanding Capital Stock Ownership
Schedule 5.1(h)	-	Material Contracts
Schedule 5.1(i)	-	Labor Matters
Schedule 5.1(j)	-	Taxes
Schedule 5.1(m)	-	Litigation
Schedule 5.1(o)	-	Intellectual Property; Licenses and Certifications
Schedule 5.1(t)	-	Insurance
Schedule 5.1(u)-1	-	Leased Real Property
Schedule 5.1(u)-2	-	Owned Real Property
Schedule 5.1(v)	-	Environmental Matters
Schedule 5.1(w)	-	Change of Name
Schedule 5.1(z)	-	License Agreements
Schedule 6.10	-	Location of Collateral
Schedule 6.14	-	Bank and Investment Accounts
Schedule 6.19	-	Post-Closing Covenants
Schedule 8.1	-	Funded Debt as of the Agreement Date
Schedule 8.5	-	Investments/Guaranties as of the Agreement Date
Schedule 8.6	-	Affiliate Transactions

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 24, 2016, is made by and among OXFORD INDUSTRIES, INC., a Georgia corporation (“Parent”), TOMMY BAHAMA GROUP, INC., a Delaware corporation (“TBG”; together with Parent, each referred to herein individually as a “Borrower” and, collectively, as the “Borrowers”), the Persons party hereto from time to time as Guarantors, the financial institutions party hereto from time to time as Lenders, the financial institutions party hereto from time to time as the Issuing Banks, and SUNTRUST BANK, as the Administrative Agent.

W I T N E S S E T H:

WHEREAS, the Borrowers, the Guarantors, the financial institutions party thereto from time to time as Lenders (as defined in the Existing Credit Agreement (as defined below)) and the Administrative Agent are parties to that certain Third Amended and Restated Credit Agreement, dated as of June 14, 2012 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, in connection with the Existing Credit Agreement, the Borrowers and certain of their subsidiaries executed and delivered the Security Documents (as defined in the Existing Credit Agreement) in favor of the Administrative Agent to secure the payment and performance of the Obligations (as defined under the Existing Credit Agreement);

WHEREAS, each Borrower Party (as defined herein) acknowledges and agrees that the security interests and Liens (as defined in the Existing Credit Agreement) granted to the Administrative Agent pursuant to the Existing Credit Agreement and the other Security Documents (as defined in the Existing Credit Agreement), shall remain outstanding and in full force and effect, without interruption or impairment of any kind, in accordance with the Existing Credit Agreement, and shall continue to secure the Obligations (as defined herein);

WHEREAS, each Borrower Party acknowledges and agrees that (a) the Obligations (as defined herein) represent, among other things, the amendment, restatement, renewal, extension, consolidation and modification of the Obligations (as defined in the Existing Credit Agreement) arising in connection with the Existing Credit Agreement and other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith; (b) the Borrower Parties intend that the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith and the collateral pledged thereunder shall secure, without interruption or impairment of any kind, all existing Obligations (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith, as they may be amended, restated, renewed, extended, consolidated and modified hereunder, together with all other obligations hereunder; (c) all Liens (as defined in the Existing Credit Agreement) evidenced by the Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith are hereby ratified, confirmed and continued except to the extent such Loan Documents are amended, restated, supplemented, terminated, released, satisfied or otherwise modified in connection with this Agreement; and (d) the Loan

Documents (as defined herein) are intended to restate, renew, extend, consolidate, amend and modify the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith;

WHEREAS, each party hereto intends that (a) the provisions of the Existing Credit Agreement are hereby superseded and replaced by the provisions hereof; (b) the Revolving Loan Notes (as defined herein) restate, renew, extend, consolidate, amend, modify, replace, are substituted for and supersede in their entirety, but do not extinguish, the Obligations (as defined in the Existing Credit Agreement) arising under the Revolving Loan Notes (as defined in the Existing Credit Agreement) issued pursuant to the Existing Credit Agreement; and (c) by entering into and performing their respective obligations hereunder, this transaction shall not constitute a novation or an accord and satisfaction;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated as follows:

ARTICLE 1

DEFINITIONS, ACCOUNTING PRINCIPLES AND

OTHER INTERPRETIVE MATTERS

Section 1.1      Definitions.  For the purposes of this Agreement:

“Account Debtor” shall mean any Person who is obligated to make payments in respect of an Account.

“Accounts” shall mean all “accounts,” as such term is defined in the UCC, of each Borrower Party whether now existing or hereafter created or arising, including, without limitation, (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by chattel paper (as defined in the UCC) or instruments (as defined in the UCC)) (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all of each Borrower Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Borrower Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to a Borrower Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Borrower Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Borrower Party), (e) all health care insurance receivables and (f) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“ACH Transactions” shall mean any cash management or related services for the automated clearinghouse transfer of funds by any Lender (or any Affiliate of any Lender) for the account of the Borrower Parties pursuant to agreement or overdrafts.

“Activation Event” shall have the meaning specified in Section 6.14(a).

“Activation Notice” shall have the meaning specified in Section 6.14(a).

“Administrative Agent” shall mean SunTrust Bank, acting as administrative agent for the Lender Group, and any successor Administrative Agent appointed pursuant to Section 10.7.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at SunTrust Bank, Mail Code GA-ATL-1981, 3333 Peachtree Road, 4th Floor-East Tower, Atlanta, Georgia 30326, Attention:  Asset Manager – Oxford Industries, Inc., or such other office as may be designated by the Administrative Agent pursuant to the provisions of Section 11.1.

“Administrative Borrower” shall have the meaning specified in Section 13.4.

“Administrative Questionnaire” shall mean a questionnaire substantially in the form of Exhibit A.

“Advance” or “Advances” shall mean amounts of the Loans advanced by the Lenders to, or on behalf of, the Borrowers pursuant to Section 2.2 on the occasion of any borrowing and shall include, without limitation, all Agent Advances and Swing Loans.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or that is a director, officer, manager or partner of such Person.  For purposes of this definition, “control”, when used with respect to any Person, shall mean the direct or indirect beneficial ownership of more than twenty percent (20%) of the outstanding Equity Interests of such Person.  For purposes of this definition, “officer,” when used with respect to any Person, shall mean its president, any vice president of such Person in charge of a principal business unit, division or function (such as sales, administration or finance) and any other Person who performs policy making functions for such Person.

“Agent Advances” shall have the meaning specified in Section 2.1(e).

“Aggregate Commitment Ratio” shall mean, with respect to any Lender, the ratio, expressed as a percentage, of (a) the unutilized Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding of such Lender, divided by (b) the sum of the aggregate unutilized Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances of all Lenders, which, as of the First Amendment Effective Date, are set forth (together with Dollar amounts of the Revolving Loan Commitments) on Schedule 1(a).

“Aggregate Letter of Credit Commitment” shall mean the several obligations of the Issuing Banks to issue (or arrange with a Foreign Issuer for the issuance of) Letters of Credit for the account of any Borrower Party from time to time in an aggregate face amount not to exceed $235,000,000 pursuant to the terms of this Agreement; provided,  however, the aggregate face amount of all outstanding Standby Letters of Credit (including any Existing Letters of Credit that are Standby Letters of Credit) shall not at any time exceed $40,000,000.

“Aggregate Revolving Credit Obligations” shall mean, as of any particular time, the sum of (a) the aggregate principal amount of all Revolving Loans then outstanding, plus (b) the aggregate principal amount of all Swing Loans then outstanding, plus (c) the aggregate principal amount of all Agent Advances then outstanding, plus (d) the aggregate principal amount of all Letter of Credit Obligations then outstanding.

“Agreement” shall mean this Fourth Amended and Restated Credit Agreement (as amended by the First Amendment dated as of July 31, 2019, and as the same may be further amended, modified and/or restated from time to time), together with all Exhibits and Schedules hereto.

“Agreement Date” shall mean the date as of which this Agreement is dated.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to any Borrower Party or Subsidiary of a Borrower Party from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means any and all laws, rules or regulations of any jurisdiction applicable to the Borrower Parties and their respective Subsidiaries concerning or relating to money laundering or terrorism financing, including, as applicable, (a) 18 U.S.C. §§ 1956 and 1957; and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the Patriot Act, and its implementing regulations.

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations, and orders of governmental bodies or regulatory agencies applicable, whether by law or by virtue of contract, to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Margin” shall mean that per annum rate of interest determined as follows:  with respect to each Advance and issuance of Letters of Credit, the applicable margin shall be (a) from the Agreement Date through (and including) the date two (2) Business Days after the delivery of the Borrowing Base Certificate required pursuant to Section 7.5(a) for the period ending on July 30, 2016, (i) for Eurodollar Advances, 1.25% plus the Incremental Facility Yield Adjustment, if any, (ii) for Base Rate Advances, 0.25% plus the Incremental Facility Yield Adjustment, if any, (iii) for Standby Letters of Credit, 1.25% plus the Incremental Facility Yield Adjustment, if any, and (iv) for Documentary Letters of Credit, 0.50% plus the Incremental Facility Yield Adjustment, if any, (b) from the First Amendment Effective Date through (and including) the date two (2) Business Days after the delivery of the Borrowing Base Certificate required pursuant to Section 7.5(a) for the period ending on August 3, 2019, the applicable margin shall be at Level III in the pricing grid below, and (c) thereafter, the applicable margin determined by the Administrative Agent based upon the Average Excess Availability for the fiscal quarter most recently ended (with respect to which the Borrowing Base Certificate referred to below is delivered), effective as of the first day after the Borrowing Base Certificate referred to in Section 7.5(a) is delivered by Parent to the Administrative Agent for such fiscal quarter most recently ended, expressed as a per annum rate of interest as follows:

		Applicable Margin		Letter of Credit Fee
Level	Average Excess Availability	Eurodollar Advances	Base Rate Advances	Standby Letters of Credit	Documentary Letters of Credit

I	Less than 33% of the amount of the Revolving Loan Commitment then in effect	1.50%	0.50%	1.50%	0.75%
II	Greater than or equal to 33% but less than 66% of the amount of the Revolving Loan Commitment then in effect	1.25%	0.25%	1.25%	0.50%
III	Greater than or equal to 66% of the amount of the Revolving Loan Commitment then in effect	1.00%	0.00%	1.00%	0.25%

provided, that each per annum rate of interest set forth above shall be increased by the Incremental Facility Yield Adjustment, if any.

In the event that Parent fails to timely provide the Borrowing Base Certificate referred to above in accordance with the terms of Section 7.5(a), and without prejudice to any additional rights under Section 9.2, as of the second Business Day after delivery of such Borrowing Base Certificate was due until the date two (2) Business Days following the date such Borrowing Base Certificate was delivered, the applicable margin shall be the highest pricing level (i.e. Level I).  In the event that the information contained in any Borrowing Base Certificate referred to above is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher interest rate for any period (an “Applicable Period”) than the applicable margin actually applied for such Applicable Period, then (i) Borrowers shall immediately deliver to the Administrative Agent a correct Borrowing Base Certificate for such Applicable Period, (ii) such higher applicable margin shall be deemed to have been in effect for such Applicable Period, and (iii) the Borrowers shall immediately deliver to the Administrative Agent full payment in respect of the accrued additional interest on the Loans and Letters of Credit as a result of such increased applicable margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.11 (it being understood that nothing contained in this paragraph shall limit the rights of the Administrative Agent and the other Lenders to exercise their rights under Section 2.3(b) or Section 9.2).

“Approved Freight Handler” shall mean any Freight Handler that has delivered a Lien Acknowledgement Agreement in favor of the Administrative Agent (including, without limitation, any Freight Handler that has delivered a Lien Acknowledgement Agreement in connection with the Existing Credit Agreement), so long as such Lien Acknowledgement remains in full force and effect and the Administrative Agent has not received any notice of termination with respect thereto.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity that administers or manages a Lender.

“ASC 842-40 Capital Lease Obligations” shall mean obligations that are classified as “Capital Lease Obligations” under GAAP due to the application of Accounting Standards Codification 842-40, and that, but for such regulation, would not constitute Capital Lease Obligations.

“Assignment and Acceptance” shall mean that certain form of Assignment and Acceptance attached hereto as Exhibit B, pursuant to which each Lender may, as further provided in Section 11.5, sell a portion of its Loans or Revolving Loan Commitment.

“Authorized Signatory” shall mean, with respect to any Borrower Party, such senior personnel of such Borrower Party as may be duly authorized and designated in writing to the Administrative Agent by such Borrower Party to execute documents, agreements, and instruments on behalf of such Borrower Party.

“Availability” shall mean, as of any date of determination an amount equal to the lesser of (a) the Revolving Loan Commitment on such date and (b) the Borrowing Base as most recently reported by the Borrower Parties on or prior to such date of determination.

“Available Letter of Credit Amount” shall mean, as of any particular time, an amount equal to the lesser of (a) the Aggregate Letter of Credit Commitment at such time less the aggregate amount of all Letter of Credit Obligations then outstanding and (b) Excess Availability at such time.

“Average Excess Availability” shall mean, as of any date of determination with respect to any period, the sum of daily Excess Availability on each day during the applicable period, divided by the number of days in such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product Reserves” shall mean all reserves that the Administrative Agent, from time to time, establishes in its Permitted Discretion for Bank Products then provided or outstanding.

“Bank Products” shall mean any one or more of the following types of services or facilities extended to the Borrower Parties by a Person who at the time such services or facilities were extended was a Lender (or any Affiliate of a Lender) and as to which the Administrative Borrower and the Lender (or Affiliate thereof) providing such services or facilities has designated in a written notice to the Administrative Agent that such services or facilities shall be “Bank Products” under this Agreement (and such notice has not been subsequently revoked by the Administrative Borrower and the Lender (or Affiliate thereof) providing such services or facilities): (a) any treasury or other cash management services, including (i) deposit account, (ii) automated clearing house (ACH) origination and other funds transfer, (iii) depository (including cash vault and check deposit), (iv) zero balance accounts and sweep, controlled disbursement and other ACH Transactions, (v) return items processing, (vi) controlled disbursement, (vii) positive pay, (viii) lockbox, (ix) account reconciliation and information reporting, (x) payables outsourcing, (xi) payroll processing, and (xii) supply chain finance services (including, without limitation, trade payable services and supplier accounts receivable services), (b) card services, including (i) credit card (including purchasing card and commercial card), (ii) prepaid card, including payroll, stored value and gift cards, (iii) merchant services processing, and (iv) debit card services, (c) Lender Hedge Agreements and (d) Lender Commodity Hedge Agreements.

“Bank Products Documents” shall mean all agreements entered into from time to time by the Borrower Parties in connection with any of the Bank Products and shall include the Lender Hedge Agreements and the Lender Commodity Hedge Agreements.

“Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as now or hereafter amended, and any successor statute.

“Base Rate” shall mean, for any day, a rate per annum equal to the highest of (i) the rate of interest which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time (the “Prime Rate”), (ii) the Federal Funds Rate, as in effect from time to time, plus 0.50%, (iii) the Eurodollar Rate determined on a daily basis for an Eurodollar Advance Period of one (1) month, plus 1.00% (any changes in such rates to be effective as of the date of any change in such rate), and (iv) zero percent (0.00%).  The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate, or the Eurodollar Rate will be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate, or the Eurodollar Rate.

“Base Rate Advance” shall mean an Advance which the Borrowers request to be made as a Base Rate Advance or which is converted to a Base Rate Advance, in accordance with the provisions of Section 2.2(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Blocked Account” shall have the meaning specified in Section 6.14(b).

“Blocked Account Agreement” shall mean any agreement executed by a depository bank or securities intermediary and the Administrative Agent, for the benefit of the Lender Group, and acknowledged and agreed to by the applicable Borrower Party, in form acceptable to the Administrative Agent in its sole discretion, including, without limitation, all Blocked Account Agreements entered into prior to the Agreement Date.

“Borrower” and “Borrowers” shall have the meanings specified in the preamble.

“Borrower Parties” shall mean, collectively, the Borrowers and the Guarantors; and “Borrower Party” shall mean any one of the foregoing Borrower Parties.

“Borrowing Base” shall mean, at any particular time, the sum of:

(a)        90% of Eligible Credit Card Receivables; plus

(b)        85% of Eligible Accounts; plus

(c)        90% of the appraised NOLV of Eligible Domestic Inventory (other than Eligible Canadian Inventory); plus

(d)        90% of the appraised NOLV of Eligible Canadian Inventory; plus

(e)        an amount equal to the lesser of (i) the In-Transit Inventory Limit or (ii) 90% of the appraised NOLV of Eligible In-Transit Inventory; plus

(f)        90% of the amount of Eligible L/C Inventory; plus

(g)        an amount equal to the lesser of (i) the greater of (x) 30% of Availability and (y) $90,000,000 or (ii) 50% of the appraised NOLV of Eligible Trademarks; plus

(h)        95% of the CSV of Eligible Life Insurance Policies, plus

(i)         100% of Qualified Cash; minus

(j)         any Reserves;

provided,  however, at the Borrowers’ election, the advance rate set forth in clauses (c), (d), (e), and (f) above may be increased to 92.5% for a period not to exceed three (3) consecutive months in any calendar year.

The Borrowers and the Administrative Agent may amend this definition of Borrowing Base (including any defined terms used, directly or indirectly, in this definition of Borrowing Base) to take into account any Foreign Subsidiary organized under the laws of Canada or any province thereof (excluding the Province of Quebec) that becomes a Borrower Party in accordance with the terms of Section 6.17 and to include in the Borrowing Base comparable assets and asset classes of such Foreign Subsidiary organized under the laws of Canada or any province thereof (excluding the Province of Quebec)) and the Borrowers, the Administrative Agent and the Majority Lenders may amend this definition of Borrowing Base (including any defined terms used, directly or indirectly, in this definition of Borrowing Base) to take into account any Foreign Subsidiary that becomes a Borrower Party in accordance with the terms of Section 6.17 and to include in the Borrowing Base comparable assets and asset classes of such Foreign Subsidiary); provided,  however, in each case, such assets shall not be included in the Borrowing Base calculation until the Administrative Agent receives satisfactory field exams and appraisals with respect to such assets; provided,  further, in no event shall (i) the advances rates contained in the definition of Borrowing Base be increased with respect to any comparable assets or asset classes or (ii) the eligibility criteria contained in the definition of Borrowing Base (or any definition used directly or indirectly therein) be any less restrictive, taken as a whole, than the eligibility criteria applicable to comparable assets or asset classes of the Borrower Parties organized under the laws of Canada or any province thereof (excluding the Province of Quebec) or the United States as in effect on the Agreement Date; provided,  further, no assets of any Foreign Subsidiary (other than Subsidiaries organized under the laws of Canada or any province thereof (other than the Province of Quebec) shall be included in the Borrowing Base if any Lender has provided written notice to the Borrowers and the Administrative Agent that the inclusion thereof (or the inclusion of such Foreign Subsidiary as a Guarantor) requires any Lender to obtain any license, approval or consent of any Governmental Authority that has not already been obtained.

“Borrowing Base Certificate” shall mean a certificate of an Authorized Signatory of the Administrative Borrower substantially in the form of Exhibit C.

“Business Day” shall mean any day excluding (a) Saturday, Sunday and any day which is a legal holiday under the laws of the State of Georgia and/or (b) a day on which banking institutions located in such state are closed; provided,  however, that when used with reference to a Eurodollar Advance (including the making, continuing, prepaying or repaying of any Eurodollar Advance), the term “Business Day” shall also exclude any day in which banks are not open for dealings in deposits of Dollars on the London interbank market.

“Capital Expenditures” shall mean, for any period, on a consolidated basis for the Borrower Parties and their Subsidiaries, the aggregate of all expenditures made by the Borrower Parties and their Subsidiaries during such period that, in conformity with GAAP, are required to be included in or reflected on the consolidated balance sheet as a capital asset of Parent, including, without limitation, Capitalized Lease Obligations of the Borrower Parties and their Subsidiaries, but, for the avoidance of doubt, excluding ASC 842-40 Capital Lease Obligations.

“Capitalized Lease Obligation” shall mean that portion of any obligation of a Person as lessee under a finance lease under GAAP in accordance with Accounting Standards Codification 842 (or any other successor Accounting Standards Codification), other than ASC 842-40 Capital Lease Obligations.

“Cash Equivalents” shall mean, collectively, any of the following, to the extent owned by any Borrower Party: (a) dollars, held by it from time to time in the ordinary course of business; (b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof; (c) time deposits with, or certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof; (d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any commercial paper and variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof; (e) repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer covering securities described in clauses (b) and (c) above; (f) marketable short-term money market and similar highly liquid funds substantially all of the assets of which are comprised of securities of the types described in clauses (b) through (e) above; (g) securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision, development authority or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof); (h) investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; (i) investments, classified in accordance with GAAP as current assets of the Borrowers or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000 or its equivalent, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (h) of this definition; (j) investments in money market funds access to which is provided as part of “sweep” accounts maintained with an Approved Bank; and (k) investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (i) above.

“Cash Management Bank” shall have the meaning specified in Section 6.14(a).

“Cash Management Services” shall mean any services provided from time to time by a Person who at the time such services or facilities were extended was a Lender (or an Affiliate of any Lender) to any Borrower Party in connection with operating, collections, payroll or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electric funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any Subsidiary that is a US Person all or substantially all of the assets of which consist of Equity Interests of one or more CFCs (excluding, for purposes of this assets determination, any indebtedness of such CFCs).

“Change in Control” shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of Parent to any person or “group” (within the meaning of the SEA); (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or “group” (within the meaning of the SEA) of thirty-five percent (35%) or more of the outstanding shares of the voting Equity Interests of Parent; (c) as of any date a majority of the board of directors of Parent consists (other than vacant seats) of individuals who were not either (i) directors of Parent as of the Agreement Date, (ii) selected or nominated to become directors by the board of directors of Parent of which a majority consisted of individuals described in clause (i), or (iii) selected or nominated to become directors by the board of directors of Parent of which a majority consisted of individuals described in clause (i) and individuals described in clause (ii); or (d) Parent shall cease to own and control, directly or indirectly, 100% of the outstanding Equity Interests of TBG.

“Change in Law” shall mean the occurrence, after the Agreement Date or, in the case of an assignee of a Lender (other than an Affiliate of an existing Lender), after the date on which such assignee becomes a party to this Agreement and, in the case of a Participant (other than an Affiliate of an existing Lender), after the date on which it acquires its participation, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, to the extent not prohibited by Applicable Law, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property pledged as collateral security for the Obligations pursuant to the Security Documents or otherwise, and all other property of any Borrower Party that is now or hereafter in the possession or control of any member of the Lender Group, or on which any member of the Lender Group has been granted a Lien.

“Collateral Access Agreement” shall mean any agreement of any lessor, warehouseman, processor, consignee or other Person in possession of, having a Lien upon or having rights or interests in, any of the Collateral in favor of the Administrative Agent, for the benefit of the Lender Group, substantially in the form of Exhibit D-1 or Exhibit D-2 or otherwise in form and substance satisfactory to the Administrative Agent, waiving or subordinating Liens or certain other rights or interests such Person may hold in regard to the property of any of the Borrower Parties and providing the Administrative Agent access to its Collateral.

“Commitment Increase” shall have the meaning specified in Section 2.17(a)(i).

“Commitment Increase Cap” shall have the meaning specified in Section 2.17(a)(i).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Hedge Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with commodity prices.

“Compliance Certificate” shall mean a certificate executed by an Authorized Signatory of the Administrative Borrower substantially in the form of Exhibit E.

“Confidential Information” shall have the meaning specified in Section 11.17.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Disbursement Account” shall have the meaning specified in Section 2.2(f).

“Copyright Security Agreements” shall mean, collectively, the Copyright Security Agreements made in favor of the Administrative Agent, on behalf of the Lender Group, from time to time, including, without limitation, all Copyright Security Agreements entered into prior to the Agreement Date.

“Credit Card Issuer” shall mean any Person (other than a Borrower Party) who issues or whose members issue credit cards, including without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., Novus Services, Inc., or any proprietary card issuer reasonably acceptable to the Administrative Agent.

“Credit Card Receivables” shall mean each Account together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Borrower Party resulting from charges by a customer of a Borrower Party on credit or debit cards issued or processed by such Credit Card Issuer or Credit Card Processor in connection with the sale of goods by a Borrower Party, or services performed by a Borrower Party, in each case in the ordinary course of its business.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“CSV” means, on each date of determination, the amount, as determined for each Eligible Life Insurance Policy, equal to the cash surrender value of such Eligible Life Insurance Policy.

“Customer Dispute” shall mean all instances in which (a) a customer of a Borrower has rejected or returned the goods and such return or rejection has not been accepted by such Borrower as a valid return or rejection, or (b) a customer of a Borrower has otherwise affirmatively asserted grounds for nonpayment of an Account, including, without limitation, any repossession of goods by such Borrower, or any claim by an Account Debtor of total or partial failure of delivery, set-off, counterclaim, or breach of warranty.

“Date of Issue” shall mean the date on which an Issuing Bank issues (or, at the direction of an Issuing Bank, a Foreign Issuer issues) a Letter of Credit pursuant to Section 2.15.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any Event of Default, and any of the events specified in Section 9.1 regardless of whether there shall have occurred any passage of time or giving of notice (or both) that would be necessary in order to constitute such event an Event of Default.

“Default Rate” shall mean a simple per annum interest rate equal to, (a) with respect to all outstanding principal, the sum of (i) the applicable Interest Rate Basis, plus (ii) the highest Applicable Margin, plus (iii) two percent (2.00%), and (b) with respect to all other Obligations (other than Obligations from Bank Products), the sum of (i) the Base Rate, plus (ii) the Applicable Margin applicable to Base Rate Advances plus (iii) two percent (2.00%); provided,  however, that (y) as to any Eurodollar Advance outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the then applicable Eurodollar Rate until the end of the current Eurodollar Advance Period and thereafter the Default Rate shall be based on the Base Rate as in effect from time to time and (z) as to any Base Rate Advance outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the Base Rate as in effect from time to time.

“Defaulting Lender” shall mean, subject to Section 2.18(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Administrative Borrower, the Administrative Agent or any Issuing Bank or Swing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Administrative Borrower, to confirm in writing to the Administrative Agent and the Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(c)) upon delivery of written notice of such determination to the Borrowers, each Issuing Bank, each Swing Bank and each Lender.

“Dilution” shall mean, as of any date of determination, a percentage, based upon the experience of the immediately prior twelve month period, that is the result of dividing the Dollar amount of (a) bad debt write downs, discounts, advertising allowances, credits or other dilutive items with respect to each Borrower Party’s Accounts during such period, by (b) each Borrower Party’s billings with respect to Accounts during such period.

“Dilution Reserve” shall mean, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by the amount which Dilution is in excess of five percent (5.00%), rounded down to the nearest one-tenth of a percentage point (0.10%).

“Disbursement Account” shall mean account number 8800828975 maintained at SunTrust Bank, or as otherwise designated to the Administrative Agent by the Administrative Borrower.

“Dividends” shall mean any direct or indirect distribution, dividend, or payment to any Person on account of any Equity Interests of any Borrower Party.

“Documentary Letter of Credit” shall mean a documentary Letter of Credit issued in respect of the purchase of goods or services by any Borrower Party in the ordinary course of its business.

“Dollars” or “$” shall mean the lawful currency of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary of a Borrower that is organized and existing under the laws of the US or any state or commonwealth thereof or under the laws of the District of Columbia, but shall not include any CFC Holdco.

“Dormant Subsidiary” shall mean any Subsidiary of a Borrower Party (but for the exclusion of “Excluded Subsidiaries” in the proviso of the definition of Subsidiary) that, as of any applicable date, does not conduct any business activities (other than those related to the maintenance of its existence) and has no assets or liabilities other than any de minimis assets or liabilities.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EBITDA” shall mean, with respect to the Borrowers and their Subsidiaries for any period, an amount equal to (a) EBITDAR for such period minus (b) to the extent added in determining EBITDAR for such period, Rent Expense for such period.

“EBITDAR” shall mean, with respect to the Borrowers and their Subsidiaries for any period, an amount equal to the sum of (a) Net Income for such period plus (b) to the extent deducted in determining Net Income for such period, (i) Interest Expense, (ii) income tax expense, (iii) Rent Expense, (iv) loss from extraordinary items, (v) depreciation and amortization expense and (vi) non-cash items related to (1) LIFO charges, (2) purchase accounting items, including for the avoidance of doubt inventory step-up charges, and (3) loss on debt extinguishment, in each case, determined on a consolidated basis in accordance with GAAP in each case for such period; provided,  however, that if any such calculation includes any period in which an acquisition or sale of a Person or all or substantially all of the assets of a Person occurred, then such calculation shall be made on a Pro Forma Basis.

“Eligible Accounts” shall mean, at any particular date, all Accounts of the Borrower Parties that the Administrative Agent, in the exercise of its Permitted Discretion, determines to be Eligible Accounts; provided,  however, that, without limiting the right of the Administrative Agent to establish other criteria of ineligibility, Eligible Accounts shall not include any of the following Accounts:

(a)        Accounts with respect to which more than one hundred twenty (120) days have elapsed since the original invoice therefor or sixty (60) days since the due date of the original invoice;

(b)        Accounts with respect to which any of the representations, warranties, covenants and agreements contained in Section 5.2 are not or have ceased to be complete and correct or have been breached;

(c)        Accounts with respect to which, in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason, unless the Account Debtor subsequently honors such check, note, draft, acceptance or instrument or pays such Account or part thereof paid therewith;

(d)        Accounts as to which the Borrower Party has not performed, as of the applicable date of calculation, all of its obligations then required to have been performed, including, without limitation, the delivery of merchandise or rendition of services applicable to such Accounts;

(e)        Accounts as to which any one or more of the following events has occurred with respect to the Account Debtor on such Accounts:  death or judicial declaration of incompetency of such Account Debtor who is an individual; the filing by or against such Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or  other relief under the bankruptcy, insolvency, or similar laws of the US, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by such Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for such Account Debtor or for any of the assets of such Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in Bankruptcy Code; the institution by or against such Account Debtor of any other type of Insolvency Proceeding (under the bankruptcy laws of the US or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, such Account Debtor; the sale, assignment, or transfer of all or substantially all of the assets of such Account Debtor unless the obligations of such Account Debtor in respect of the Accounts are assumed by and assigned to such purchaser or transferee; the nonpayment generally by such Account Debtor of its debts as they become due; or the cessation of the business of such Account Debtor as a going concern; provided,  however, that the foregoing shall not include post-petition Accounts of an Account

Debtor to the extent that (i) such Accounts constitute Accounts of such Account Debtor as a “debtor-in-possession” and (ii) such Accounts have been approved by the Administrative Agent in its Permitted Discretion;

(f)        Accounts of an Account Debtor for whom fifty percent (50%) or more of the aggregate Dollar amount of such Account Debtor’s outstanding Accounts are classified as ineligible under the criteria set forth in clause (a) hereof;

(g)        Accounts which represent the remaining obligations for partially paid invoices, unless the partial payments on such Accounts constitute deposits and other prepayments required by the Borrower Party as a condition to production of the goods which are the subject of such Accounts;

(h)        Accounts owed by an Account Debtor which: (i)(A) does not maintain its chief executive office or have a material presence in the US or in Canada and (B) is not organized under the laws of the US or any state or territory thereof or of Canada or any province thereof; (ii) is the government of any foreign country or sovereign state, or of any state, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Accounts are secured or payable by a letter of credit or acceptance, or insured under foreign credit insurance in each case, on terms and conditions satisfactory to the Administrative Agent in its Permitted Discretion; or (iii) is a Sanctioned Person or Sanctioned Country;

(i)         Accounts owed by an Account Debtor which is an Affiliate or employee of any Borrower Party;

(j)         Accounts which are owed by an Account Debtor to which the Borrower Party is indebted in any way, or which are subject to any right of setoff by the Account Debtor, including, without limitation, for co-op advertising, rebates, incentives and promotions, to the extent of such indebtedness or right of setoff and without duplication of any such indebtedness or right of setoff accounted for in the calculation of Dilution;

(k)        Accounts which are subject to any Customer Dispute, but only to the extent of the amount in dispute;

(l)         Accounts which are owed by the government of the US, or any department, agency, public corporation, or other instrumentality thereof (excluding Accounts owed by the Army & Air Force Exchange Service (“AAFES”), owed by The Navy Exchange Service Command (“NESC”), or owed by the Marine Corps Community Service (“MCCS”) to the extent such AAFES Accounts, NESC Accounts, or MCCS Accounts do not exceed $3,000,000), unless all required procedures for the effective collateral assignment of the Accounts under the Federal Assignment of Claims Act of 1940 have been complied with to the Administrative Agent’s reasonable satisfaction with respect to such Accounts;

(m)       Accounts which are owed by any state, municipality, territory or other political subdivision of the US, or any department, agency, public corporation, or other instrumentality thereof and as to which the Administrative Agent determines in  its Permitted

Discretion that the Administrative Agent’s security interest therein is not or cannot be perfected or cannot be enforced against the applicable Account Debtor;

(n)        Accounts which represent third-party leasing transactions;

(o)        Accounts which represent sales on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis;

(p)        Accounts which represent any contractual obligation, based on a percentage of sales or otherwise, that must be collected from the Account Debtor and paid by the Borrower Party to a third party as a “pass-through” item, but only to the extent of the amount of such pass-through;

(q)        Accounts which are evidenced by a promissory note or other instrument or by chattel paper;

(r)        Accounts as to which the applicable Account Debtor has not been sent an invoice or for which are partially billed;

(s)        Accounts with respect to which the Account Debtor is located in a state or jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the Borrower Party has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that the Borrower Party may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by the Administrative Agent to be significant in amount, and such later qualification cures any bar to access to such courts to enforce payment of such Account;

(t)         Accounts which are not a bona fide, valid and, to the best of the Borrower Parties’ knowledge, enforceable obligation of the Account Debtor thereunder;

(u)        Accounts which are owed by an Account Debtor with whom any Borrower Party has any agreement or understanding for deductions from the Accounts, except for discounts or allowances which are made in the ordinary course of business for prompt payment or volume purchases and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Accounts, or Accounts with respect to which a debit or chargeback has been issued or generated, in each case to the extent of such deduction and without duplication of any such deduction accounted for in the calculation of Dilution;

(v)        Accounts which are not subject to a valid and continuing first priority Lien in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents as to which all action necessary or desirable to perfect such security interest shall have been taken, and to which the Borrower Party has good and marketable title, free and clear of any Liens (other than Liens in favor of the Administrative Agent, for the benefit of the Lender Group, and Permitted Liens);

(w)       Accounts which are owed by an Account Debtor to the extent that such Account, together with all other Accounts owing by the same Account Debtor and its Affiliates, exceed twenty-five percent (25%) of all Eligible Accounts;

(x)        Accounts which represent rebates, refunds or other similar transactions, but only to the extent of the amount of such rebate, refund or similar transaction;

(y)        Accounts as to which a security agreement, financing statement, equivalent security or Lien instrument or continuation statement is on file or of record in any public office, except any such as may have been filed in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents, any such evidencing or relating to a Permitted Lien, and any such with respect to a Lien granted by an Account Debtor in favor of a Borrower Party; or

(z)        Accounts which constitute Eligible Credit Card Receivables.

“Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person approved by (i) the Administrative Agent, (ii) with respect to any proposed assignee of the Revolving Loan Commitment, the Issuing Banks, and (iii) unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) a Default exists, the Administrative Borrower, such approvals of the Administrative Agent, the Issuing Banks and the Administrative Borrower not to be unreasonably withheld or delayed; provided,  however, that if the consent of the Administrative Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in Section 11.5(b)), the Administrative Borrower shall be deemed to have given its consent five (5) Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Administrative Borrower prior to such fifth (5th) Business Day.  None of the Borrowers, any of their Subsidiaries, any of their Affiliates, or any Defaulting Lender, shall be an Eligible Assignee.

“Eligible Canadian Inventory” shall mean, at any particular date, Inventory that otherwise satisfies the eligibility requirements of Eligible Domestic Inventory except that it is located in Canada (excluding the Province of Quebec).

“Eligible Credit Card Receivables”  shall mean, at any particular date, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance, represents the bona fide amounts due to a Borrower  Party from a Credit Card Issuer or from a Credit Card Processor, and was originated in the ordinary course of business of such Borrower Party, and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (l) below.  Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, an Account shall indicate no Person other than a Borrower Party as payee or remittance party.  In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower Party may be obligated to rebate to a customer, a Credit Card Issuer or a Credit Card Processor pursuant to the terms of any agreement or understanding) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Borrower Party to reduce the amount of such Credit Card Receivable.  Any Credit Card Receivables meeting the foregoing criteria shall be deemed Eligible Credit Card Receivables but only as long as such Credit Card Receivable is not included within any of the following categories, in which case such Credit Card Receivable shall not constitute an Eligible Credit Card Receivable:

(a)        Credit Card Receivables which do not constitute an “Account” (as defined in the UCC);

(b)        Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale of goods or services giving rise to such Credit Card Receivables;

(c)        Credit Card Receivables with respect to which a Borrower Party does not have good, and valid title, free and clear of any Lien (other than Liens granted to the Administrative Agent and other Permitted Liens);

(d)        Credit Card Receivables that are not subject to a first priority security interest in favor of the Administrative Agent (other than Permitted Liens having priority over the Lien of the Administrative Agent under Applicable Law) (it being the intent that chargebacks in the ordinary course by such Credit Card Processors and Credit Card Issuers shall not be deemed violative of this clause);

(e)        Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (but only to the extent of such claim, counterclaim, offset or chargeback);

(f)        Credit Card Receivables as to which the Credit Card Processor has the right under certain circumstances to require a Borrower Party to repurchase the Accounts from such Credit Card Processor;

(g)        Credit Card Receivables due from a Credit Card Issuer or Credit Card Processor of the applicable credit card which is the subject of any bankruptcy or Insolvency Proceedings;

(h)        Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer with respect thereto;

(i)         Credit Card Receivables which do not conform in all material respects to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables;

(j)         Credit Card Receivables which are evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the

Administrative Agent and, to the extent necessary or appropriate, endorsed to the Administrative Agent;

(k)        Credit Card Receivables arising from the use of a private label credit card (i.e., any Credit Card Receivable where a Borrower Party or an Affiliate of a Borrower Party is the Credit Card Issuer); or

(l)         Credit Card Receivables arising from the use of a “co-branded” credit card which are deemed ineligible for inclusion in the Borrowing Base by the Administrative Agent in the exercise of its Permitted Discretion.

“Eligible Domestic Inventory” shall mean, as of any particular date, the portion of the Inventory of each Borrower Party that the Administrative Agent, in the exercise of its Permitted Discretion, determines to be Eligible Domestic Inventory; provided,  however, that without limiting the right of the Administrative Agent to establish other criteria of ineligibility, Eligible Domestic Inventory shall not include any of the following Inventory:

(a)        Inventory that is not owned solely by a Borrower Party;

(b)        Inventory that does not conform to all of the warranties and representations regarding the same which are set forth in this Agreement or any of the other Loan Documents;

(c)        Inventory that is not located at a Permitted Location in the US;

(d)        Inventory that is subject to any asserted claim of reclamation, Lien, adverse claim, interest or right (other than Liens in favor of the Administrative Agent, Permitted Liens (so long as such Permitted Liens are subordinated to the Liens in favor of the Administrative Agent and do not secure Indebtedness for borrowed money), and claims, interests, rights or other encumbrances arising from a licensing, patent, royalty, trademark, trade name or copyright agreement with a third party so long as, if requested by the Administrative Agent in its Permitted Discretion, any such Inventory is subject to a Licensor Consent) of any other Person, but solely to the extent of the amount of such Lien, claim, interest or right;

(e)        Inventory that has been consigned for sale to or by any Person;

(f)        Inventory that is not in good condition or does not meet all standards imposed by any Person having regulatory authority over such goods or their use and/or sale, or Inventory that is not currently saleable in the normal course of a Borrower Party’s business;

(g)        Inventory that consists of work-in-process;

(h)        Inventory scheduled for return to vendors, Inventory which is obsolete or slow-moving (for purposes of this subsection, what constitutes “obsolete or slow-moving” Inventory shall be determined by the Administrative Agent in its Permitted Discretion), display items, packaging materials, labels or name plates or similar supplies;

(i)         Inventory that is not personal property in which a Borrower Party has granted a valid and continuing first priority Lien in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents, or as to which all action necessary to perfect such security interest has not been taken;

(j)         Inventory that is covered, in whole or in part, by any security agreement, financing statement, equivalent security or Lien instrument or continuation statement which is on file or of record in any public office, except (i) such as may have been filed in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents or (ii) such as may have been filed with respect to Permitted Liens;

(k)        Inventory which constitutes In-Transit Inventory or Eligible L/C Inventory;

(l)         Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party requiring the payment of royalties or fees or requiring the consent of the licensor for a sale thereof by the Administrative Agent and is not subject to a Licensor Consent that has been requested by the Administrative Agent in its Permitted Discretion; and

(m)       Inventory that is acquired from a Sanctioned Person.

“Eligible Inventory” shall mean, collectively, Eligible Domestic Inventory, Eligible Canadian Inventory, Eligible In-Transit Inventory and Eligible L/C Inventory.

“Eligible In-Transit Inventory” means (a) Eligible Permitted Location In-Transit Inventory in an aggregate amount not to exceed $15,000,000 and (b) all other finished goods which constitute In-Transit Inventory (without duplication of any Eligible Permitted Location In-Transit Inventory, Eligible L/C Inventory, Eligible Canadian Inventory or Eligible Domestic Inventory) owned by any Borrower Party, which such Inventory is in transit to a Borrower Party’s location in the US or Canada (excluding the Province of Quebec) or to a customer of a Borrower Party that will take delivery of such Inventory at the port of destination located in the US or Canada (excluding the Province of Quebec) and as to which such In-Transit Inventory: (i) shall be the subject of a bill of lading or a cargo receipt that (A)(x) in the case of a negotiable bill of lading or negotiable cargo receipt, is consigned to the Administrative Agent or an Issuing Bank (either directly or by means of endorsement) or (y) in the case of a non-negotiable bill of lading or non-negotiable cargo receipt, is consigned to the Administrative Agent or an Issuing Bank (either directly or by means of endorsements) or to a Borrower Party if such bill of lading or cargo receipt shall state “[Name of applicable Borrower Party], subject to the security interest of SunTrust Bank, as agent, Mail Code GA-ATL-1981, 3333 Peachtree Road, 4th Floor-East Tower, Atlanta, Georgia 30326, Attention:  Asset Manager – Oxford Industries, Inc.” thereon and (B) was issued by the carrier respecting the subject In-Transit Inventory, (ii) is insured in accordance with Section 6.5, (iii) with respect to In-Transit Inventory that is subject to a non-negotiable bill of lading or non-negotiable cargo receipt, such In-Transit Inventory shall be in the physical possession of an Approved Freight Handler and (iv) would not be deemed ineligible for inclusion in the Borrowing Base under clauses (a), (b), (d) (other than in respect of any possessory Lien of the related common carrier or any Lien in favor of a related Approved Freight

Handler), (e), (f), (g), (h), (i), (j), (l) or (m) of the definition of Eligible Domestic Inventory, treating such eligibility criteria as applicable to such In-Transit Inventory.  Upon the request of the Administrative Agent, the Borrower Parties shall promptly deliver to the Administrative Agent copies of all such bills of lading or cargo receipts

“Eligible L/C Inventory” shall mean an amount equal to the aggregate face amount of all Documentary Letters of Credit (other than Letters of Credit covering Eligible In-Transit Inventory, Eligible Canadian Inventory or Eligible Domestic Inventory) issued and outstanding on behalf of a Borrower Party in connection with the purchase of goods that would constitute Eligible Domestic Inventory, Eligible Canadian  Inventory or Eligible In-Transit Inventory upon delivery to the applicable Borrower Party, or would result in Eligible Accounts upon sale, (and to the extent such goods underlying any such Documentary Letters of Credit are in the possession of a Freight Handler, such Freight Handler is an Approved Freight Handler) excluding the portion of the face amount of any Documentary Letter of Credit relating to goods that are or are to become Inventory which are scheduled to be shipped by the seller or manufacturer more than sixty (60) days after such date of determination.

“Eligible Life Insurance Policies” shall mean, at any particular date, all Life Insurance Policies owned by the Borrowers that the Administrative Agent, in the exercise of its Permitted Discretion, determines to be Eligible Life Insurance Policies; provided,  however, that, without limiting the right of the Administrative Agent to establish other criteria of ineligibility, Eligible Life Insurance Policies shall not include any Life Insurance Policy:

(a)        which is not in full force and effect with all premiums due having been paid in full;

(b)        which is not owned by a Borrower;

(c)        the sole beneficiary of which is not a Borrower;

(d)        which is not in a form approved by the Administrative Agent;

(e)        which has not been collaterally assigned by the applicable Borrower to the Administrative Agent to secure repayment of the Obligations pursuant to a Life Insurance Assignment in form and substance reasonably satisfactory to the Administrative Agent, and which has been executed by a Borrower and the issuing life insurance company (or for which evidence of recordation with the issuing life insurance company and such other assurances as may be reasonably requested by the Administrative Agent has been provided in form and substance satisfactory to the Administrative Agent);

(f)        which is subject to a currently effective assignment by any Borrower to any Person (other than the Administrative Agent);

(g)        the existence and cash surrender value of which have not been certified in the most recent Borrowing Base Certificate;

(h)        which has any policy loans or advances outstanding against such Life Insurance Policy;

(i)         which has been revoked or challenged by the issuing life insurance company; or

(j)         which is not a whole life insurance policy issued by an insurance company that is rated “A” or better by AM Best & Co.

Any Life Insurance Policy that is not an Eligible Life Insurance Policy shall nevertheless be part of the Collateral.  For avoidance of doubt, any Life Insurance Policy determined ineligible under more than one clause above shall be calculated without duplication.

“Eligible Permitted Location In-Transit Inventory” shall mean Inventory of a Borrower Party that (a) is currently in transit (whether by vessel, air or land) from (i) a Permitted Location of a Borrower Party in the United States or Canada to (ii) a Permitted Location of a Borrower Party in the United States or Canada, so long as such Inventory remains in a jurisdiction where all necessary actions have been taken to perfect the Administrative Agent’s Lien on such Inventory (including all PPSA filings), as reasonably determined by the Administrative Agent and (b) would not be deemed ineligible for inclusion in the Borrowing Base under clauses (a), (b), (d) (other than in respect of any possessory Lien of the related common carrier or any Lien in favor of a related Approved Freight Handler), (e), (f), (g), (h), (i), (j), (l) or (m) of the definition of Eligible Domestic Inventory.

“Eligible Trademarks” shall mean, at any particular date, (a) all United States registered trademarks and trademark applications owned by TBG (and all United States registered copyrights related thereto and used in connection therewith) and all United States registered trademarks and trademark applications owned by Sugartown (and all United States registered copyrights related thereto and used in connection therewith), (b) at the option of the Borrowers, any other United States registered trademarks or trademark applications owned by any Borrower Party and (c) at the option of the Borrowers, any trademarks or trademark applications owned by any Borrower Party and registered in the Canadian Intellectual Property Office, in each case, that satisfies the following criteria at the time of determination: (i) the Administrative Agent shall have been granted a first priority lien on such trademarks, trademark applications and copyrights and (ii) the Administrative Agent shall have received appraisals of such trademarks, trademark applications and copyrights in form and substance reasonably satisfactory to the Administrative Agent completed within one month prior to, on, or after the Agreement Date by an appraiser selected by the Administrative Agent and such annual appraisals, if any, of such trademarks, trademark applications and copyrights as are required pursuant to Section 6.7.

“Environmental Laws” shall mean, collectively, any and all applicable federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including without limitation, Hazardous Materials or human health, as now or may at any time during the term of this Agreement be in effect.

“Equity Interests” shall mean, as applied to any Person, any capital stock, membership interests, partnership interests or other equity interests of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect on the Agreement Date and as such Act may be amended thereafter from time to time.

“ERISA Affiliate” shall mean, with respect to any Borrower Party, any trade or business (whether or not incorporated) that together with such Borrower Party, are treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean, with respect to any Borrower Party or any ERISA Affiliate, (a) a Reportable Event; (b) the withdrawal of any Borrower Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the complete or partial withdrawal of any Borrower Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a Title IV Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA, or a reasonably credible written notification of such reorganization or insolvency sent pursuant to Section 4242 or 4245 of ERISA; (g) the failure by any Borrower Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (h) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (i) the revocation of a Plan’s tax-qualified status under Code Section 401(a); (j) the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (k) a Title IV Plan is in “at risk status” within the meaning of Code Section 430(i); or (l) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Code Section 432(b).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Advance” shall mean an Advance which the Administrative Borrower requests to be made as a Eurodollar Advance or which is continued as or converted to a Eurodollar Advance, in accordance with the provisions of Section 2.2(c).

“Eurodollar Advance Period” shall mean, for each Eurodollar Advance, each one (1), two (2), three (3), or six (6) month period (or, if acceptable to the Administrative Agent, with respect to each Eurodollar Advance made on the Agreement Date, a period shorter than one (1) month), as selected by the Administrative Borrower pursuant to Section 2.2(c), during which the applicable Eurodollar Rate (but not the Applicable Margin) shall remain unchanged.  Notwithstanding the foregoing, however: (a) any applicable Eurodollar Advance Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Eurodollar Advance Period shall end on the next preceding Business Day; (b) any applicable Eurodollar Advance Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Eurodollar Advance Period is to end shall (subject to clause (a) above) end on the last day of such calendar month; and (c) no Eurodollar Advance Period shall extend beyond the Maturity Date or such earlier date as would interfere with the repayment obligations of the Borrowers under Section 2.6.

“Eurodollar Rate” shall mean, with respect to each Eurodollar Advance Period for a Eurodollar Loan, (i) the rate per annum equal to the London interbank offered rate for deposits in Dollars appearing on Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Eurodollar Advance Period, with a maturity comparable to such Eurodollar Advance Period, divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) expressed as a decimal (rounded upward to the next 1/100th of 1%) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in  Dollars in an amount equal to the amount of such Eurodollar Advances are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time), two (2) Business Days prior to the first day of such Eurodollar Advance Period.  For purposes of this Agreement, the Eurodollar Rate will not be less than zero percent (0%).

“Event of Default” shall mean any of the events specified in Section 9.1, provided that any requirement for notice or lapse of time, or both, has been satisfied.

“Excess Availability” shall mean, as of any date of determination, the amount (if any) by which (a) the lesser of (i) the Revolving Loan Commitment, and (ii) the Borrowing Base as most recently reported by the Borrower Parties on or prior to such date of determination, exceeds (b) the Aggregate Revolving Credit Obligations on such date of determination.

“Excluded Deposit Accounts” shall mean, collectively, (i) each disbursement account that has a balance no greater than the amount necessary to cover outstanding checks drawn on such account, (ii) petty cash deposit accounts for retail stores that have a balance (determined on an average basis for all retail stores as of any date of determination) no greater than $5,000 per retail store, (iii) any employee benefit trust account, so long as the balance therein does not exceed as of any date of determination the Administrative Borrower’s estimate of employee benefit claims to be paid in the remaining portion of such fiscal year (or, with respect to any date of determination in the last fiscal month of any fiscal year, the Administrative Borrower’s estimate of employee benefit claims to be paid in the remaining portion of such fiscal year and during the next succeeding fiscal year) from such date of determination (provided, that at any time that a Default exists, Borrower Parties shall not deposit additional funds into such account except to the extent necessary to pay accrued and unpaid employee benefit claims that are then due and payable) and (iv) other deposit accounts with balances not to exceed $5,000,000 in the aggregate.

“Excluded Subsidiary” shall mean any Subsidiary of a Borrower Party (but for the exclusion of “Excluded Subsidiaries” in the proviso of the definition of Subsidiary) that (i) is not a Wholly Owned Subsidiary of a Borrower Party, (ii) is (or whose parent is) prohibited from executing a Guaranty Supplement, granting a Lien in favor of the Administrative Agent as required under Section 6.17 or having its Equity Interest pledged to secure the Obligations by applicable law, rule, regulation or contract (so long as any such contractual restriction was not entered into in contemplation hereof) or which would require any consent, approval, license or authorization of, or prior notice to, a Governmental Authority which has not been obtained, (iii) is a Dormant Subsidiary or (iv) the Administrative Agent and the Administrative Borrower agree that the cost (including any tax cost), burden, difficulty or consequence of providing a Guarantee is excessive in relation to the value afforded thereby. As of the First Amendment Effective Date, the only Excluded Subsidiary is Oxford Industries Foundation, Inc.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Lender Hedge Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Lender Hedge Obligation (or any Guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Lender Hedge Obligation.  If a Lender Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Lender Hedge Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Administrative Borrower under Section 11.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 12.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 12.5(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning ascribed to such term in the recitals to this Agreement.

“Existing Letters of Credit” shall mean the letters of credit listed on Schedule L-1.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements with respect thereto.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. For purposes of this Agreement the Federal Funds Rate shall not be less than zero percent (0%).

“Fee Letter” shall mean that certain fee letter dated as of June 26, 2019, by and among SunTrust Bank, SunTrust Robinson Humphrey, Inc., and the Parent.

“FILO Tranche” shall have the meaning specified in Section 2.17(c).

“Financial Covenant” shall mean the financial covenant applicable to the Borrower Parties from time to time pursuant to Section 8.8.

“First Amendment Effective Date” shall mean July 31, 2019.

“Fixed Charge Coverage Ratio” shall mean, with respect to the Borrowers and their Subsidiaries on a consolidated basis for any period, calculated on a Pro Forma Basis during such period, the ratio of (a) the greater of (i) (x) EBITDAR for such period minus (y) the sum of (A) Capital Expenditures made during such period and not financed with the proceeds of Funded Debt (other than the proceeds of a Loan) and (B) cash income taxes paid during such period (provided that, at the option of the Borrowers, cash income taxes payable on account of any gain from the sale or other disposition of any asset may be deemed to have been paid in the period during which such sale or other disposition occurred, and any cash income taxes paid on account of any gain from such sale or other disposition shall be included in this clause (B) when paid to the extent in excess of the amount of taxes that were included in the period during which such sale or other disposition occurred), or (ii) zero, to (b) Fixed Charges.

“Fixed Charges” shall mean, for Borrowers and their Subsidiaries for any period, the sum (without duplication) of (a) Interest Expense for such period, (b) Rent Expense for such period, (c) scheduled principal payments made on Total Funded Debt during such period (which, for purposes of clarification, exclude prepayments under the Revolving Loans), (d) Restricted Payments (other than (1) Dividends paid in kind, (2) Restricted Payments paid during fiscal year

2013 permitted pursuant to Section 8.4(c) in an aggregate amount not to exceed $15,000,000, and (3) Restricted Payments paid during any fiscal year, commencing with fiscal year 2016, and continuing thereafter, permitted pursuant to Section 8.4(c) in an aggregate amount not to exceed $10,000,000 per fiscal year) to holders of Equity Interests paid by Parent during such period and (e) any cash payments for earn-outs or contingent consideration arising from acquisitions permitted pursuant to Section 8.7(d) to the extent such payments exceed amounts deducted with respect to such earn-outs or contingent consideration in determining Net Income or EBITDAR for the current and all prior periods.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and  the Flood Disaster Protection Act of 1973), as now or hereafter in effect or any successor statute thereto,  (ii) the  Flood Insurance Reform Act of 2004, as now or hereafter in effect or any successor statute thereto and (iii) the Biggert–Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing  or interpreting any of the foregoing, as amended or modified from time to time.

“Foreign IP Transfer” shall mean the sale, disposition or other transfer by one or more of the Borrower Parties of any foreign patents, trademarks, service marks or copyrights and any licenses and other rights related thereto, including without limitation the right to sue for past, present and future infringement thereof and the goodwill associated with any trademarks and service marks, and so long as (a) such sale, disposition or other transfer is for fair market value (provided that a capital contribution to a Wholly-Owned Subsidiary of a Borrower Party shall be deemed to be for fair market value), (b) such sale, disposition or other transfer is made to a Foreign Subsidiary that is a Wholly Owned Subsidiary of a Borrower Party, and such Wholly-Owned Subsidiary is directly owned by a Borrower Party and the Equity Interests of such Foreign Subsidiary have been pledged to the Administrative Agent in accordance with Section 6.17 unless such direct ownership or pledge is prohibited by Applicable Law, would impose material taxes that otherwise would not be payable, materially increase taxes, or otherwise thwart or materially impair a tax objective or benefit expected to be obtained or available as a result of such sale, disposition or other transfer, (c) no Default or Event of Default shall have occurred and be continuing or result therefrom and (d) a senior officer of Parent shall have delivered a certificate to the Administrative Agent certifying that any such sale, disposition or other transfer satisfies the conditions of clauses (a), (b) and (c) above. For the avoidance of doubt, any trademark registered at the Canadian Intellectual Property Office sold, disposed of or transferred shall not be an Eligible Trademark.

“Foreign Issuer” shall mean any foreign bank engaged by an Issuing Bank to issue Documentary Letters of Credit on behalf of such Issuing Bank so long as (a) such foreign bank has agreed to hold any and all documents, instruments or other Collateral in its possession in connection with the issuance of any Documentary Letter of Credit as bailee on behalf of the Administrative Agent to perfect the Administrative Agent’s security interest in such documents, instruments or other Collateral and (b) the agreement between such Issuing Bank and the Foreign Issuer is satisfactory to the Administrative Agent in its reasonable discretion.

“Foreign Lender” shall mean (a) if any Borrower is a US Person, a Lender that is not a US Person, and (b) if any Borrower is not a US Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” shall mean any Subsidiary of a Borrower Party that does not constitute a Domestic Subsidiary.

“Freight Handler” shall mean any freight forwarder, customs broker, customs agent, shipper, shipping company or similar Person utilized by a Borrower Party from time to time in connection with the importation or transportation of Inventory.

“Fund” shall mean any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” of any Person shall mean, without duplication, (i) obligations of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person in respect of the deferred purchase price of property or for services (other than (1) trade payables incurred in the ordinary course of business on terms customary in the trade and (2) earn-outs, contingent consideration and other deferred purchase price obligations arising from acquisitions permitted by Section 8.7(d)), (iv) obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such person, (v) Capitalized Lease Obligations of such Person, (vi) obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) guaranties by such Person of the type of indebtedness described in clauses (i) through (vi) above, (viii) all indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interest of such Person, (x) off-balance sheet liability retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries and (xi) obligations under any Hedge Agreement.

“Funding Borrower Party” shall have the meaning specified in Section 13.5(b).

“Funding Losses” shall mean expenses incurred by any Lender or any Participant of such Lender permitted hereunder in connection with the re-employment of funds prepaid, repaid, not borrowed, or paid, as the case may be, and any lost profit of such Lender or any Participant of such Lender over the remainder of the Eurodollar Advance Period for such prepaid Advance.  For purposes of calculating amounts payable to a Lender hereunder with respect to Funding Losses, each Lender shall be deemed to have actually funded its relevant Eurodollar Advance through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Eurodollar Advance and having a maturity and repricing characteristics comparable to the relevant Eurodollar Advance Period; provided,  however, that each Lender may fund each of its Eurodollar Advances in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable hereunder.

“GAAP” shall mean generally accepted accounting principles and practices in the United States set forth from time to time in the opinions and pronouncements of the Financial Accounting Standards Board and the American Institute of Certified Public Accountants (or agencies with similar functions of comparable stature and authority within the United States accounting profession including, without limitation, the SEC); provided,  however, that all calculations relative to liabilities shall be made without giving effect to ASC 825-10 or any similar principal or practice with respect to fair value accounting of liabilities.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity to the extent exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantors” shall mean, collectively, the Subsidiary Guarantors and any other Person that has executed a Guaranty Supplement or other document guaranteeing the Obligations; and “Guarantor” shall mean any one of the foregoing Guarantors.

“Guaranty” or “guaranteed,” as applied to an obligation, whether contingent or otherwise (each a “primary obligation”), shall mean and include (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and any obligation of any Person, whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of such primary obligation or (B) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (iv) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof.  All references in this Agreement to “this Guaranty” shall be to the Guaranty provided for pursuant to the terms of Article 3.

“Guaranty Supplement” shall have the meaning specified in Section 6.17.

“Hazardous Materials” shall mean any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), and friable asbestos containing materials defined or regulated as such in or under any Environmental Law.

“Hedge Agreement” shall mean any and all transactions, agreements or documents now existing or hereafter entered into between or among any Borrower Party, on the one hand, and a third party, on the other hand, which provides for an interest rate, credit or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Borrower Party’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations, including, without limitation, any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Incremental Facility Yield Adjustment” shall mean an increase in the all-in pricing charged on the Loans applicable under the following conditions: if the all-in pricing being charged on the Commitment Increase is greater than the all-in pricing being charged on the Loans by more than fifty (50) basis points per annum, then the all-in pricing on the Loans shall be increased (whether by the payment of fees or increase of the Applicable Margin, at the option of the Borrowers) such that the all-in pricing charged on the Loans shall be fifty (50) basis points per annum below the all-in pricing for the Commitment Increase; provided, that the Applicable Margin with respect to all Loans, including the Commitment Increase, shall be the same for all Lenders.  As used herein, “all-in pricing” shall refer to the interest rates and upfront fees, equated to an increase in interest rates (based on an assumed 4-year average life to maturity), payable by the Borrowers on account of the Loans or Commitment Increase, as applicable, in a manner determined by the Administrative Agent.

“Indemnified Person” shall mean each member of the Lender Group, each Affiliate thereof and each of their respective employees, partners, representatives, officers, agents, legal counsel, advisors, consultants and directors.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state, federal or non-US bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Interest Expense” shall mean, for Borrowers and their Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense including, without limitation, the interest component in respect of Capitalized Lease Obligations for such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) under Hedge Agreements with respect to interest rates during such period (whether or not actually paid or received during such period).

“Interest Rate Basis” shall mean the Base Rate or the Eurodollar Rate, as applicable.

“In-Transit Inventory” shall mean Inventory of a Borrower Party that is currently in transit (whether by vessel, air or land) from (i) a location outside the United States or Canada to a location in the United States or Canada (other than the Province of Quebec) or (ii) a location in the United States or Canada to another location in the United States or Canada (other than the Province of Quebec).

“In-Transit Inventory Limit” shall mean (i) during Parent’s fiscal months of December, January and February, $65,000,000 and (ii) at all other times, $55,000,000.

“Inventory” shall mean all “inventory,” as such term is defined in the UCC, of each Borrower Party, whether now existing or hereafter acquired, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of a Borrower Party for sale or lease or are furnished or are to be furnished (but only when so furnished) under a contract of service, goods that are leased by a Borrower Party as lessor, or that constitute raw materials, samples, work-in-process, finished goods, returned goods, promotional materials or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Borrower Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment” shall mean, with respect to any Person, any loan, advance or extension of credit by such Person to, or any Guaranty with respect to the Equity Interests, Funded Debt or other obligations of, or any contributions to the capital of, any other Person, or any ownership, purchase or other acquisition by such Person of any Equity Interests of any other Person, other than any acquisition of all or substantially all of the Equity Interests of a Person.

“Issuing Bank Joinder Agreement” shall have the meaning specified in Section 2.15(i).

“Issuing Banks” shall mean (a) SunTrust Bank, (b) Bank of America, N.A., and (c) any other Person (consented to by the Administrative Agent and the Administrative Borrower) who hereafter may be designated as an Issuing Bank pursuant to an Assignment and Acceptance or pursuant to an Issuing Bank Joinder Agreement; provided,  however, under no circumstances shall there be more than four (4) Issuing Banks at any one time.

“Lender Commodity Hedge Agreement” shall mean any and all Commodity Hedge Agreements now existing or hereafter entered into between or among any Borrower Party, on the one hand, and any Person that is a Lender (or an Affiliate of a Lender) at the time such Commodity Hedge Agreement was entered into, on the other hand.

“Lender Group” shall mean, collectively, the Administrative Agent, the Issuing Banks and the Lenders.  In addition, if any Person ceases to be a Lender, then for any Lender Hedge Agreement entered into by any Borrower Party with such Person while it was a Lender, such Person shall be a deemed to be a member of the Lender Group for purposes of determining the secured parties under any Security Documents.

“Lender Hedge Agreement” shall mean any and all Hedge Agreements now existing or hereafter entered into between or among any Borrower Party, on the one hand, and any Person that is a Lender (or an Affiliate of a Lender) at the time such Hedge Agreement was entered into, on the other hand.

“Lender Hedge Obligations” shall mean any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of any Borrower Party or any of their respective Subsidiaries arising under, owing pursuant to, or existing in respect of Lender Hedge Agreements.

“Lenders” shall mean those lenders whose names are set forth on the signature pages to this Agreement under the heading “Lenders” and any assignees of the Lenders who hereafter become parties hereto pursuant to and in accordance with Section 11.5; and “Lender” shall mean any one of the foregoing Lenders.

“Letter of Credit Commitment” shall mean, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue, or arrange for the issuance of, Letters of Credit pursuant to the terms of this Agreement in an aggregate face amount from time to time not to exceed the amount set forth on Schedule 1(a) or any applicable Assignment and Acceptance; provided,  however, the aggregate face amount of all outstanding Standby Letters of Credit shall not at any time exceed $40,000,000.

“Letter of Credit Obligations” shall mean, at any time, the sum of (a) an amount equal to one hundred percent (100%) of the aggregate undrawn and unexpired stated amount (including the amount to which any such Letter of Credit can be reinstated pursuant to its terms) of the then outstanding Letters of Credit, plus (b) an amount equal to one hundred percent (100%) of the aggregate drawn, but unreimbursed drawings of any Letters of Credit (excluding, for the avoidance of doubt, such drawings that have been reimbursed with Advances made pursuant to Section 2.15(e)).

“Letter of Credit Reserve Account” shall mean any account maintained by the Administrative Agent for the benefit of any Issuing Bank, the proceeds of which shall be applied as provided in Section 9.2(d).

“Letters of Credit” shall mean (a) either Standby Letters of Credit or Documentary Letters of Credit issued by Issuing Banks or arranged by an Issuing Bank for the account of any Borrower Party from time to time in accordance with Section 2.15 and (b) the Existing Letters of Credit.

“Leverage Ratio” shall mean, with respect to Parent and its Subsidiaries on a consolidated basis, the ratio determined on a Pro Forma Basis for the period of four fiscal quarters most recently ended of (a) Funded Debt (excluding Funded Debt of the type described in subsection (xi) of the definition of Funded Debt), as of the last day of such period, to (b) EBITDA for such period.

“License Agreement” shall mean any license agreement or other agreement between a Borrower Party and a Person duly holding rights in a trademark, trade name or service mark pursuant to which such Borrower Party is granted a license to use such trademark, trade name or service mark on Inventory of such Borrower Party.

“Licensor Consent Agreement” shall mean an agreement among the applicable Borrower Party, the Administrative Agent and the applicable licensor in form and substance reasonably acceptable to the Administrative Agent pursuant to which, among other things, the licensor acknowledges the Lien of the Administrative Agent in the Inventory that is subject to the applicable License Agreement and agrees to permit the Administrative Agent to sell the Inventory that is subject to the License Agreement upon and during the continuance of an Event of Default.

“Lien” shall mean, with respect to any property, any mortgage, lien, pledge, assignment for security purposes, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, any documents, notice, instruments or other filings under the Federal Assignment of Claims Act of 1940, or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.

“Lien Acknowledgement Agreement” shall mean an agreement between a Freight Handler and the Administrative Agent, in form and substance satisfactory to the Administrative Agent, pursuant to which, among other things, the Freight Handler (a) acknowledges the Lien of the Administrative Agent in the Collateral in the possession of the Freight Handler and any documents evidencing same, (b) agrees to hold any documents of title evidencing the Collateral as Administrative Agent’s agent and bailee for purposes of perfecting the Administrative Agent’s Lien on such Collateral and (c) if so instructed by the Administrative Agent, agrees to return to the Administrative Agent or otherwise deliver at its direction, all of the Collateral in its custody, control or possession.

“Life Insurance Assignments” shall mean, collectively, any assignment, collateral assignment, agreement, instrument, and/or document reasonably acceptable to the Administrative Agent pursuant to which the Administrative Agent has been granted a Lien on the rights of a Borrower under any Life Insurance Policy.

“Life Insurance Policies” shall mean, collectively, each life insurance policy that the Borrowers have elected to subject to a Life Insurance Assignment and that is listed on Schedule 1(d) (as the such Schedule 1(d) may be updated from time to time by the Borrowers with the consent of the Administrative Agent), together with any replacements or substitutions therefor; provided,  however, that any life insurance policy that has been released pursuant to Section 10.15 shall not constitute a Life Insurance Policy hereunder; and provided,  further,  however, for the avoidance of doubt, Trust Life Insurance Policies shall not constitute “Life Insurance Policies” hereunder.

“Loan Account” shall have the meaning specified in Section 2.7(b).

“Loan Documents” shall mean this Agreement, any Revolving Loan Notes, the Security Documents, the Blocked Account Agreements, the Fee Letter, the Guaranty Supplements, all reimbursement agreements relating to Letters of Credit issued hereunder, all Lien Acknowledgement Agreements, all Collateral Access Agreements, all Compliance Certificates,

all Requests for Advance, all Requests for Issuance of Letters of Credit, all Notices of Conversion/Continuation, all Notices of Requested Commitment Increase, all Borrowing Base Certificates, all documents executed in connection with the Federal Assignment of Claims Act of 1940 (if any), and all other documents, lockbox agreements, instruments, certificates, and agreements executed or delivered by a Borrower Party in connection with or contemplated by this Agreement, including, without limitation, any security agreements or guaranty agreements from any Borrower’s Subsidiaries to the Lender Group, or any of them; provided,  however, that, notwithstanding the foregoing, none of the Bank Product Documents shall constitute Loan Documents.

“Loans” shall mean, collectively, the Revolving Loans, the Swing Loans and the Agent Advances.

“Majority Lenders” shall mean, as of any date of calculation, Lenders the sum of whose unutilized Revolving Loan Commitments plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding on such date of calculation exceeds fifty percent (50%) of the sum of the aggregate unutilized Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding of all of the Lenders as of such date of calculation; provided, Defaulting Lenders and their portion of the Revolving Loan Commitment, Loans and participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances shall be excluded for purposes of determining “Majority Lenders” hereunder.

“Margin Stock” shall have the meaning specified in Section 5.1(r).

“Master Collection Account” means the master deposit account established or maintained by a Borrower at SunTrust Bank (or other bank acceptable to Administrative Agent), which deposit account shall be utilized solely for purposes of aggregating all payments made by Borrowers’ Account Debtors and all other Proceeds of Collateral and over which Administrative Agent shall have control (as defined under the UCC).

“Material Contracts” shall mean, collectively, all contracts, leases, instruments, guaranties, licenses or other arrangements (other than the Loan Documents) to which any Borrower Party or any Subsidiary of a Borrower Party is or becomes a party and which are required to be filed with the SEC under Item 601(b)(4) or 601(b)(10) of Regulation S-K (other than those required to be filed as a result of Item 601(b)(10)(ii)(A), 601(b)(10)(iii)(A) or 601(b)(10)(iii)(B) of Regulation S-K).

“Material Funded Debt” shall mean Funded Debt having an outstanding principal balance of $10,000,000 or more.

“Material Subsidiary” shall mean any Subsidiary of Parent (a) the net book value of which is $2,000,000 or more or (b) the annual gross revenue of which is $5,000,000 or more, in each case, as of the last day of the most recently ended fiscal year for which annual financial statements of Parent and its Subsidiaries have been delivered pursuant to Section 7.2.

“Materially Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), a material adverse change in, or a material adverse effect on: (a) the business, operations, properties, condition (financial or otherwise), assets or income of the Borrowers and their Subsidiaries, taken as a whole; (b) the ability of the Borrowers and their Subsidiaries, taken as a whole, to perform any material obligations under the Loan Documents, taken as a whole; or (c) (i) the validity, binding effect or enforceability of the Loan Documents, taken as a whole, (ii) the rights, remedies or benefits available to the Administrative Agent, the Issuing Banks or any Lender under the Loan Documents, taken as a whole, or (iii) the attachment, perfection or priority of any Lien of the Administrative Agent under the Security Documents on a material portion of the Collateral.  In determining whether any individual event, act, condition or occurrence of the foregoing types would result in a Materially Adverse Effect, notwithstanding that a particular event, act, condition or occurrence does not itself have such effect, a Materially Adverse Effect shall be deemed to have occurred if the cumulative effect of such event, act, condition or occurrence and all other events, acts, conditions or occurrences of the foregoing types which have occurred would result in a Materially Adverse Effect.

“Maturity Date” shall mean July 31, 2024, or such earlier date as payment of the Loans shall be due (whether by acceleration or otherwise).

“Maximum Guaranteed Amount” shall have the meaning specified in Section 3.1(g).

“Monthly Borrowing Base Condition” shall mean any three (3) consecutive Business Day period for which the Aggregate Revolving Credit Obligations exceed $80,000,000; provided, that for (a) any three (3) consecutive Business Day period that occurs entirely within one fiscal month, the Monthly Borrowing Base Condition shall have occurred within such fiscal month and (b) any three (3) consecutive Business Day period which begins in one fiscal month (“First Month”) and extends into the following fiscal month, the Monthly Borrowing Base Condition shall be deemed to have occurred within the First Month.

“Moody’s” shall mean Moody’s Investor Service, Inc., or any successor thereto.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Borrower Party or ERISA Affiliate is making, is obligated to make, has made or has been obligated to make at any time within the past five (5) years, contributions on behalf of participants who are or were employed by any of them.

“Necessary Authorizations” shall mean all material authorizations, consents, permits, approvals, waivers, licenses, certificates and exemptions from, and all filings and registrations with, and all reports to, any Governmental Authority whether federal, state, local, and all agencies thereof, which are required for the transactions contemplated by the Loan Documents and the conduct of the businesses and the ownership (or lease) of the properties and assets of the Borrower Parties.

“Net Cash Proceeds” shall mean, with respect to any sale, lease, transfer, casualty loss or other disposition or loss of assets by any Borrower Party or any issuance by any Borrower Party of any Equity Interests or the incurrence by any Borrower Party of any Funded Debt (other than the Obligations), the aggregate amount of cash received for such assets or Equity Interests, or as a result of such Funded Debt, net of reasonable and customary transaction costs properly attributable to such transaction and payable by such Borrower Party to a non-Affiliate in connection with such sale, lease, transfer or other disposition of assets or the issuance of any Equity Interests or the incurrence of any Funded Debt, including, without limitation, sales commissions and underwriting discounts.

“Net Income” shall mean, for any period, the net income (or loss) of the Borrowers and their Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) any non-cash losses attributable to write-downs of intangible assets, lease assets and other non-current assets, (iv) any Equity Interest of any Borrower or any Subsidiary of any Borrower in the unremitted earnings (or loss) of any Person that is not a Subsidiary, (v) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with any Borrower or any Subsidiary on the date that such Person’s assets are acquired by such Borrower or such Subsidiary and (vi) non-cash expenses in connection with stock compensation.

“New Lender” shall have the meaning specified in Section 2.17(a)(i).

“NOLV” shall mean, (a) as to any particular class of Eligible Inventory the value determined by multiplying (i) the estimated percentage recoverable for such class of Eligible Inventory in an orderly liquidation thereof net of all liquidation costs and expenses, as determined based on the most recent appraisal conducted by a qualified appraiser selected by the Administrative Agent, times (ii) the Perpetual Inventory Cost of such asset, and (b) as to any Eligible Trademarks, the estimated price, net of the costs of liquidation, such trademarks could realize from a privately negotiated liquidation sale, given a reasonable period of time to find purchasers, with the seller being compelled to sell, and the buyers purchasing on an “as is, where is” basis, as of a specific date, with the purchaser taking possession of the asset at their own risk and expense, assuming the liquidation is properly advertised and professionally managed and considering the ability to draw sufficient prospective buyers to ensure competitive offers, as determined based on the most recent appraisal conducted by a qualified appraiser selected by the Administrative Agent.  In respect of the determination of the NOLV of Eligible In-Transit Inventory, the “estimated percentage recoverable” shall take into account, among other things, the respective amounts necessary to obtain the release of any possessory Lien of any related common carrier and any Lien in favor of any related Approved Freight Handler, as well as any costs of demurrage.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Notice of Conversion/Continuation” shall mean any written (including email) request made by the Administrative Borrower in a form acceptable to the Administrative Agent from time to time.

“Notice of Requested Commitment Increase” shall mean a notice substantially in the form of Exhibit K.

“Obligations” shall mean (a) all payment and performance obligations as existing from time to time of the Borrower Parties to the Lender Group, or any of them, under this Agreement and the other Loan Documents (including all Letter of Credit Obligations and including any interest, fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued), or as a result of making the Loans or issuing the Letters of Credit, (b) the obligation to pay an amount equal to the amount of any and all damages which the Lender Group, or any of them, may suffer by reason of a breach by any Borrower Party of any obligation, covenant, or undertaking with respect to this Agreement or any other Loan Document, and (c) any debts, liabilities and obligations as existing from time to time of any Borrower Party to the Administrative Agent or any Lender (or an Affiliate of the Administrative Agent or any Lender) arising from or in connection with any Bank Products and, if SunTrust Bank or such Lender ceases to be the Administrative Agent or a Lender, as applicable, any debts, liabilities and obligations as existing from time to time of any Borrower Party to SunTrust Bank or such Lender, as applicable (or an Affiliate of SunTrust Bank or such Lender, as applicable) arising from or in connection with any Bank Products entered into at a time when SunTrust Bank was the Administrative Agent or such Lender was a Lender, or prior thereto, as applicable; provided,  however, that with respect to any Guarantor, the Obligations shall not include any of such Guarantor’s Excluded Swap Obligations.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury, or any successor agency.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.16).

“Overadvance” shall have the meaning specified in Section 2.1(d).

“Parent” shall mean Oxford Industries, Inc., a Georgia corporation.

“Parent Company” shall mean, with respect to a Lender, the “bank holding company” as defined in Regulation Y, if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning specified in Section 11.5(d).

“Participant Register” shall have the meaning specified in Section 11.5(d).

“Patent Security Agreements” shall mean, collectively, the Patent Security Agreements made in favor of the Administrative Agent, on behalf of the Lender Group, from time to time, including, without limitation, all Patent Security Agreements, if any, entered into prior to the Agreement Date.

“Payment Date” shall mean the last day of each Eurodollar Advance Period for a Eurodollar Advance.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Discretion” shall mean a determination made in the exercise of reasonable commercial discretion in accordance with the Administrative Agent’s customary or generally applicable credit policies.

“Permitted Liens” shall mean, as applied to any Person:

(a)        Any Lien in favor of the Administrative Agent or any other member of the Lender Group given to secure the Obligations;

(b)        (i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person’s books;

(c)        Liens of carriers, warehousemen, mechanics, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)        Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance or other types of social security benefits;

(e)        Easements, rights-of-way, restrictions (including zoning or deed restrictions), and other similar encumbrances on the use of real property which in the reasonable opinion of the Administrative Agent do not interfere with the ordinary conduct of the business of such Person;

(f)        (i) Purchase money security interests and Liens securing Capitalized Lease Obligations provided that such Lien attaches only to the asset (which asset shall not constitute Inventory) so purchased or leased by such Person and secures only Funded Debt incurred by such Person in order to purchase or lease such asset and (ii) Liens on assets that do not constitute Collateral, in each case, only to the extent permitted by Section 8.1(d);

(g)        Deposits to secure the performance of bids, trade contracts, tenders, sales, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)        Liens on assets of the Borrower Parties and their Subsidiaries existing as of the Agreement Date which are set forth on Schedule 1(b);

(i)         With respect to real property, Liens that are exceptions to the commitments for title insurance issued in connection with any mortgage thereon;

(j)         Statutory Liens in favor of landlords with respect to Inventory at leased premises in a state that provides for statutory Liens in favor of landlords or Liens arising under leases entered into by a Borrower Party in the ordinary course of business; and

(k)        Liens on real property and Intellectual Property (as defined in the Security Agreement) and Liens on the Collateral which are subordinated to the Liens on the Collateral in favor of the Administrative Agent, for the benefit of the Lender Group, securing Funded Debt permitted under Section 8.1(c) in an aggregate principal amount not to exceed $300,000,000 so long as (i) any such Liens and the related Funded Debt are subject to an intercreditor agreement, to the extent required by the Administrative Agent, which shall be on terms and conditions reasonably acceptable to the Administrative Agent and the Majority Lenders and (ii) if any such subordinated Lien is granted on the Collateral to any other Person, then the Administrative Agent, for the benefit of the Lender Group, shall have also been granted a subordinated Lien on any assets or property of the Borrower Parties and their Subsidiaries securing such other Funded Debt owing to such other Person to the extent that such assets or property, but for the granting of such subordinated Lien, do not constitute Collateral.

“Permitted Location” shall mean any location that is (i) real property owned by a Borrower Party, (ii) leased premises where the fair market value of the Inventory stored or located at such leased premises is $150,000 or less, (iii) leased premises in regard to which the landlord thereof shall have executed and delivered to the Administrative Agent a Collateral Access Agreement or with respect to which the Administrative Agent has established a Rent Reserve, or (iv) premises where a bailee, warehouseman or similar party is in possession of such Inventory and shall have executed and delivered to the Administrative Agent a Collateral Access Agreement; provided,  however, a Permitted Location shall not include any location with the aggregate fair market value of all Inventory at such location, together with all other Inventory located within a reasonable proximity to such location, is less than $75,000.

“Perpetual Inventory Cost” shall mean the cost of such Inventory as maintained by the Borrower Parties in their wholesale or retail perpetual inventory systems, in each case consistent with the methodology used by the Borrower Parties as of the most recent appraisal conducted by or on behalf of the Administrative Agent with respect to such Inventory.

“Person” shall mean an individual, corporation, partnership, trust, joint stock company, limited liability company, unincorporated organization, other legal entity or joint venture or a government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA that any Borrower Party or ERISA Affiliate maintains, sponsors, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past six (6) years on behalf of participants who were employed by any Borrower Party or ERISA Affiliate.

“Platform” shall mean IntraLinks/IntraAgency,  SyndTrak or another relevant website approved by the Administrative Agent.

“Pro Forma Basis” shall mean for purposes of determining compliance with the Financial Covenant and the defined terms relating thereto, giving pro forma effect to any acquisition or sale of a Person, all or substantially all of the business or assets of a Person, and any related incurrence, repayment or refinancing of Funded Debt, Capital Expenditures or other related transactions which would otherwise be accounted for as an adjustment permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP, in each case, as if such acquisition or sale and related transactions were realized on the first day of the relevant period.

“Property” shall mean any real property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, Inventory or other asset owned, leased or operated by the Borrower Parties, their Subsidiaries or any of them (including, without limitation, any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Cash” shall mean, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Borrower Parties that is in deposit accounts or in securities accounts, or any combination thereof, and which such deposit account or securities account is the subject of a Blocked Account Agreement and is maintained by a branch office of a bank or securities intermediary located within the United States; provided,  however, the aggregate amount included in the calculation of “Qualified Cash” for cash and Cash Equivalents maintained with any bank or other financial institution other than the Administrative Agent shall not at any time exceed $5,000,000.

“Qualified ECP Guarantor” shall mean shall mean, in respect of any Lender Hedge Obligation, each Borrower Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Lender Hedge Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Reaffirmation Agreement” shall mean that certain Reaffirmation Agreement, dated as of the Agreement Date, by and among each Borrower Party and the Administrative Agent and any other reaffirmation agreement among any Borrower Party and the Administrative Agent.

“Recipient” shall mean, as applicable, the Administrative Agent, any Lender or the Issuing Bank.

“Register” shall have the meaning specified in Section 11.5(c).

“Reimbursement Obligations” shall mean the payment obligations of the Borrowers under Section 2.15(d).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Rent Expense” shall mean, for any period, the sum of all base and percentage rental expense (but excluding any expense payable for leasehold improvements, common area maintenance, taxes, insurance, utilities, marketing costs and similar charges) for real property of the Borrowers and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Rent Reserve” shall mean, with respect to any leased real property other than (a) leased premises at which the book value of Inventory at such location is less than or equal to $100,000 or  (b) leased premises in regard to which the landlord thereof shall have executed and delivered to the Administrative Agent a Collateral Access Agreement, an amount equal to two (2) months rental expense for such leased real property (or such other amount as the Administrative Agent may deem appropriate in its Permitted Discretion based on the circumstances).

“Replacement Event” shall have the meaning specified in Section 11.16.

“Replacement Lender” shall have the meaning specified in Section 11.16.

“Reportable Event” shall mean any “reportable event” within the meaning of Section 4043 of ERISA with respect to a Title IV Plan for which the thirty (30) day notice period has not been waived.

“Request for Advance” shall mean any written (including email) or telephonic request for a new Advance hereunder by the Administrative Borrower in accordance with the terms of this Agreement. Each Request for Advance shall, among other things, specify the date of the Advance, which shall be a Business Day, the amount of the Advance, and the type of Advance.

“Request for Issuance of Letter of Credit” shall mean any certificate signed by an Authorized Signatory of the Administrative Borrower requesting that an Issuing Bank issue a Letter of Credit hereunder, which certificate shall be in substantially the form of Exhibit H, and shall, among other things, (a) specify that the requested Letter of Credit is either a Documentary Letter of Credit or a Standby Letter of Credit, (b) the stated amount of the Letter of Credit (which shall be in Dollars), (c) the effective date (which shall be a Business Day) for the issuance of such Letter of Credit, (d) the date on which such Letter of Credit is to expire (which shall be a Business Day and which shall be subject to Section 2.15(a)), (e) the Person for whose benefit such Letter of Credit is to be issued, (f) other relevant terms of such Letter of Credit, and (g) the Available Letter of Credit Amount as of the scheduled date of issuance of such Letter of Credit.

“Reserves” shall mean reserves that the Administrative Agent may establish from time to time in its Permitted Discretion for such purposes as the Administrative Agent shall deem necessary (without duplication of any amounts accounted for in the definitions of Eligible Accounts, Eligible Credit Card Receivables, Eligible Domestic Inventory, Eligible Canadian Inventory, Eligible In-Transit Inventory, Eligible L/C Inventory or NOLV).  Without limiting the generality of the foregoing, the following reserves (without duplication) shall be deemed an exercise of the Administrative Agent’s Permitted Discretion:  (a) reserves for accrued but unpaid ad valorem, excise and personal property tax liability; (b) Bank Product Reserves; (c) reserves for warehousemen’s, bailees’, shippers’ or carriers’ charges; (d) reserves for any other matter that has a negative impact on the value of the Collateral; (e) the Dilution Reserve; (f) the Rent Reserve; (g) with respect to Eligible In-Transit Inventory and Eligible L/C Inventory, reserves for duties, customs brokers, insurance and other incidental charges pertaining thereto; and (h) with respect to Eligible Inventory, reserves for any required royalty or similar licensing payments.

“Restricted Payment” shall mean (a) any Dividend, or (b) any redemption, purchase, retirement, defeasance, sinking fund or similar payment or any claim of rescission of or with respect to the Equity Interests of Parent.

“Retiree Welfare Plan” shall mean a Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Code Section 4980B (or applicable state law mandating health insurance continuation coverage for employees) and at the sole expense of the participant or the beneficiary.

“Revolving Commitment Ratio” shall mean, with respect to any Lender, the ratio, expressed as a percentage, of (a) the Revolving Loan Commitment of such Lender, divided by (b) the Revolving Loan Commitment of all Lenders, which, as of the First Amendment Effective Date, are set forth (together with Dollar amounts thereof) on Schedule 1(a).

“Revolving Loan Commitment” shall mean the several obligations of the Lenders to advance to the Borrowers on or after the Agreement Date, in accordance with their respective Revolving Commitment Ratios, pursuant to the terms of this Agreement, the aggregate amount of up to $325,000,000, as such amount may be reduced from time to time pursuant to the terms of this Agreement or increased pursuant to Section 2.17.

“Revolving Loan Notes” shall mean those certain promissory notes issued by the Borrowers to each of the Lenders that requests a promissory note, in accordance with each such Lender’s Revolving Commitment Ratio of the Revolving Loan Commitment, in substantially in the form of Exhibit I.

“Revolving Loans” shall mean, collectively, the amounts (other than Agent Advances and Swing Loans) advanced from time to time by the Lenders to the Borrowers under the Revolving Loan Commitment, not to exceed the amount of the Revolving Loan Commitment.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor thereto.

“Sanctioned Country”  shall mean, at any time, a country, region or territory that is, or whose government is,  the subject or target of any Sanctions, including, without limitation, as of the First Amendment Effective Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria.

“Sanctioned Person”  shall  mean, at any time, (a) any Person that is the subject or target of any Sanctions, (b) any Person located, organized, operating or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.

“Sanctions”  shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (c) the Canadian government, including Global Affairs Canada and Public Safety Canada, or (d) any other relevant sanctions authority.

“Screen Rate” shall mean the rate specified in clause (i) of the definition of Eurodollar Rate.

“SEA” shall mean the Securities and Exchange Act of 1934 and the rules promulgated thereunder by the SEC, as amended from time to time or any similar Federal law then in force.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar Federal law then in force.

“Security Agreement” shall mean that certain Fourth Amended and Restated Pledge and Security Agreement dated as of the Agreement Date among the Borrower Parties and the Administrative Agent, on behalf of, and for the benefit of, the Lender Group.

“Security Documents” shall mean, collectively, the Security Agreement, the Reaffirmation Agreement, the Trademark Security Agreements, the Copyright Security Agreements, the Patent Security Agreements, the Life Insurance Assignments, all UCC-1 financing statements and any other document, instrument or agreement granting Collateral for the Obligations, as the same may be amended or modified from time to time.

“Specified Foreign Obligation Letters of Credit” shall mean Standby Letters of Credit (a) with an expiration date that extends beyond the Maturity Date and (b) issued from time to time by an Issuing Bank hereunder to another bank or financial institution to support a foreign guaranty or similar instrument issued by such bank or financial institution for the account or benefit of any Borrower Party or, to the extent permitted under Section 8.5 (if applicable), any Subsidiary of a Borrower Party.

“Standby Letter of Credit” shall mean a Letter of Credit issued to support obligations of any Borrower Party incurred in the ordinary course of its business, and which is not a Documentary Letter of Credit.

“Subsidiary” shall mean, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding stock (other than directors’ qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership or limited liability company of which more than fifty percent (50%) of the outstanding partnership interests or membership interests, as the case may be, is at the time owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, and (b) any other entity which is controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person; provided,  however, that as applied to Parent or its Subsidiaries, the term “Subsidiary” shall not include the Persons listed on Schedule 1(c) or any Excluded Subsidiary.

“Subsidiary Guarantors” shall mean all Subsidiaries of the Borrowers signatory to this Agreement as a “Guarantor” and all Subsidiaries of the Borrowers that have executed and delivered a Guaranty Supplement.

“Sugartown” shall mean Sugartown Worldwide LLC, a Delaware limited liability company.

“Swing Bank” shall mean SunTrust Bank, or any other Lender who shall agree with the Administrative Agent and the Administrative Borrower to act as Swing Bank.

“Swing Loan Commitment” shall mean the obligation of the Swing Bank in accordance with Section 2.1(d) to make Swing Loans in the aggregate amount of up to $35,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

“Swing Loans” shall mean, collectively, the amounts advanced from time to time by the Swing Bank to the Borrowers under the Swing Loan Commitment, not to exceed the amount of the Swing Loan Commitment.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding),  assessments, fees, or charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TBG” shall mean Tommy Bahama Group, Inc., a Delaware corporation.

“Title IV Plan” shall mean a Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is covered by Title IV of ERISA.

“Total Funded Debt” shall mean, as of any date of determination, all Funded Debt of the Borrowers and their Subsidiaries measured on a consolidated basis as of such date, but excluding Funded Debt of the type described in subsection (xi) of the definition thereof.

“Trademark Security Agreements” shall mean, collectively, the Trademark Security Agreements made in favor of the Administrative Agent, on behalf of the Lender Group, from time to time, including, without limitation, all Trademark Security Agreements entered into prior to the Agreement Date.

“Trust Life Insurance Policies” shall mean the life insurance policies owned by the trustee of the Oxford Industries Deferred Compensation Plan including all life insurance policies issued by Nationwide Life Insurance Company (or any of its affiliates) pursuant to Parent’s (a) Corporate Flexible premium Variable Universal Life Insurance Policy dated January 1, 2001 and (b) Corporate Flexible Premium Variable Universal Life Insurance Policy dated July 1, 2006.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Uniform Customs” shall mean the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued).

“Unused Line Fee” shall have the meaning specified in Section 2.4(b).

“U.S.” or “US” or “United States” shall mean the United States of America.

“US Borrower” shall mean any Borrower that is a US Person.

“US Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“USA Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.

“Use Agreement” shall mean a license and use agreement, substantially in the form of Exhibit N or otherwise in form and substance satisfactory to the Administrative Agent.

“Voidable Transfer” shall have the meaning specified in Section 11.18.

“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which all of the Equity Interests (other than directors’ qualifying shares and other de minimus Equity Interests that are required to be issued to natural Persons, local residents or nationals or to a minimum number of holders of Equity Interests, in order to satisfy any requirements of Applicable Law) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withholding Agent” shall mean any Borrower Party or the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2      Accounting Principles.  The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP consistently applied, unless such principles are inconsistent with the express requirements of this Agreement; provided that if because of a change in GAAP after the First Amendment Effective Date any Borrower or any of its Subsidiaries would be required to alter a previously utilized accounting principle, method or policy in order to remain in compliance with GAAP, such determination shall continue to be made in accordance with such Borrower’s or such Subsidiary’s previous accounting principles, methods and policies.  All accounting terms used herein without definition shall be used as defined under GAAP.  All financial calculations hereunder shall, unless otherwise stated, be determined for the Borrowers on a consolidated basis with their Subsidiaries.

Section 1.3      Other Interpretive Matters.  Each definition of an agreement in this Article 1 shall include such instrument or agreement as amended, restated, supplemented or otherwise modified from time to time with, if required, the prior written consent of the Majority Lenders, except as provided in Section 11.12 and otherwise to the extent permitted under this Agreement and the other Loan Documents.  Except where the context otherwise requires, definitions imparting the singular shall include the plural and vice versa.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise specifically provided herein.  References in this Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, whether or not so expressly stated in each such instance.  The word “will” shall be construed to have the same meaning and effect as the word “shall”. “Writing”, “written” and comparable terms refer to printing, typing, computer disk, e-mail and other means of reproducing words in a visible form.

“Ordinary course”, “normal course” or comparable terms shall be deemed to refer to the ordinary course of business, consistent with historical practices, in each context. Except where otherwise specifically restricted, reference to a party to a Loan Document includes that party and its successors and assigns.  All terms used herein which are defined in Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein. All references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s Office, unless otherwise indicated.

Section 1.4      Certain Provisions Cumulative.  The permissive subsections and clauses in each Section of Article 8 are intended to be and are to be construed as cumulative provisions.  To the extent that any item, transaction, event, fact or circumstance would be permitted under more than one such subsection or clause of any Section of Article 8, such item, transaction, event, fact or circumstance shall be deemed permitted under one such subsection or clause without reducing the amount permitted under or otherwise limiting any other subsection or clause of such Section.  In any such case, the Borrowers may elect which such subsection or clause shall be deemed to permit any item, transaction, event, fact or circumstance, and notwithstanding any such election, may thereafter elect that such item, transaction, event, fact or circumstance be deemed permitted under another such subsection or clause that otherwise permits such item, transaction, event, fact or circumstance.

Section 1.5      Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE 2

THE LOANS AND THE LETTERS OF CREDIT

Section 2.1      Extension of Credit.  Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, the Lenders have extended and agree, severally in accordance with their respective Revolving Commitment Ratios, and not jointly, to extend credit to the Borrowers in an aggregate principal amount not to exceed $325,000,000.

(a)        The Revolving Loans.  Each Lender agrees, severally in accordance with its Revolving Commitment Ratio and not jointly with the other Lenders, upon the terms and subject to the conditions of this Agreement, to lend and relend to the Borrowers, from time to time on any Business Day prior to the Maturity Date, amounts which do not exceed such Lender’s ratable share (based upon such Lender’s Revolving Commitment Ratio) of Excess Availability as of such Business Day; provided, that if the Borrowers have obtained a Commitment Increase in the form of a FILO Tranche, any Advances under the Revolving Loan Commitment made thereafter shall be made under the FILO Tranche until availability under the FILO Tranche is $0.  Subject to the terms and conditions hereof and prior to the Maturity Date,

Advances under the Revolving Loan Commitment may be repaid and reborrowed from time to time on a revolving basis.

(b)        The Letters of Credit.  Subject to the terms and conditions of this Agreement, each Issuing Bank agrees, severally in accordance with its Letter of Credit Commitment and not jointly, to issue Letters of Credit (or to arrange with a Foreign Issuer for the issuance of a Letter of Credit on behalf of such Issuing Bank) for the account of the Borrowers, from time to time on any Business Day prior to the date thirty (30) days prior to the Maturity Date, pursuant to Section 2.15  (i) in an aggregate outstanding face amount (A) for all Issuing Banks, not to exceed the Aggregate Letter of Credit Commitment at any time (B) for an individual Issuing Bank, not to exceed such Issuing Bank’s Letter of Credit Commitment and (ii) not to exceed, with respect to the issuance of any individual Letter of Credit as of any Business Day, the Available Letter of Credit Amount as of such Business Day.

(c)        The Swing Loans.  Subject to the terms and conditions of this Agreement, the Swing Bank, in its sole discretion, may from time to time on any Business Day after the Agreement Date but prior to the Maturity Date, make Swing Loans to the Borrowers (i) in an amount not to exceed Excess Availability as of such Business Day and (ii) in an aggregate amount (including all Swing Loans outstanding as of such Business Day) not to exceed $35,000,000.

(d)        Overadvances.  If at any time the amount of the Aggregate Revolving Credit Obligations exceeds the Revolving Loan Commitment, the Borrowing Base or any other applicable limitation set forth in this Agreement (including, without limitation, the limitations on Swing Loans, Agent Advances and Letters of Credit) such excess (an “Overadvance”) shall nevertheless constitute a portion of the Obligations that are secured by the Collateral and are entitled to all benefits thereof.  For the avoidance of doubt, under no circumstances shall any Lender be required to make Loans (or be deemed to have purchased and received interests and participations in Letters of Credit) in an aggregate amount in excess of its Revolving Loan Commitment. In no event, however, shall the Borrowers have any right whatsoever to (i) receive any Revolving Loan, (ii) receive any Swing Loan, or (iii) request the issuance of any Letter of Credit if, before or after giving effect thereto, there shall exist a Default or an Overadvance.  In the event that (1) the Lenders shall make any Revolving Loans, (2) the Swing Bank shall make any Swing Loan, (3) the Administrative Agent shall make any Agent Advances or (4) the Issuing Banks shall agree to the issuance of any Letter of Credit, which in any such case gives rise to an Overadvance or an Overadvance should otherwise exist, the Borrowers shall make, on demand, a payment on the Obligations to be applied to the Revolving Loans, the Swing Loans, the Agent Advances and the Letter of Credit Reserve Account, as appropriate, in an aggregate principal amount equal to such Overadvance.

(e)        Agent Advances.

(i)         Subject to the limitations set forth below and notwithstanding anything else in this Agreement to the contrary, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion, (A) at any time that a Default exists, or (B) at any time that any of the other conditions precedent set forth in Article 4 have not been satisfied, to make Base Rate

Advances to the Borrowers on behalf of the Lenders in an aggregate amount outstanding at any time not to exceed the lesser of (y) Excess Availability and (z) $15,000,000, which the Administrative Agent, in its reasonable business judgment, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (3) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including costs, fees and expenses as provided under this Agreement (any of such advances are herein referred to as “Agent Advances”); provided, that (i) such amount shall not be outstanding more than 30 days and (ii) the Majority Lenders may at any time revoke the Administrative Agent’s authorization to make Agent Advances.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.  The Administrative Agent shall promptly provide to the Administrative Borrower written notice of any Agent Advance.

(ii)        The Agent Advances shall be secured by the Collateral and shall constitute Obligations hereunder.  Each Agent Advance shall bear interest as a Base Rate Advance.  Each Agent Advance shall be subject to all terms and conditions of this Agreement and the other Loan Documents applicable to Revolving Loans, except that all payments thereon shall be made to the Administrative Agent solely for its own account and the making of any Agent Advance shall not require the consent of the Borrowers.  The Administrative Agent shall have no duty or obligation to make any Agent Advance hereunder.

(iii)       The Administrative Agent shall notify each Lender no less frequently than weekly, as determined by the Administrative Agent, of the principal amount of Agent Advances outstanding as of 12:00 noon (Atlanta, Georgia time) as of such date, and each Lender’s pro rata share thereof.  Each Lender shall before 3:00 p.m. (Atlanta, Georgia time) on such Business Day make available to the Administrative Agent, in immediately available funds, the amount of its pro rata share of such principal amount of Agent Advances outstanding.  Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Loan to the Borrowers, notwithstanding any failure of the Borrowers to satisfy the conditions in Section 4.2.  The Administrative Agent shall use such funds to repay the principal amount of Agent Advances.  Additionally, if at any time any Agent Advances are outstanding, any of the events described in clauses (g) or (h) of Section 9.1 shall have occurred, then each Lender shall automatically, upon the occurrence of such event, and without any action on the part of the Administrative Agent, the Borrowers or the Lenders, be deemed to have purchased an undivided participation in the principal and interest of all Agent Advances then outstanding in an amount equal to such Lender’s Revolving Commitment Ratio and each Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent in immediately available funds, the amount of such Lender’s participation (and upon receipt thereof, the Administrative Agent shall deliver to such Lender, a loan participation certificate dated the date of receipt of such funds in such amount).  The disbursement of funds in connection with the settlement of Agent Advances hereunder shall be subject to the terms and conditions of this Section 2.1(e).

Section 2.2      Manner of Borrowing and Disbursement of Loans.

(a)        Choice of Interest Rate, etc.  Any Advance shall, at the option of the Borrowers, be made either as a Base Rate Advance or as a Eurodollar Advance; provided,  however, that (i) if the Administrative Borrower fails to give the Administrative Agent written notice specifying whether a Eurodollar Advance is to be repaid, continued or converted on a Payment Date, such Advance shall be converted to a Base Rate Advance on the Payment Date in accordance with Section 2.3(a)(iii), (ii) the Administrative Borrower may not select a Eurodollar Advance (A) with respect to Swing Loans, (B) with respect to an Advance, the proceeds of which are to reimburse an Issuing Bank pursuant to Section 2.15, or (C) if, at the time of such Advance or at the time of the continuation of, or conversion to, a Eurodollar Advance pursuant to Section 2.2(c), a Default exists and (iii) all Agent Advances shall be made as Base Rate Advances.  Any notice given to the Administrative Agent in connection with a requested Advance hereunder shall be given to the Administrative Agent prior to 12:00 noon (Atlanta, Georgia time) in order for such Business Day to count toward the minimum number of Business Days required.

(b)        Base Rate Advances.

(i)         Initial and Subsequent Advances.  The Administrative Borrower shall give the Administrative Agent in the case of Base Rate Advances irrevocable notice by telephone or email not later than 12:00 noon (Atlanta, Georgia time) on the Business Day of such Base Rate Advance and shall promptly confirm any such telephone notice with a written Request for Advance; provided,  however, that the failure by the Administrative Borrower to confirm any notice by telephone with a written Request for Advance shall not invalidate any notice so given; and

(ii)        Repayments and Conversions.  The Borrowers may (A) subject to Section 2.5, at any time without prior notice repay a Base Rate Advance, or (B) upon at least three (3) Business Days’ irrevocable prior written notice by the Administrative Borrower to the Administrative Agent in the form of a Notice of Conversion/Continuation, convert all or a portion of the principal thereof to one or more Eurodollar Advances.  Upon the date indicated by the Administrative Borrower, such Base Rate Advance shall be so repaid or converted.

(c)        Eurodollar Advances.

(i)         Initial and Subsequent Advances.  The Administrative Borrower shall give the Administrative Agent in the case of Eurodollar Advances irrevocable notice by telephone or email not later than 12:00 noon (Atlanta, Georgia time) three (3) Business Days prior to the date of such Eurodollar Advance and shall promptly confirm any such telephone notice with a written Request for Advance; provided,  however, that the failure by the Administrative Borrower to confirm any notice by telephone with a written Request for Advance shall not invalidate any notice so given; provided,  further, that, notwithstanding the foregoing, no such prior notice shall be required with respect to any Eurodollar Advances to be made on the Agreement Date.

(ii)        Repayments, Continuations and Conversions.  At least three (3) Business Days prior to each Payment Date for a Eurodollar Advance, the Administrative Borrower shall give the Administrative Agent written notice in the form of a Notice of Conversion/Continuation specifying whether all or a portion of such Eurodollar Advance outstanding on such Payment Date is to be continued in whole or in part as one or more new Eurodollar Advances and also specifying the new Eurodollar Advance Period applicable to each such new Eurodollar Advance (and subject to the provisions of this Agreement, upon such Payment Date, such Eurodollar Advance shall be so continued).  Upon such Payment Date, any Eurodollar Advance (or portion thereof) not so continued shall be converted to a Base Rate Advance or, subject to Section 2.5, be repaid.

(iii)       Miscellaneous.  Notwithstanding any term or provision of this Agreement which may be construed to the contrary, each Eurodollar Advance shall be in a principal amount of no less than $1,000,000 and in an integral multiple of $500,000 in excess thereof, and at no time shall the aggregate number of all Eurodollar Advances then outstanding exceed ten (10).

(d)        Notification of Lenders.  Upon receipt of a (i) Request for Advance, (ii) notification from an Issuing Bank that a draw has been made under any Letter of Credit (unless such Issuing Bank will be reimbursed through the funding of a Swing Loan), or (iii) notice from the Administrative Borrower with respect to the prepayment of any outstanding Eurodollar Advance prior to the Payment Date for such Advance, the Administrative Agent shall promptly notify each Lender by telephone or email of the contents thereof and the amount of each Lender’s portion of any such Advance.  Each Lender shall, not later than 3:00 p.m. (Atlanta, Georgia time) on the date specified for such Advance (under clause (i) or (ii) above) in such notice, make available to the Administrative Agent at the Administrative Agent’s Office, or at such account as the Administrative Agent shall designate, the amount of such Lender’s portion of the Advance in immediately available funds.

(e)        Disbursement.  Prior to 4:00 p.m. (Atlanta, Georgia time) on the date of an Advance hereunder, the Administrative Agent shall, subject to the satisfaction of the conditions set forth in Article 4, disburse the amounts made available to the Administrative Agent by the Lenders in like funds by (i) transferring the amounts so made available by wire transfer to the Borrowers’ Disbursement Account or (ii) in the case of an Advance the proceeds of which are to reimburse an Issuing Bank pursuant to Section 2.15, transferring such amounts to such Issuing Bank.  Unless the Administrative Agent shall have received notice from a Lender prior to 1:00 p.m. (Atlanta, Georgia time) on the date of any Advance that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Advance, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Advance and the Administrative Agent may, in its sole discretion and in reliance upon such assumption, make available to the Borrowers or the appropriate Issuing Bank, as applicable, on such date a corresponding amount.  If and to the extent such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers or the appropriate Issuing Bank, as applicable, until the date such amount is repaid to the Administrative Agent, (x) for the first two (2)

Business Days, at the Federal Funds Rate for such Business Days, and (y) thereafter, at the Base Rate.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Advance for purposes of this Agreement and if both such Lender and the Borrowers shall pay and repay such corresponding amount, the Administrative Agent shall promptly relend to the Borrowers such corresponding amount.  If such Lender does not repay such corresponding amount immediately upon the Administrative Agent’s demand therefor, the Administrative Agent shall notify the Administrative Borrower and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent.  The failure of any Lender to fund its portion of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Advance on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender.  In the event that a Lender for any reason fails or refuses to fund its portion of an Advance in violation of this Agreement, then, until such time as such Lender has funded its portion of such Advance, or all other Lenders have received payment in full (whether by repayment or prepayment) of the principal and interest due in respect of such Advance, such non-funding Lender shall not (i) have the right to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document and, with respect to any such Lender, the amount of the Revolving Loan Commitments or Loans, as applicable, held by such Lender shall not be counted as outstanding for purposes of determining “Majority Lenders” hereunder, and (ii) be entitled to receive any payments of principal, interest or fees from the Borrowers or the Administrative Agent (or the other Lenders) in respect of its Loans.

(f)        Deemed Requests for Advance.   Unless payment is otherwise timely made by the Borrowers, the becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents as principal, interest, reimbursement obligations in connection with Letters of Credit, premiums, fees, reimbursable expenses or other sums payable hereunder shall be deemed irrevocably to be a Request for Advance on the due date of, and in an aggregate amount required to pay, such principal, interest, reimbursement obligations in connection with Letters of Credit, premiums, fees, reimbursable expenses or other sums payable hereunder, and the proceeds of a Revolving Loan made pursuant thereto may be disbursed by way of direct payment of the relevant Obligation and shall bear interest as a Base Rate Advance.  The Lenders shall have no obligation to the Borrowers to honor any deemed Request for Advance under this Section 2.2(f) unless all the conditions set forth in Section 4.2 have been satisfied, but, with the consent of the Lenders required under the last sentence of Section 4.2, may do so in their sole discretion and without regard to the existence of, and without being deemed to have waived, any Default and without regard to the existence or creation of an Overadvance or the failure by the Borrowers to satisfy any of the conditions set forth in Section 4.2.  No further authorization, direction or approval by the Borrowers shall be required to be given by the Borrowers for any deemed Request for Advance under this Section 2.2(f).  The Administrative Agent shall promptly provide to the Administrative Borrower written notice of any Advance pursuant to this Section 2.2(f).  The Borrowers have established with the Administrative Agent a master disbursement account into which the Administrative Agent wires proceeds of Advances from time to time (the “Controlled Disbursement Account”).  Until such time as the Administrative Agent in its sole discretion delivers written notice to the contrary, the presentation for payment by the Administrative Agent of any check or other item of payment drawn on the Controlled Disbursement Account at a time when there are insufficient funds in such account to cover such check or other item of payment shall be deemed irrevocably to be a request (without any requirement for the submission of a Request for Advance) for an Advance of a Swing Loan on the date of such presentation and in an amount equal to the aggregate amount of the items presented for payment, and the proceeds of such Advances may be disbursed to the Controlled Disbursement Account and shall bear interest as a Base Rate Advance.

(g)        Special Provisions Pertaining to Swing Loans.

(i)         The Administrative Borrower shall give the Swing Bank notice in the form of a Request for Advance no later than 1:00 p.m. (Atlanta, Georgia time) on the date on which the Borrowers wish to receive an Advance of any Swing Loan followed immediately by a written Request for Advance, with a copy to the Administrative Agent; provided,  however, that the failure by the Administrative Borrower to confirm any notice by telephone with a written Request for Advance shall not invalidate any notice so given; provided further,  however, that any request by the Administrative Borrower of a Base Rate Advance under the Revolving Loan Commitment shall be deemed to be a request for a Swing Loan unless the Administrative Borrower specifically requests otherwise.  Each Swing Loan shall bear interest at the rate equal to the sum of (A) the Base Rate and (B) the Applicable Margin with respect to Base Rate Advances.  The Borrower may, upon at least three (3) Business Days’ irrevocable prior written notice by the Administrative Borrower to the Administrative Agent in the form of a Notice of Conversion/Continuation, convert all or a portion of the principal of a Base Rate Advance of any Swing Loan to one or more Eurodollar Advances.  If the Swing Bank, in its sole discretion, elects to make the requested Swing Loan, the Swing Loan shall be made on the date specified in the Request for Advance and such Request for Advance shall specify (i) the amount of the requested Swing Loan, and (ii) instructions for the disbursement of the proceeds of the requested Swing Loan.  Each Swing Loan shall be subject to all the terms and conditions applicable to Revolving Loans, except that all payments thereon shall be payable to the Swing Bank solely for its own account.  The Swing Bank shall have no duty or obligation to make any Swing Loans hereunder.  The Swing Bank shall not make any Swing Loans if the Swing Bank has received written notice from any Lender (or the Swing Bank has actual knowledge) that one or more applicable conditions precedent set forth in Section 4.2 will not be satisfied (or waived pursuant to the last sentence of Section 4.2) on the requested Advance date.  In the event the Swing Bank in its sole and absolute discretion elects to make any requested Swing Loan, the Swing Bank shall make the proceeds of such Swing Loan available to the Borrowers by deposit of Dollars in same day funds by wire transfer to the Disbursement Account.  In the event that the Swing Bank informs the Administrative Agent that it will not make the requested Advance as a Swing Loan, then such request will be deemed a request for a Base Rate Advance under the Revolving Loan Commitment.

(ii)        The Swing Bank shall notify the Administrative Agent and in turn the Administrative Agent shall notify each Lender no less frequently than weekly, as determined by the Administrative Agent, of the principal amount of Swing Loans outstanding as of 12:00 noon (Atlanta, Georgia time) as of such date and each Lender’s pro rata share (based on its Revolving Commitment Ratio) thereof.  Each Lender shall before 3:00 p.m. (Atlanta, Georgia time) on such date of notice make available to the Administrative Agent, in immediately available funds, the amount of its pro rata share

(based on its Revolving Commitment Ratio) of such principal amount of Swing Loans outstanding.  Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Loan to the Borrowers, notwithstanding any failure of the Borrowers to satisfy the conditions in Section 4.2.  The Administrative Agent shall use such funds to repay the principal amount of Swing Loans to the Swing Bank.  Additionally, if at any time any Swing Loans are outstanding, any of the events described in clauses (g) or (h) of Section 9.1 shall have occurred, then each Lender shall automatically upon the occurrence of such event and without any action on the part of the Swing Bank, the Borrowers, the Administrative Agent or the Lenders be deemed to have purchased an undivided participation in the principal and interest of all Swing Loans then outstanding in an amount equal to such Lender’s Revolving Commitment Ratio of the principal and interest of all Swing Loans then outstanding and each Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent for the account of the Swing Bank in immediately available funds, the amount of such Lender’s participation (and upon receipt thereof, the Swing Bank shall deliver to such Lender a loan participation certificate dated the date of receipt of such funds in such amount).  The disbursement of funds in connection with the settlement of Swing Loans hereunder shall be subject to the terms and conditions of Section 2.2(e). Each Lender’s obligation to make a Base Rate Advance pursuant to this Section or to purchase participating interests pursuant to this Section shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swing Bank, the Borrowers or any other Person for any reason whatsoever, (B) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Loan Commitment, (C) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Materially Adverse Effect, (D) any breach of this Agreement or any other Loan Document by any Borrower Party, the Administrative Agent or any Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 2.3      Interest.

(a)        On Loans.  Interest on the Loans, subject to Sections 2.3(b) and (c), shall be payable as follows:

(i)         On Base Rate Advances.  Interest on each Base Rate Advance shall be computed for the actual number of days elapsed on the basis of a hypothetical year of three hundred sixty (360) days and shall be payable quarterly in arrears on the second Business Day following June 30, 2016, for the period commencing on the Agreement Date and ending on the last day of the calendar quarter then ended, and thereafter shall be payable quarterly in arrears on the first day of each calendar quarter for the prior calendar quarter.  Interest on Base Rate Advances then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations). Interest shall accrue and be payable on each Base Rate Advance at a per annum interest rate equal to the sum of (A) the Base Rate and (B) the Applicable Margin with respect to Base Rate Advances.

(ii)        On Eurodollar Advances.  Interest on each Eurodollar Advance shall be computed for the actual number of days elapsed on the basis of a hypothetical year of three hundred sixty (360) days and shall be payable in arrears on (x) the Payment Date for such Advance, and (y) if the Eurodollar Advance Period for such Advance is greater than three (3) months, on the last day of each three month period prior to the expiration of the applicable Eurodollar Advance Period for such Advance. Interest on Eurodollar Advances then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations).  Interest shall accrue and be payable on each Eurodollar Advance at a rate per annum equal to the sum of (A) the Eurodollar Rate applicable to such Eurodollar Advance and (B) the Applicable Margin with respect to Eurodollar Advances.

(iii)       If No Notice of Selection of Interest Rate.  If the Administrative Borrower fails to give the Administrative Agent timely notice of its selection of a Eurodollar Rate, or if for any reason a determination of a Eurodollar Rate for any Advance is not timely concluded, the Base Rate shall apply to such Advance.  If the Administrative Borrower fails to elect to continue any Eurodollar Advance then outstanding prior to the last Payment Date applicable thereto in accordance with the provisions of Section 2.2, as applicable, the Base Rate shall apply to such Advance commencing on and after such Payment Date.

(b)        Upon Default.  Upon the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s discretion or upon the request of the Majority Lenders, interest on the outstanding Obligations shall accrue at the Default Rate. Interest accruing at the Default Rate shall be payable on demand and in any event on the Maturity Date (or the date of any earlier prepayment in full of the Obligations) and shall accrue until the earliest to occur of (i) waiver of the applicable Event of Default in accordance with Section 11.12, (ii) agreement by the Majority Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations.  The Lenders shall not be required to (A) accelerate the maturity of the Loans, (B) terminate the Revolving Loan Commitments, or (C) exercise any other rights or remedies under the Loan Documents in order to charge interest hereunder at the Default Rate.

(c)        Computation of Interest.  In computing interest on any Advance, the date of making the Advance shall be included and the date of payment shall be excluded; provided,  however, that if an Advance is repaid on the date that it is made, one (1) day’s interest shall be due with respect to such Advance.

Section 2.4      Fees.

(a)        Fee Letter.  The Borrowers jointly and severally agree to pay the fees set forth in the Fee Letter.

(b)        Unused Line Fee.  The Borrowers jointly and severally agree to pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Revolving Commitment Ratios, an unused line fee (“Unused Line Fee”) on the aggregate amount by which the Revolving Loan Commitment exceeded the sum of the average daily amount of

Aggregate Revolving Credit Obligations (other than with respect to any Swing Loans and Agent Advances) (“Utilization”) for each day from the Agreement Date through the Maturity Date (or the date of any earlier prepayment in full of the Obligations), at a per annum rate equal to twenty hundredths of one percent (0.20%).  Such Unused Line Fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable in arrears on the second Business Day following June 30, 2016, for the period commencing on the Agreement Date and ending on June 30, 2016, and thereafter shall be payable quarterly in arrears on the first day of each calendar quarter for the prior calendar quarter, and if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations).

(c)        Letter of Credit Fees.

(i)         The Borrowers shall pay to the Administrative Agent for the account of the Lenders, in accordance with their respective Revolving Commitment Ratios, a fee on the stated amount of any outstanding Letters of Credit for each day from the Date of Issue through the Maturity Date (or the date of any earlier prepayment in full of the Obligations) at a rate per annum on the amount of the Letter of Credit Obligations equal to the Applicable Margin in effect from time to time with respect to Letter of Credit fees.  Such Letter of Credit fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable quarterly in arrears on the second Business Day following June 30, 2016, for the period commencing on the Agreement Date and ending on June 30, 2016, and thereafter shall be payable quarterly in arrears on the first day of each calendar quarter for the prior calendar quarter, and if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations).

(ii)        The Borrowers shall also pay to the Administrative Agent, for the account of each applicable Issuing Bank, (A) a fee on the stated amount of each Letter of Credit issued by or on behalf of such Issuing Bank for each day from the Date of Issue through the expiration date of each such Letter of Credit (or any earlier prepayment in full of the Obligations) at a rate of one-eighth of one percent (0.125%) per annum which fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable quarterly in arrears on the second Business Day following June 30, 2016, for the period commencing on the Agreement Date and ending on June 30, 2016, and thereafter shall be payable quarterly in arrears on the first day of each calendar quarter for the prior calendar quarter, and, if unpaid on the Maturity Date (or any earlier prepayment in full of the Obligations) and (B) any reasonable and customary fees charged by the Issuing Banks for issuance and administration of such Letters of Credit.

(d)        Computation of Fees.  In computing any fees payable under this Section 2.4, the first day of the applicable period shall be included and the date of the payment shall be excluded. Without limitation, all fees payable under this Section 2.4 shall be fully earned when due, non-refundable when paid and shall be in addition to all other amounts which may be due to the Lender from time to time pursuant to the terms of this Agreement and the other Loan Documents,

Section 2.5      Prepayment/Reduction of Commitment.

(a)        The principal amount of any Base Rate Advance may be repaid in full or in part at any time, without penalty or prior notice; and the principal amount of any Eurodollar Advance may be prepaid prior to the applicable Payment Date, provided that the Borrowers shall reimburse the Lenders and the Administrative Agent, on the earlier of demand or the Maturity Date, for any Funding Losses or reasonable out-of-pocket expense incurred by the Lenders or the Administrative Agent in connection with such prepayment, as set forth in Section 2.9.  Each notice of prepayment of any Eurodollar Advance shall be irrevocable, and each prepayment or repayment made under this Section 2.5(a) shall include the accrued interest on the amount so prepaid or repaid.  Upon receipt of any notice of repayment or prepayment, the Administrative Agent shall promptly notify each Lender of the contents thereof by telephone or email and of such Lender’s portion of the repayment or prepayment.  Notwithstanding the foregoing, the Borrowers shall not make any repayment or prepayment of the Revolving Loans unless and until the balance of the Swing Loans and the Agent Advances then outstanding is zero.  Other than with respect to amounts required to be applied to the Loans pursuant to the last sentence of Section 2.6(a) or pursuant to Section 2.6(c) or Section 6.14, repayments or prepayments of principal hereunder shall be in minimum amounts of $1,000,000 and integral multiples of $100,000 in excess thereof.  Except as provided in Section 2.5(b), any repayment and prepayment of Advances outstanding under the Revolving Loan Commitment shall not reduce the Revolving Loan Commitment.  Any prepayment of the Loans shall not affect the Borrowers’ obligation to continue to make payments under any swap agreement (as defined in 11 U.S.C. §101), including, without limitation any such swap agreement that is a Lender Hedge Agreement, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of the applicable swap agreement.

(b)        The Borrowers shall have the right, at any time and from time to time after the Agreement Date and prior to the Maturity Date, upon at least thirty (30) days’ prior written notice to the Administrative Agent, without premium or penalty, to cancel or reduce permanently all or a portion of the Revolving Loan Commitment on a pro rata basis among the Lenders in accordance with their respective Revolving Commitment Ratios; provided, that (i) any such partial reduction shall be made in an amount not less than $5,000,000 and in integral multiples of $1,000,000 in excess thereof and (ii) the Revolving Loan Commitment may not be reduced to an amount below the then outstanding Letter of Credit Obligations.  As of the date of cancellation or reduction set forth in such notice, the Revolving Loan Commitment shall be permanently canceled or reduced to the amount stated in the Administrative Borrower’s notice for all purposes herein, and the Borrowers shall pay to the Administrative Agent for the account of the Lenders the amount necessary to repay in full the principal amount of the Revolving Loans, Swing Loans and Agent Advances or reduce the principal amount of the Revolving Loans, Swing Loans and Agent Advances then outstanding to not more than the amount of the Revolving Loan Commitment as so reduced, together with accrued interest on the amount so prepaid and the Unused Line Fee set forth in Section 2.4(b) accrued through the date of the reduction with respect to the amount reduced, and shall reimburse the Administrative Agent and the Lenders for any Funding Losses or out-of-pocket expense incurred by any of them in connection with such payment as set forth in Section 2.9 and, in the case of cancellation of the Revolving Loan Commitment, shall secure the Letter of Credit Obligations through the delivery of cash collateral in an amount equal to 105% of the Letters of Credit Obligations.  To the extent there is a FILO Tranche outstanding at the time of the reduction of all or a portion of the Revolving Loan Commitment under this Section 2.5, such reduction shall be applied first to the non-FILO Tranche of Revolving Loans; provided, that with respect to any prepayment of Revolving Loans made in connection with such reduction, the Borrowers shall be permitted to prepay the Revolving Loans (other than any Revolving Loans under the FILO Tranche) on a greater than pro rata basis.

Section 2.6      Repayment.

(a)        The Revolving Loans.  All unpaid principal and accrued interest on the Revolving Loans shall be due and payable in full on the Maturity Date.  Notwithstanding the foregoing, however, in the event that at any time and for any reason there shall exist an Overadvance, the Borrowers shall pay to the Administrative Agent, on demand, an amount equal to the Overadvance, which payment shall constitute a mandatory payment of the Revolving Loans, Agent Advances, Swing Loans and Letter of Credit Reserve Account, as appropriate.

(b)        Mandatory Repayments.

(i)         All Net Cash Proceeds from the sale or casualty or condemnation loss of any Collateral or other assets of any Borrower Party (other than (A) the sale of Inventory in the ordinary course of business (B) other asset dispositions in an aggregate amount not to exceed $2,500,000 per fiscal year and (C) solely with respect to assets that do not constitute Collateral, such Net Cash Proceeds that are required to be paid in connection with any other Funded Debt permitted hereunder) shall be paid within three (3) Business Days of receipt of the proceeds thereof by the Borrower Parties as a mandatory payment of the Obligations.  So long as no Event of Default exists, all such Net Cash Proceeds (other than Net Cash Proceeds from the sale of Inventory in the ordinary course of business or other asset dispositions in an aggregate amount not to exceed $2,500,000 per fiscal year) shall be applied first to repay outstanding Agent Advances, second to outstanding Swing Loans and then to repay outstanding Revolving Loans.  So long as no Event of Default exists, all such other Net Cash Proceeds shall be applied in the manner set forth in Section 2.11(a).  Notwithstanding the foregoing, if an Event of Default exists, all such Net Cash Proceeds shall be applied in the manner set forth in Section 2.11(b).  The Revolving Loan Commitment shall not be permanently reduced by the amount of any payment of the Agent Advances, Swing Loans or Revolving Loans due under this Section 2.6(b)(i).

(ii)        Within three (3) Business Days of the date of receipt by any Borrower Party, any of its Subsidiaries, or the Administrative Agent of any proceeds of any Eligible Life Insurance Policy, whether such proceeds are received as a result of the death of a Person covered thereby, the surrender and termination of such policy, a policy loan taken out under such policy, or otherwise, 100% of such proceeds shall be used first to prepay the outstanding principal amount of the Obligations in the manner set forth in Section 2.11(a) or 2.11(b), as applicable, and second, subject to the terms of any applicable Life Insurance Assignment, any additional proceeds shall be returned to the Borrowers.  The provisions of this Section 2.6(b)(ii) shall not be deemed to constitute consent to any action otherwise prohibited by the terms and conditions of this Agreement.

(c)        The Other Obligations.  In addition to the foregoing, the Borrowers hereby promise to pay all Obligations (other than Obligations in respect of Bank Products), including, without limitation, the principal amount of the Loans, amounts drawn under Letters of Credit and interest and fees on the foregoing, as the same become due and payable hereunder and, in any event, on the Maturity Date.

(d)        Swing Loans.  At any time prior to the occurrence of an Activation Event, the Administrative Agent shall apply, on a daily basis, all funds collected in the Master Collection Account to any principal, interest, and fees then due and payable on the Swing Loans.  After the application of such funds, if any funds remain in the Master Collection Account, then such excess funds shall remain in the Master Collection Account for use by the Borrowers, so long as no Activation Event has occurred and is continuing.

Section 2.7      Notes; Loan Accounts.

(a)        The Loans shall be repayable in accordance with the terms and provisions set forth herein and, upon request by any Lender, the Loans owed to such Lender shall be evidenced by Revolving Loan Notes.  A Revolving Loan Note shall be payable to each Lender requesting such a Note in accordance with the Revolving Commitment Ratio of such Lender.  Each such Note shall be issued by the Borrowers to the applicable Lender and shall be duly executed and delivered by an Authorized Signatory of each Borrower.

(b)        The Administrative Agent shall open and maintain on its books in the name of the Borrowers a loan account with respect to the Loans and interest thereon (the “Loan Account”).  The Administrative Agent shall debit such Loan Account for the principal amount of each Advance made by it on behalf of the Lenders, accrued interest thereon, and all other amounts which shall become due from the Borrowers pursuant to this Agreement and shall credit the Loan Account for each payment which the Borrowers shall make in respect to the Obligations.  The records of the Administrative Agent with respect to such Loan Account shall be conclusive evidence of the Loans and accrued interest thereon, absent manifest error.

Section 2.8      Manner of Payment.

(a)        Each payment (including any prepayment) by the Borrowers on account of the principal of or interest on the Loans, fees, and any other amount owed to any member of the Lender Group under this Agreement or the other Loan Documents shall be made not later than 12:00 noon (Atlanta, Georgia time) on the date specified for payment under this Agreement or any other Loan Document to the Administrative Agent at the Administrative Agent’s Office, for the account of the Lenders, the Issuing Banks or the Administrative Agent, as the case may be, in Dollars in immediately available funds.  Any payment received by the Administrative Agent after 12:00 noon (Atlanta, Georgia time) shall be deemed received on the next Business Day.  In the case of a payment for the account of a Lender, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Lender.  In the case of a payment for the account of an Issuing Bank, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Issuing Bank.  If the Administrative Agent shall not have received any payment from the Borrowers as and when due, the Administrative Agent will promptly notify the Lenders accordingly.

(b)        Except as provided in the definition of Eurodollar Advance Period, if any payment under this Agreement or any other Loan Document shall be specified to be made on a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

Section 2.9      Reimbursement.  Whenever any Lender shall sustain or incur any Funding Losses or out-of-pocket expenses in connection with (a) failure by the Borrowers to borrow or continue any Eurodollar Advance, or convert any Advance to a Eurodollar Advance, in each case, after having given notice of their intention to do so in accordance with Section 2.2 (whether by reason of the election of the Borrowers not to proceed or the non-fulfillment of any of the conditions set forth in this Agreement), or (b) prepayment of any Eurodollar Advance in whole or in part for any reason or (c) failure by the Borrowers to prepay any Eurodollar Advance after giving notice of its intention to prepay such Advance, the Borrowers agree to pay to such Lender, promptly upon such Lender’s demand therefor, an amount sufficient to compensate such Lender for all such Funding Losses and out-of-pocket expenses.  Such Lender’s good faith determination of the amount of such Funding Losses and out-of-pocket expenses, absent manifest error, shall be binding and conclusive.  Losses subject to reimbursement hereunder shall include, without limitation, expenses incurred by any Lender or any participant of such Lender permitted hereunder in connection with the re-employment of funds prepaid, repaid, not borrowed, or paid, as the case may be, and any lost profit of such Lender or any participant of such Lender over the remainder of the Eurodollar Advance Period for such prepaid Advance.  For purposes of calculating amounts payable to a Lender under this paragraph, each Lender shall be deemed to have actually funded its relevant Eurodollar Advance through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Eurodollar Advance and having a maturity and repricing characteristics comparable to the relevant Eurodollar Advance Period; provided,  however, that each Lender may fund each of its Eurodollar Advances in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section.

Section 2.10    Pro Rata Treatment.

(a)        Advances.  Each Advance with respect to the Revolving Loans from the Lenders under this Agreement shall be made pro rata on the basis of their respective Revolving Commitment Ratios.

(b)        Payments.  Each payment and prepayment of the principal of the Revolving Loans and each payment of interest on the Revolving Loans received from the Borrowers shall be made by the Administrative Agent to the Lenders pro rata on the basis of their respective unpaid principal amounts thereof outstanding immediately prior to such payment or prepayment (except in cases when a Lender’s right to receive payments is restricted pursuant to Section 2.2(e)).  If any Lender shall obtain any payment (whether involuntary, through the exercise of any right of set-off or otherwise) on account of the Loans in excess of its ratable share of Loans under its Aggregate Commitment Ratio (or in violation of any restriction set forth in Section 2.2(e)), such Lender shall forthwith purchase from the other Lenders such participation in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided,  however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery without interest thereon unless the Lender obligated to repay such amount is required to pay interest.  The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 2.11    Application of Payments

(a)        Payments Prior to Event of Default.  Prior to the occurrence and continuance of an Event of Default, all amounts received by the Administrative Agent from the Borrowers (other than payments specifically earmarked for application to certain principal, interest, fees or expenses hereunder or payments made pursuant to Section 2.6(b) (which shall be applied as earmarked or, with respect to payments under Section 2.6(b), as set forth in Section 2.6(b)), shall be distributed by the Administrative Agent in the following order of priority:

FIRST, to the payment of out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent with enforcing the rights of the Lenders under the Loan Documents, and any Agent Advances made by the Administrative Agent under or pursuant to the terms of the Loan Documents;

SECOND, to payment of any fees owed to the Administrative Agent, the Issuing Banks or the Swing Bank hereunder or under any other Loan Document;

THIRD, to the payment of all obligations consisting of accrued fees and interest payable to the Lenders hereunder (other than fees and interest owed to any Lender with respect to the FILO Tranche of Loans);

FOURTH, to the payment of principal then due and payable on the Swing Loans;

FIFTH, to the payment of principal then due and payable on the Revolving Loans (other than any Revolving Loans under a FILO Tranche);

SIXTH, to the payment of the Obligations arising in respect of Bank Products then due and payable; provided,  however, that no amount received from any Guarantor (including any proceeds of any sale of, or other realization upon, all or any part of the Collateral owned by such Guarantor) shall be applied to any Excluded Swap Obligation of such Guarantor;

SEVENTH, to the payment of any Obligation arising in respect of the Bank Products; provided,  however, that no amount received from any Guarantor (including any proceeds of any sale of, or other realization upon, all or any part of the Collateral owned by such Guarantor) shall be applied to any Excluded Swap Obligation of such Guarantor; and

EIGHTH, to the payment of all Obligations (including fees, interest, and principal) of the Borrower Parties with respect to the FILO Tranche that are then due and payable to the Lender Group.

(b)        Payments Subsequent to Event of Default.  Notwithstanding anything in this Agreement or any other Loan Documents which may be construed to the contrary, subsequent to the occurrence and during the continuance of an Event of Default, payments and prepayments with respect to the Obligations made to the Lender Group, or any of them, or otherwise received by any member of the Lender Group (from realization on Collateral or otherwise) shall be distributed in the following order of priority (subject, as applicable, to Section 2.10):

FIRST, to the payment of out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent with enforcing the rights of the Lenders under the Loan Documents, and any Agent Advances made by the Administrative Agent under or pursuant to the terms of the Loan Documents (including, without limitation, any costs incurred in connection with the sale or disposition of any Collateral);

SECOND, to payment of any fees owed to the Administrative Agent, the Issuing Banks or the Swing Bank hereunder or under any other Loan Document;

THIRD, to the payment of out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Lenders with enforcing the rights of its rights under the Loan Documents (other than costs and expenses owed to any Lender with respect to the FILO Tranche of Loans);

FOURTH, to the payment of all obligations consisting of accrued fees and interest payable to the Lenders hereunder (other than fees and interest owed to any Lender with respect to the FILO Tranche of Loans);

FIFTH, to the payment of the principal of the Swing Loans then outstanding,

SIXTH, pro rata, to (i) the payment of principal on the Revolving Loans then outstanding (other than any Revolving Loans under a FILO Tranche), and (ii) the Letter of Credit Reserve Account to the extent of one hundred five percent (105%) of any Letter of Credit Obligations then outstanding (other than any Letter of Credit Obligations under a FILO Tranche),

SEVENTH, to the payment of any Obligation arising in respect of the Bank Products;

EIGHTH, to any other Obligations not otherwise referred to in this Section 2.11(b) (other than any Obligations under a FILO Tranche);

NINTH, to the payment of all Obligations (including fees, interest, and principal) of the Borrower Parties with respect to the FILO Tranche that are then due and payable to the Lender Group; and

TENTH, upon satisfaction in full of all Obligations, to the Borrowers or as otherwise required by law.

Section 2.12    Use of Proceeds.  The proceeds of the Loans shall be used by the Borrowers as follows:

(a)        The proceeds of the initial Advance of Revolving Loans hereunder shall be used on the Agreement Date to refinance existing Funded Debt and to fund transaction costs.

(b)        The balance of the proceeds of the Loans shall be used (i) to fund future acquisitions permitted hereunder, (ii) to provide for working capital, (iii) for the Borrowers’ general corporate purposes, and (iv) for any other lawful purpose not otherwise prohibited hereunder.

Section 2.13    All Obligations to Constitute One Obligation.  All Obligations shall constitute one general obligation of the Borrowers and shall be secured by the Administrative Agent’s security interest (on behalf of, and for the benefit of, the Lender Group) and Lien upon all of the Collateral, and by all other security interests and Liens heretofore, now or at any time hereafter granted by any Borrower Party to the Administrative Agent or any other member of the Lender Group, to the extent provided in the Security Documents under which such Liens arise.

Section 2.14    Maximum Rate of Interest.  The Borrowers and the Lender Group hereby agree and stipulate that the only charges imposed upon the Borrowers for the use of money in connection with this Agreement are and shall be the specific interest and fees described in this Article 2 and in any other Loan Document.  Notwithstanding the foregoing, the Borrowers and the Lender Group further agree and stipulate that all closing fees, agency fees, syndication fees, facility fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by any member of the Lender Group to third parties or for damages incurred by the Lender Group, or any of them, are charges to compensate the Lender Group for underwriting and administrative services and costs or losses performed or incurred, and to be performed and incurred, by the Lender Group in connection with this Agreement and the other Loan Documents and shall under no circumstances be deemed to be charges for the use of money pursuant to any Applicable Law.  In no event shall the amount of interest and other charges for the use of money payable under this Agreement exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  The Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and other charges for the use of money and manner of payment stated within it; provided,  however, that, anything contained herein to the contrary notwithstanding, if the amount of such interest and other charges for the use of money or manner of payment exceeds the maximum amount allowable under Applicable Law, then, ipso facto as of the Agreement Date, the Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Revolving Loans to the extent of such excess.

Section 2.15    Letters of Credit.

(a)        Subject to the terms and conditions of this Agreement, each Issuing Bank, on behalf of the Lenders, and in reliance on the agreements of the Lenders set forth in Section 2.15(c) below, hereby agrees to issue (or arrange with a Foreign Issuer for the issuance of) one or more Letters of Credit up to an aggregate face amount equal to such Issuing Bank’s Letter of Credit Commitment; provided,  however, that, except as described in the last sentence of Section 4.3, the Issuing Banks shall not issue (or arrange with a Foreign Issuer for the issuance of) any Letter of Credit unless the conditions precedent to the issuance thereof set forth in Section 4.3 have been satisfied; provided,  however, that at no time shall (i) the total Letter of Credit Obligations outstanding hereunder exceed the Aggregate Letter of Credit Commitment or (ii) the aggregate face amount of all outstanding Specified Foreign Obligation Letters of Credit exceed $5,000,000.  In addition, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as each Issuing Bank shall approve and that the Borrowers shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as each Issuing Bank shall reasonably require; provided that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control. Each Letter of Credit shall (i) be denominated in Dollars, and (ii) other than Specified Foreign Obligation Letters of Credit, expire no later than the earlier to occur of (A) the date thirty (30) days prior to the Maturity Date, and (B) three hundred sixty (360) days after its date of issuance (but may contain provisions for automatic renewal provided that no Default exists on the renewal date or would be caused by such renewal and provided no such renewal shall extend beyond the date thirty (30) days prior to the Maturity Date).  Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.  None of the Issuing Banks shall at any time be obligated to issue, or cause to be issued, any Letter of Credit if such issuance would conflict with, or cause such Issuing Bank to exceed any limits imposed by, any Applicable Law.

(b)        The Administrative Borrower may from time to time request that an Issuing Bank issue (or arrange with a Foreign Issuer for the issuance of) a Letter of Credit.  The Administrative Borrower shall execute and deliver to the Administrative Agent and the applicable Issuing Bank a Request for Issuance of Letter of Credit for each Letter of Credit to be issued by such Issuing Bank, not later than 12:00 noon (Atlanta, Georgia time) one (1) Business Day preceding the date on which the requested Letter of Credit is to be issued, or such shorter notice as may be acceptable to the applicable Issuing Bank and the Administrative Agent.  Upon receipt of any such Request for Issuance of Letter of Credit, subject to satisfaction of all conditions precedent thereto as set forth in Section 4.3 or waiver of such conditions pursuant to the last sentence of Section 4.3, the applicable Issuing Bank shall process such Request for Issuance of Letter of Credit and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue (or arrange with a Foreign Issuer for the issuance of) the Letter of Credit requested thereby.  Such Issuing Bank shall furnish a copy of such Letter of Credit to the Administrative Borrower and the Administrative Agent following the issuance thereof.  In addition to the fees payable pursuant to Section 2.4(c)(ii), the Borrowers shall pay or reimburse each Issuing Bank for normal and customary costs and expenses incurred by such Issuing Bank in issuing, effecting payment under, amending or otherwise administering the Letters of Credit.  On each Business Day on or before 10:00 a.m. (Atlanta, Georgia time) each Issuing Bank shall deliver to the Administrative Agent and the Administrative Borrower a report in substantially the form of Exhibit L (a “Daily Letter of Credit Report”) (A) setting forth the opening balance of its Letters of Credit outstanding on the immediately preceding Business Day, (B) identifying all Letters of Credit issued (or amended) by it (or its Foreign Issuer) on such immediately preceding Business Day, (C) identifying all Letters of Credit cancelled on such immediately preceding Business Day, (D) identifying all draws on such immediately preceding Business Day under Letters of Credit issued by it (or its Foreign Issuer), (E) setting forth the ending balance of its Letters of Credit outstanding on such immediately preceding Business Day and (E) identifying all requests for the issuance of Letters of Credit cancelled on such immediately preceding Business Day.

(c)        Immediately upon the issuance by an Issuing Bank of a Letter of Credit and in accordance with the terms and conditions of this Agreement, such Issuing Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Revolving Commitment Ratio, in such Letter of Credit and the obligations of the Borrowers with respect thereto (including, without limitation, all Letter of Credit Obligations with respect thereto).  The applicable Issuing Bank shall promptly notify the Administrative Agent of any draw under a Letter of Credit.  At such time as the Administrative Agent shall be notified by the applicable Issuing Bank that the beneficiary under any Letter of Credit has drawn on the same, the Administrative Agent shall promptly notify the Administrative Borrower and the Swing Bank (or, at its option, all Lenders), by telephone or email, of the amount of the draw and, in the case of each Lender, such Lender’s portion of such draw amount as calculated in accordance with its Revolving Commitment Ratio; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse each Issuing Bank and the Lenders with respect to such Letter of Credit.

(d)        The Borrowers hereby agree to immediately reimburse each Issuing Bank for amounts paid by such Issuing Bank in respect of draws under each Letter of Credit.  In order to facilitate such repayment, the Borrowers hereby irrevocably request the Lenders, and the Lenders hereby severally agree, on the terms and conditions of this Agreement (other than as provided in Article 2 with respect to the amounts of, the timing of requests for, and the repayment of Advances hereunder and in Article 4 with respect to conditions precedent to Advances hereunder), with respect to any drawing under a Letter of Credit, to make a Base Rate Advance on each day on which a draw is made under any Letter of Credit and in the amount of such draw, and to pay the proceeds of such Advance directly to the applicable Issuing Bank to reimburse such Issuing Bank for the amount paid by it upon such draw.  Each Lender shall pay its share of such Base Rate Advance by paying its portion of such Advance to the Administrative Agent in accordance with Section 2.2(e) and its Revolving Commitment Ratio, without reduction for any set-off or counterclaim of any nature whatsoever and regardless of whether any Default exists or would be caused thereby.  The disbursement of funds in connection with a draw under a Letter of Credit pursuant to this Section hereunder shall be subject to the terms and conditions of Section 2.2(e).  The obligation of each Lender to make payments to the Administrative Agent, for the account of an Issuing Bank, in accordance with this Section 2.15 shall be absolute and unconditional and no Lender shall be relieved of its obligations to make such payments by reason of noncompliance by any other Person with the terms of the Letter of Credit or for any other reason (other than the gross negligence or willful misconduct of such Issuing Bank in paying such Letter of Credit, as determined by a final non-appealable judgment of a court of competent jurisdiction). Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against any Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Revolving Loan Commitment, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers or any of their Subsidiaries, (iv) any breach of this Agreement by the Borrowers or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. The Administrative Agent shall promptly remit to such Issuing Bank the amounts so received from the other Lenders; provided that if such payment is required to be returned for any reason to the Borrowers or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Issuing Bank will return to the Administrative Agent any portion thereof previously distributed by the Administrative Agent.  Any overdue amounts payable by the Lenders to an Issuing Bank in respect of a draw under any Letter of Credit shall bear interest, payable on demand, (x) for the first two (2) Business Days, at the Federal Funds Rate, and (y) thereafter, at the Base Rate.  Notwithstanding the foregoing, at the request of the Administrative Agent, the Swing Bank may, at its option and subject to the conditions set forth in Section 2.2(g) other than the condition that the applicable conditions precedent set forth in Article 4 be satisfied, make Swing Loans to reimburse the Issuing Banks for amounts drawn under Letters of Credit.

(e)        The Borrowers agree that each Advance by the Lenders to reimburse an Issuing Bank for draws under any Letter of Credit, shall, for all purposes hereunder, unless and until converted into a Eurodollar Advance pursuant to Section 2.2(b)(ii), be deemed to be a Base Rate Advance under the Revolving Loan Commitment and shall be payable and bear interest in accordance with all other Base Rate Advances of Revolving Loans.

(f)        The Borrowers agree that any action taken or omitted to be taken by any Issuing Bank or any Foreign Issuer in connection with any Letter of Credit, except for such actions or omissions as shall constitute gross negligence or willful misconduct on the part of such Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction, shall be binding on the Borrowers as between the Borrowers and such Issuing Bank, and shall not result in any liability of such Issuing Bank to the Borrowers.  The obligation of the Borrowers to reimburse an Issuing Bank for a drawing under any Letter of Credit or the Lenders for Advances made by them to the Issuing Banks on account of draws made under the Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever (except if arising from the gross negligence or willful misconduct on the part of such Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction), including, without limitation, the following circumstances:

(i)         Any lack of validity or enforceability of any Loan Document;

(ii)        Any amendment or waiver of or consent to any departure from any or all of the Loan Documents;

(iii)       Any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith;

(iv)       The existence of any claim, set-off, defense or any right which any Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting), any Lender or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement, or any other Loan Document, or any unrelated transaction;

(v)        Any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi)       The insolvency of any Person issuing any documents in connection with any Letter of Credit;

(vii)      Any breach of any agreement between any Borrower and any beneficiary or transferee of any Letter of Credit;

(viii)     Any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit;

(ix)       Any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code;

(x)        Any act, error, neglect or default, omission, insolvency or failure of business of any of the correspondents of  the applicable Issuing Bank;

(xi)       Any other circumstances arising from causes beyond the control of the applicable Issuing Bank;

(xii)      Payment by an Issuing Bank (or the Foreign Issuer) under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of such Issuing Bank or Foreign Issuer as determined by a final non-appealable judgment of a court of competent jurisdiction; and

(xiii)     Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(g)        The Borrowers will indemnify and hold harmless each Indemnified Person from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees) which may be imposed on, incurred by or asserted against such Indemnified Person in any way relating to or arising out of the issuance of a Letter of Credit, except that the Borrowers shall not be liable to an Indemnified Person for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Indemnified Person as determined by a final non-appealable judgment of a court of competent jurisdiction.  This Section 2.15(g) shall survive termination of this Agreement.

(h)        Each Lender shall be responsible (to the extent the Borrowers are obligated to reimburse the applicable Issuing Bank under the Loan Documents and such Issuing Bank is not reimbursed by the Borrowers) for its pro rata share (based on such Lender’s Revolving Commitment Ratio) of any and all reasonable out-of-pocket costs, expenses (including reasonable legal fees) and disbursements which may be incurred or made by such Issuing Bank in connection with the collection of any amounts due under, the administration of, or the presentation or enforcement of any rights conferred by any Letter of Credit, any Borrower’s or any guarantor’s obligations to reimburse draws thereunder or otherwise.  In the event the Borrowers shall fail to pay such expenses of an Issuing Bank within fifteen (15) days of demand for payment by such Issuing Bank, each Lender shall thereupon pay to such Issuing Bank its pro rata share (based on such Lender’s Revolving Commitment Ratio) of such expenses within ten (10) days from the date of such Issuing Bank’s notice to the Lenders of the Borrowers’ failure to pay; provided,  however, that if the Borrowers shall thereafter pay such expenses, such Issuing Bank will repay to each Lender the amounts received from such Lender hereunder.

(i)         Any Person that is to be a new Issuing Bank (other than pursuant to the execution of an Assignment and Acceptance) is required to enter into this Agreement by executing and delivering to the Administrative Agent and the Administrative Borrower a joinder agreement in the form of Exhibit M (each an “Issuing Bank Joinder Agreement”). Upon the execution and delivery of any Issuing Bank Joinder Agreement by such Person, such Person shall become an Issuing Bank hereunder with the same force and effect as if originally named as an Issuing Bank herein. The execution and delivery of any Issuing Bank Joinder Agreement adding an additional Person as a party to this Agreement shall not require the consent of any party hereto other than the Administrative Agent and, so long as no Default exists, the Administrative Borrower.

(j)         Unless otherwise expressly agreed by the Issuing Banks and the Borrowers when a Letter of Credit is issued and subject to Applicable Laws, (i) each  Standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each Documentary Letter of Credit shall be governed by the Uniform Customs and (iii) in each case, to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 11.7.

(k)        Any term or provision of this agreement to the contrary notwithstanding, (i) the expiration date of any Specified Foreign Obligation Letter of Credit shall be acceptable to the applicable Issuing Bank (and shall extend beyond the Maturity Date), (ii) in addition to the fees set forth in Section 2.4, the Borrowers shall pay to the Administrative Agent, for the account of each applicable Issuing Bank, any fees or other amounts charged by any other bank or financial institution to such Issuing Bank in connection with the issuance of a Specified Foreign Obligation Letter of Credit, (iii) the Lenders’ obligation to reimburse the applicable Issuing Bank for any draw under a Specified Foreign Obligation Letter of Credit under Section 2.15 shall cease and be of no further force and effect upon final and indefeasible payment in full of the Obligations (including cash collateralizing all Letters of Credit) and termination of the Revolving Loan Commitments, so long as each Specified Foreign Obligation Letter of Credit is cash collateralized in an amount to be mutually determined by the applicable Issuing Bank and the Borrowers on the date of issuance of such Specified Foreign Obligation Letter of Credit, and (iv) for purposes of Section 2.5(b),  2.11(b),  2.18(b)(ii),  3.1(b), 3.1(f),  9.2(d) and 10.15(a)(i), the amount of cash collateral required with respect to Specified Foreign Obligation Letters of Credit shall be mutually determined by the applicable Issuing Bank and the Borrowers on the date of issuance of such Specified Foreign Obligation Letter of Credit.

Neither the Administrative Agent, any Issuing Bank, any Lender nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrowers to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised due care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

Section 2.16    Bank Products.  Any Borrower Party may request and each Lender may, in its sole and absolute discretion, arrange for such Borrower Party to obtain from such Lender or any Affiliate of such Lender, Bank Products although no Borrower Party is required to do so.  If any Bank Products are provided by an Affiliate of a Lender, the Borrower Parties agree to indemnify and hold the Lender Group, or any of them, harmless from any and all costs and obligations now or hereafter incurred by the Lender Group, or any of them, which arise from any indemnity given by such Lender to any of its Affiliates, as applicable, related to such Bank Products; provided,  however, nothing contained herein is intended to limit the Borrower Parties’ rights, with respect to such Lender or any of its Affiliates, as applicable, if any, which arise as a result of the execution of documents by and between the Borrower Parties and such Person which relate to any Bank Products.  The agreement contained in this Section shall survive termination of this Agreement.  The Borrower Parties acknowledge and agree that the obtaining of Bank Products from a Lender or its Affiliates (a) is in the sole and absolute discretion of such Lender or such Affiliates, and (b) is subject to all rules and regulations of such Lender or such Affiliates.

Section 2.17    Additional Increase of Commitments; Additional Lenders.

(a)        Increase of the Revolving Loan Commitment.

(i)         So long as no Event of Default has occurred and is continuing, Parent, on behalf of Borrowers, may request the right to effectuate increases in the Revolving Loan Commitment (any such increase, a “Commitment Increase”), in an aggregate amount of up to $100,000,000 for all such Commitment Increases (the “Commitment Increase Cap”), during the term of this Agreement by delivering a Notice of Requested Commitment Increase to the Administrative Agent substantially in the form of Exhibit K (a “Notice of Requested Commitment Increase”), provided that, in each case: (A) each Commitment Increase shall be in minimum increments of $10,000,000; (B) the proposed Commitment Increase shall have been consented to in writing by the Administrative Agent (such consent not to be unreasonably withheld), each Lender (if any) who is increasing its portion of the Revolving Loan Commitment and any other bank or financial institution acceptable to the Borrowers and the Administrative Agent that has agreed to become a Lender in respect of all or a portion of the Commitment Increase (a “New Lender”); and (C) the proposed Commitment Increase, together with any prior Commitment Increase, shall not exceed the Commitment Increase Cap.  Each Notice of Requested Commitment Increase shall specify: (1) the amount of the proposed Commitment Increase and (2) the requested date of the proposed Commitment Increase (which shall be at least thirty (30) days from the date of delivery of the Notice of Requested Commitment Increase).  Each Notice of Requested Commitment Increase shall be binding on all Borrowers.  Upon the effective date of any Commitment Increase, Parent shall deliver to the Administrative Agent a certificate of the chief financial officer of Parent certifying that no Default or Event of Default then exists or would be caused thereby.  No Commitment Increase shall be effective until the Administrative Agent shall have received amendments to this Agreement and the other Loan Documents, commitments of Lenders or New Lenders in an aggregate amount equal to such Commitment Increase, Lender Agreements for each Lender or New Lender committing to such Commitment Increase, any upfront fees to be paid to the Lenders committing to such Commitment Increase, and, if requested, opinion letters, Revolving Loan Notes and such other agreements, documents and instruments requested by and reasonably satisfactory to the Administrative Agent in its Permitted Discretion evidencing and setting forth the conditions of such Commitment Increase.

(ii)        If the Administrative Agent approves a proposed Commitment Increase, the Administrative Agent shall deliver a copy of the Notice of Requested Commitment Increase relating thereto to each Lender, together with a statement as to whether the Incremental Facility Yield Adjustment is applicable.  No Lender (or any successor thereto) shall have any obligation to increase its portion of the Revolving Loan Commitment or its other obligations under this Agreement or the other Loan Documents, and any decision by a Lender to increase its portion of the Revolving Loan Commitment shall be made in its sole discretion independently from any other Lender. If the Administrative Agent receives commitments from the Lenders or the New Lenders in excess of the amount of the proposed Commitment Increase, the Administrative Agent shall have the right, in its sole discretion, to reduce and reallocate (within the minimum and maximum amounts specified by each such Lender or New Lender in its notice to the Administrative Agent) the shares of such Commitment Increase of the Lenders or New Lenders willing to fund the proposed Commitment Increase so that the total committed shares of the proposed Commitment Increase equals the proposed Commitment Increase. The Administrative Agent shall notify each Lender or New Lender, as the case may be, whether its proposed share of the proposed Commitment Increase has been accepted and, if so, the amount of its share of such Commitment Increase, and such Lender shall thereafter execute and deliver a Lender Agreement with respect to its respective share of such Commitment Increase.

(iii)       Notwithstanding anything to the contrary contained herein, each Commitment Increase meeting the conditions set forth in Section 2.17(a)(i) shall not require the consent of any Lender other than those Lenders, if any, which have agreed to increase their portions of the Revolving Loan Commitment in connection with such Commitment Increase and shall not constitute an amendment, modification or waiver that is subject to Section 11.12 and shall be effective as of the later of (a) the date specified in the applicable Notice of Requested Commitment Increase and (b) the date upon which the foregoing conditions shall have been satisfied or waived by the Administrative Agent and the Lenders which have agreed to increase their portions of the Revolving Loan Commitment, or by the requisite Lenders in accordance with Section 11.12 in the case of a waiver of an Event of Default, as applicable.

(b)        Effect of Commitment Increase.  After giving effect to any Commitment Increase, the outstanding Revolving Loans may not be held pro rata in accordance with the new Revolving Loan Commitment.  In order to remedy the foregoing, on the effective date of each Commitment Increase, the Lenders (including any New Lenders) shall reallocate the Revolving Loans owed to them among themselves so that, after giving effect thereto, the Revolving Loans will be held by the Lenders (including any New Lenders) on a pro rata basis in accordance with their respective Revolving Commitment Ratios (after giving effect to such Commitment Increase).  Each Lender agrees to wire immediately available funds to the Administrative Agent in accordance with this Agreement as may be required by the Administrative Agent in connection with the foregoing.  Notwithstanding the provisions of Section 11.5, the reallocations so made by each Lender whose Revolving Commitment Ratio has increased shall be deemed to be a purchase of a corresponding amount of the Revolving Loans of the Lender or Lenders whose Revolving Commitment Ratio have decreased and shall not be considered an assignment for purposes of Section 11.5.

(c)        Notwithstanding anything to the contrary in this Section 2.17, the Commitment Increase may be in the form of a separate “first-in, last-out” tranche (the “FILO Tranche”) of Revolving Loans with a separate borrowing base consisting of the assets included in the Borrowing Base (provided, that advance rates thereunder shall not exceed 100%) and interest rate margins, in each case, to be agreed upon (which, for the avoidance of doubt, shall not require any adjustment to the Applicable Margin of other Loans pursuant to clause (a) above) among the Parent (on behalf of the Borrowers), the Administrative Agent and the Lenders and New Lenders providing the FILO Tranche;  provided, that (i) any loans under the FILO Tranche may not be guaranteed by any Subsidiaries of the Borrowers other than the Guarantors, (ii) if the FILO Tranche availability exceeds $0, any Advance thereafter requested shall be made under the FILO Tranche until the FILO Tranche availability is $0, (iii) the Borrowers may not prepay Revolving Loans under the FILO Tranche or terminate or reduce the commitments in respect thereof at any time that other Loans and/or Reimbursement Obligations (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) are outstanding, (iv) the Majority Lenders (calculated as including Lenders and New Lenders under any Commitment Increase (including the FILO Tranche)) shall control exercise of remedies in respect of the Collateral, (v) any loans under the FILO Tranche shall be deemed to be Revolving Loans hereunder and (vi) any collateral securing any such FILO Tranche shall also secure all other Obligations on a pari passu basis.  The parties hereto hereby agree that the minimum borrowing, pro rata borrowing, and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the FILO Tranche.

Section 2.18    Defaulting Lenders.

(a)        Cash Collateral.

(i)         At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrowers shall cash collateralize the Letter of Credit Obligations with respect to such Defaulting Lender (determined after giving effect to Section 2.18(b)(iv) and any cash collateral provided by such Defaulting Lender) in an amount not less than 105% of the Letter of Credit Obligations with respect to such Defaulting Lender.

(ii)        Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such cash collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (iii) below.  If at any time the Administrative Agent determines that such cash collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such cash collateral is less than the minimum amount required pursuant to clause (i) above, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional cash collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash collateral provided by the Defaulting Lender).

(iii)       Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section 2.18(a) or Section 2.18(b) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit or Letter of Credit disbursements (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the cash collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv)       Cash collateral (or the appropriate portion thereof) provided in respect of any Letter of Credit Obligations shall no longer be required to be held as cash collateral pursuant to this Section 2.18(a) following (A) the elimination of the applicable Letter of Credit Obligations (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Banks that there exists excess cash collateral; provided that, subject to Section 2.18(b) through (d) the Person providing cash collateral and each Issuing Bank may agree that cash collateral shall be held to support future anticipated Letter of Credit Obligations or other obligations and provided further that to the extent that such cash collateral was provided by the Borrowers, such cash collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(b)        Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)         Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders and in Section 11.12.

(ii)        Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks or Swing Bank hereunder; third, to cash collateralize the Letter of Credit Obligations with respect to such Defaulting Lender in accordance with Section 2.18(a);  fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future Letter of Credit Obligations with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.18(a);  sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Sections 4.2 or 4.3, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swing Loans are held by the Lenders pro rata in accordance with the Revolving Loan Commitments without giving effect to sub-section (iv) below.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.18(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)     (A)     No Defaulting Lender shall be entitled to receive any Unused Line Fee pursuant to Section 2.4(b) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)     Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 2.4(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to that portion of its Letter of Credit Obligations for which it has provided cash collateral pursuant to Section 2.18(a).

(C)      With respect to Unused Line Fee or letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Banks and Swing Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to any such Issuing Bank’s Letter of Credit Obligations or Swing Bank’s Swing Loan Obligations with respect to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)       All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Ratio (calculated without regard to such Defaulting Lender’s Revolving Loan Commitment) but only to the extent that such reallocation does not cause any Non-Defaulting Lender’s portion of the Aggregate Revolving Credit Obligations to exceed such Non-Defaulting Lender’s Revolving Loan Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)        If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the portion of the aggregate outstanding Swing Loans attributable to such Defaulting Lender and (y) second, cash collateralize the Letter of Credit Obligations with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.18(a).

(c)        Defaulting Lender Cure.  If the Administrative Borrower, the Administrative Agent, Swing Bank and Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Revolving Commitment Ratios (without giving effect to Section 2.18(b)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided,  further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(d)        New Swing Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, the Issuing Banks will not be required to issue, amend or increase any Letter of Credit, and the Swing Bank will not be required to make any Swing Loans, unless they are satisfied that 100% of the related Letter of Credit Obligations and Swing Loan Obligations is fully covered or eliminated by cash collateral and reallocation as set forth in this Section 2.18.

ARTICLE 3

GUARANTY

Section 3.1      Guaranty.

(a)        Each Guarantor hereby guarantees to the Administrative Agent, for the benefit of the Lender Group, the full and prompt payment of the Obligations, including, without limitation, any interest therein (including, without limitation, interest as provided in this Agreement, accruing after the filing of a petition initiating any Insolvency Proceedings, whether or not such interest accrues or is recoverable against the Borrowers after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), plus reasonable attorneys’ fees and expenses if the obligations represented by this Guaranty are collected by law, through an attorney-at-law, or under advice therefrom.

(b)        Regardless of whether any proposed guarantor or any other Person shall become in any other way responsible to the Lender Group, or any of them, for or in respect of the Obligations or any part thereof, and regardless of whether or not any Person now or hereafter responsible to the Lender Group, or any of them, for the Obligations or any part thereof, whether under this Guaranty or otherwise, shall cease to be so liable, each Guarantor hereby declares and agrees that this Guaranty shall be a joint and several obligation, shall be a continuing guaranty and shall be operative and binding until the Obligations shall have been indefeasibly paid in full in cash (or in the case of Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred and five percent (105%) of the Letter of Credit Obligations) and the Revolving Loan Commitments shall have been terminated.

(c)        Each Guarantor absolutely, unconditionally and irrevocably waives any and all right to assert any defense (other than the defense of payment in cash in full, to the extent of its obligations hereunder, or a defense that such Guarantor’s liability is limited as provided in Section 3.1(g)), including, without limitation, any lack of capacity by the Borrowers, or any of them, set-off, counterclaim or cross-claim of any nature whatsoever with respect to this Guaranty or the obligations of the Guarantors under this Guaranty or the obligations of any other Person or party (including, without limitation, the Borrowers) relating to this Guaranty or the obligations of any of the Guarantors under this Guaranty or otherwise with respect to the Obligations in any action or proceeding brought by the Administrative Agent or any other member of the Lender Group to collect the Obligations or any portion thereof, or to enforce the obligations of any of the Guarantors under this Guaranty.

(d)        The Lender Group, or any of them, may from time to time, without exonerating or releasing any Guarantor in any way under this Guaranty, (i) take such further or other security or securities for the Obligations or any part thereof as they may deem proper, or (ii) release, discharge, abandon or otherwise deal with or fail to deal with any Guarantor of the Obligations or any security or securities therefor or any part thereof now or hereafter held by the Lender Group, or any of them, or (iii) amend, modify, extend, accelerate or waive in any manner any of the provisions, terms, or conditions of the Loan Documents, all as they may consider expedient or appropriate in their sole discretion.  Without limiting the generality of the foregoing, or of Section 3.1(e), it is understood that the Lender Group, or any of them, may, without exonerating or releasing any Guarantor, give up, modify or abstain from perfecting or taking advantage of any security for the Obligations and accept or make any compositions or arrangements, and realize upon any security for the Obligations when, and in such manner, and with or without notice, all as such Person may deem expedient.

(e)        Each Guarantor acknowledges and agrees that no change in the nature or terms of the Obligations or any of the Loan Documents, or other agreements, instruments or contracts evidencing, related to or attendant with the Obligations (including any novation), shall discharge all or any part of the liabilities and obligations of such Guarantor pursuant to this Guaranty; it being the purpose and intent of the Guarantors and the Lender Group that the covenants, agreements and all liabilities and obligations of each Guarantor hereunder are absolute, unconditional and irrevocable under any and all circumstances.  Without limiting the generality of the foregoing, each Guarantor agrees that until each and every one of the covenants and agreements of this Guaranty is fully performed, and without possibility of recourse, whether by operation of law or otherwise, such Guarantor’s undertakings hereunder shall not be released, in whole or in part, by any action or thing which might, but for this paragraph of this Guaranty, be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver, omission of the Lender Group, or any of them, or their failure to proceed promptly or otherwise, or by reason of any action taken or omitted by the Lender Group, or any of them, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of, such Guarantor or by reason of any further dealings between the Borrowers, on the one hand, and any member of the Lender Group, on the other hand, or any other guarantor or surety, and such Guarantor hereby expressly waives and surrenders any defense to its liability hereunder, or any right of counterclaim or offset of any nature or description which it may have or may exist based upon, and shall be deemed to have consented to, any of the foregoing acts, omissions, things, agreements or waivers.

(f)        The Lender Group, or any of them, may, without demand or notice of any kind upon or to any Guarantor, at any time or from time to time when any amount shall be due and payable hereunder by any Guarantor, if the Borrowers shall not have timely paid any of the Obligations (or in the case of Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred and five percent (105%) of the Letter of Credit Obligations), set-off and appropriate and apply to any portion of the Obligations hereby guaranteed, and in such order of application as the Administrative Agent may from time to time elect in accordance with this Agreement, any deposits, property, balances, credit accounts or moneys of any Guarantor in the possession of any member of the Lender Group or under their respective control for any purpose.  If and to the extent that any Guarantor makes any payment to the Administrative Agent or any other Person pursuant to or in respect of this Guaranty, any claim which such Guarantor may have against any Borrower by reason thereof shall be subject and subordinate to the prior payment in full of the Obligations to the satisfaction of the Lender Group.

(g)        The creation or existence from time to time of Obligations in excess of the amount committed to or outstanding on the date of this Guaranty is hereby authorized, without notice to any Guarantor, and shall in no way impair or affect this Guaranty or the rights of the Lender Group herein. It is the intention of each Guarantor and the Administrative Agent that each Guarantor’s obligations hereunder shall be, but not in excess of, the Maximum Guaranteed Amount (as herein defined).  The “Maximum Guaranteed Amount” with respect to any Guarantor, shall mean the maximum amount which could be paid by such Guarantor without rendering this Guaranty void or voidable as would otherwise be held or determined by a court of competent jurisdiction in any action or proceeding involving any state or Federal bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to the insolvency of debtors.

(h)        Upon the bankruptcy or winding up or other distribution of assets of any Borrower, or of any surety or guarantor (other than the applicable Guarantor) for any Obligations of the Borrowers to the Lender Group, or any of them, the rights of the Administrative Agent against any Guarantor shall not be affected or impaired by the omission of any member of the

Lender Group to prove its claim, or to prove the full claim, as appropriate, against the Borrowers, or any such other guarantor or surety, and the Administrative Agent may prove such claims as it sees fit and may refrain from proving any claim and in its discretion may value as it sees fit or refrain from valuing any security held by it without in any way releasing, reducing or otherwise affecting the liability to the Lender Group of each of  the Guarantors.

(i)         Each Guarantor hereby absolutely, unconditionally and irrevocably expressly waives, except to the extent such waiver would be expressly prohibited by Applicable Law, the following:  (i) notice of acceptance of this Guaranty, (ii) notice of the existence or creation of all or any of the Obligations, (iii) presentment, demand, notice of dishonor, protest and all other notices whatsoever (other than notices expressly required hereunder or under any other Loan Document to which any Guarantor is a party), (iv) all diligence in collection or protection of or realization upon the Obligations or any part thereof, any obligation hereunder, or any security for any of the foregoing, (v) all rights to enforce any remedy which the Lender Group, or any of them, may have against any Borrower and (vi) any and all rights under Official Code of Georgia Sections 10-7-23 and 10-7-24 and any analogous statute in any other applicable jurisdiction. If a claim is ever made upon any member of the Lender Group for the repayment or recovery of any amount or amounts received by such Person in payment of any of the Obligations and such Person repays all or part of such amount by reason of (A) any judgment, decree or order of any court or administrative body having jurisdiction over such Person or any of its property, or (B) any settlement or compromise of any such claim effected by such Person with any such claimant, including any Borrower, then in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any promissory note or other instrument evidencing any of the Obligations, and such Guarantor shall be and remain obligated to such Person hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person.

(j)         This Guaranty is a continuing guaranty of the Obligations and all liabilities to which it applies or may apply under the terms hereof and shall be conclusively presumed to have been created in reliance hereon.  No failure or delay by any member of the Lender Group in the exercise of any right, power, privilege or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy and no course of dealing between any Guarantor and any member of the Lender Group shall operate as a waiver thereof.  No action by any member of the Lender Group permitted hereunder shall in any way impair or affect this Guaranty.  For the purpose of this Guaranty, the Obligations shall include, without limitation, all Obligations of the Borrowers to the Lender Group, notwithstanding any right or power of any third party, individually or in the name of any Borrower and the Lender Group, or any of them, to assert any claim or defense as to the invalidity or unenforceability of any such Obligation, and no such claim or defense shall impair or affect the obligations of any Guarantor hereunder.

(k)        This Guaranty is a guaranty of payment and not of collection.  The Guarantors hereby guaranty the Obligations under this Guaranty as primary obligors thereof and not merely as sureties. In the event the Administrative Agent makes a demand upon any Guarantor in accordance with the terms of this Guaranty, such Guarantor shall be held and bound to the Administrative Agent directly as debtor in respect of the payment of the amounts hereby guaranteed.  All costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred by the Administrative Agent in obtaining performance of or collecting payments due under this Guaranty shall be deemed part of the Obligations guaranteed hereby.

(l)         As of the Agreement Date, each Subsidiary Guarantor is a direct or indirect wholly owned Domestic Subsidiary of a Borrower.  Each Guarantor expressly represents and acknowledges that any financial accommodations by the Lender Group to the Borrowers, including, without limitation, the extension of credit, are and will be of direct interest, benefit and advantage to such Guarantor.

(m)       Each Guarantor shall be entitled to subrogation and contribution rights from and against the Borrowers to the extent any Guarantor is required to pay to any member of the Lender Group any amount in excess of the Loans advanced directly to, or other Obligations incurred directly by, such Guarantor or as otherwise available under Applicable Law; provided,  however, that such subrogation and contribution rights are and shall be subject to the terms and conditions of this Section 3.1 and Section 13.5 and until the Obligations shall have been paid in full in cash (or in the case of the Letter of Credit Obligations, all of the Letter of Credit Obligations have been cash collateralized), each Guarantor hereby absolutely, unconditionally and irrevocably expressly subordinates to the prior payment of the Obligations, except to the extent such subordination would be expressly prohibited by Applicable Law, all rights of subrogation, indemnification, contribution and reimbursement from any Borrower for amounts paid hereunder and any benefit of, or right to participate in, any collateral or security now or hereinafter held by the Lender Group, or any of them, in respect to the Obligations.  The payment obligation of a Guarantor to any other Guarantor under any Applicable Law regarding contribution rights among co-obligors or otherwise shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Guaranty, and such Guarantor shall not exercise any right or remedy with respect to such rights until payment and satisfaction in full of all such obligations.  Notwithstanding anything to the contrary contained in this Guaranty, no Guarantor shall exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, nor shall proceed or seek recourse against or with respect to any property or asset of, any Borrower, any other Guarantor or any other guarantor (including after payment in full of the Obligations), if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of any Borrower, any other Guarantor or any other guarantor whether pursuant to the Security Agreement or otherwise.

Section 3.2      Special Provisions Applicable to Subsidiary Guarantors.

(a)        Pursuant to Section 6.17 of this Agreement, any new Domestic Subsidiary of any Borrower is required to enter into this Agreement by executing and delivering to the Administrative Agent a Guaranty Supplement.  Upon the execution and delivery of a Guaranty Supplement by such new Domestic Subsidiary, such Domestic Subsidiary shall become a Guarantor and Borrower Party hereunder with the same force and effect as if originally named as a Guarantor or Borrower Party herein.  The execution and delivery of any Guaranty Supplement (or any other supplement to any Loan Document delivered in connection therewith) adding an additional Guarantor as a party to this Agreement or any other Applicable Loan Document shall not require the consent of any other party hereto.  The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor hereunder.

(b)        At the option of the Borrowers, any existing or future direct or indirect Subsidiary of the Borrowers organized under the laws of Canada or any province thereof (excluding the Province of Quebec) (or any other foreign jurisdiction acceptable to the Administrative Agent and the Majority Lenders in their sole discretion) may be a Guarantor by executing and delivering to the Administrative Agent (i) a Guaranty Supplement, (ii) the other Security Documents required pursuant to Section 6.17 and (iii) any other foreign law security documents, notices and opinions required by the Administrative Agent in its sole discretion. Upon the execution and delivery of a Guaranty Supplement by such new Subsidiary, such Subsidiary shall become a Guarantor and Borrower Party hereunder with the same force and effect as if originally named as a Guarantor or Borrower Party herein.  The execution and delivery of any Guaranty Supplement (or any other supplement to any Loan Document delivered in connection therewith) adding an additional Guarantor as a party to this Agreement or any other Applicable Loan Document shall not require the consent of any other party hereto.  The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor hereunder.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.1      Conditions Precedent to Initial Advance.  The obligations of the Lenders to undertake the Revolving Loan Commitments and to make the initial Advance hereunder, and the obligation of the Issuing Banks to issue (or arrange for the issuance of) the initial Letter of Credit hereunder, are subject to the prior fulfillment of each of the following conditions:

(a)        The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i)         This duly executed Agreement;

(ii)        A duly executed Revolving Loan Note to each Lender requesting a promissory note in the amount of such Lender’s Revolving Commitment Ratio of the Revolving Loan Commitment;

(iii)       The Security Agreement duly executed by the Borrower Parties, together with Uniform Commercial Code financing statements for all of the Borrower Parties;

(iv)       The Reaffirmation Agreement duly executed by the Borrower Parties;

(v)        To the extent not previously delivered to the Administrative Agent in connection with the Existing Credit Agreement, original stock certificates evidencing the issued and outstanding shares of capital stock pledged to the Administrative Agent pursuant to the Security Agreement, together with stock powers or other appropriate instruments of transfer executed in blank;

(vi)       To the extent not previously delivered to the Administrative Agent in connection with the Existing Credit Agreement, the duly executed Blocked Account Agreements required by Section 6.14;

(vii)      The legal opinion of  King & Spalding LLP, counsel to the Borrower Parties, addressed to the Lender Group;

(viii)     The legal opinion of K&L Gates LLP, local counsel to the Borrower Parties, addressed to the Lender Group;

(ix)       A duly executed Borrowing Base Certificate dated as of the Agreement Date and calculated as of April 30, 2016;

(x)        The duly executed Request for Advance for the initial Advance of the Loans, with disbursement instructions attached thereto;

(xi)       A loan certificate signed by an Authorized Signatory of each Borrower Party, including a certificate of incumbency with respect to each Authorized Signatory of such Borrower Party, together with appropriate attachments which shall include, without limitation, the following: (A) a copy of the Certificate of Incorporation or Formation of such Borrower Party certified to be true, complete and correct by the Secretary of State of the State of such Borrower Party’s incorporation or formation, (B) a true, complete and correct copy of the bylaws or operating agreement of such Borrower Party, (C) a true, complete and correct copy of the resolutions of such Borrower Party authorizing the execution, delivery and performance by such Borrower Party of the Loan Documents and authorizing the borrowings or guaranty, as applicable, hereunder, (D) a certificate of good standing, existence, or similar appellation from each jurisdiction in which such Borrower Party is organized and, to the extent failure to be so qualified in any other jurisdiction could reasonably be expected to have a Materially Adverse Effect, foreign qualifications in those jurisdictions in which such Borrower Party is required to be qualified to do business; provided, that if a document referenced in clause (A) or (B) was delivered in connection with the Existing Credit Agreement, then delivery of such document shall not be required so long as the applicable Borrower Party delivers an officer’s certificate certifying that no changes have been made to such document, and such document remains in full force and effect.

(xii)      A Solvency Certificate executed by an Authorized Signatory of the Administrative Borrower regarding the solvency and financial condition of Parent and its Subsidiaries;

(xiii)     Parent’s and its Subsidiaries’ financial projections, including income statement, balance sheet and statement of cash flows, prepared on a monthly basis through fiscal year 2016 and an annual basis through fiscal year 2021;

(xiv)     Payment of all accrued and unpaid interest, fees, costs and expenses owing to the Administrative Agent (as defined in the Existing Credit Agreement) or the Lenders (as defined in the Existing Credit Agreement) under the Existing Credit Agreement;

(xv)      Certificates of insurance and loss payable endorsements with respect to the Borrower Parties (other than, with respect to assets that are not included in the Borrowing Base, insurance policies of the Borrower Parties covering such assets in foreign jurisdictions), in each case, meeting the requirements of Section 6.5;

(xvi)     Pay-off letters, termination statements, canceled mortgages and the like required by the Administrative Agent in connection with the removal of any Liens (other than Permitted Liens), including, without limitation, all tax Liens, against the assets of the Borrower Parties;

(xvii)    Lien search results with respect to the Borrower Parties from all appropriate jurisdictions and filing offices;

(xviii)   Evidence satisfactory to the Administrative Agent that the Liens granted pursuant to the Security Documents will be first priority perfected Liens on the Collateral (subject only to Permitted Liens);

(xix)     Payment of all fees and expenses payable to the Administrative Agent, the Affiliates of the Administrative Agent, and the Lenders in connection with the execution and delivery of this Agreement, including, without limitation, fees and expenses of counsel to the Administrative Agent;

(xx)      A certificate signed by an Authorized Signatory of the Administrative Borrower certifying that each of the applicable conditions set forth in Sections 4.2 and 4.3 have been satisfied;

(xxi)     That certain Master Assignment and Assumption Agreement duly executed by each of the parties thereto; and

(xxii)    All such other documents as the Administrative Agent may reasonably request, certified by an appropriate governmental official or an Authorized Signatory if so requested.

(b)        The Lender Group shall have received evidence satisfactory to them that no change in the business, assets, management, operations or financial condition of the Borrower Parties shall have occurred since January 30, 2016, which change has had or could be reasonably expected to have a Materially Adverse Effect, and the Lender Group shall have received a certificate of an Authorized Signatory of the Administrative Borrower so stating.

(c)        The Lender Group shall have received the financial statements described in Section 5.1(k), each in form and substance reasonably acceptable to the members of the Lender Group.

(d)        The Lender Group shall have received evidence satisfactory to them that (i) all Necessary Authorizations are in full force and effect and are not subject to any pending or threatened reversal or cancellation, and all applicable waiting periods have expired, and that no other consents or approvals are required and (ii) there is no ongoing investigation or inquiry by any Governmental Authority regarding (A) the Loans or any other transaction contemplated by the Loan Documents or (B) the conduct of the businesses and the ownership (or lease) of the Properties of the Borrower Parties, except, with respect to this clause (ii)(B), as could not reasonably be expected to have a Materially Adverse Effect, and the Lender Group shall have received a certificate of an Authorized Signatory of the Administrative Borrower so stating.

(e)        The Administrative Agent and the Lenders shall have received all documentation and information required by any Governmental Authority under any applicable “know your customer” and anti-money laundering laws.

(f)        The Administrative Agent shall have completed such other business, financial, collateral, regulatory and legal due diligence with respect to the Borrower Parties and the results thereof shall be acceptable to the Administrative Agent, in its sole discretion.

Section 4.2      Conditions Precedent to Each Advance.  The obligation of the Lenders to make each Advance, including the initial Advance hereunder (but excluding Advances, the proceeds of which are to reimburse (i) the Swing Bank for Swing Loans, (ii) the Administrative Agent for Agent Advances or (iii) the Issuing Banks for amounts drawn under a Letter of Credit), is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Advance:

(a)        All of the representations and warranties of the Borrower Parties under this Agreement and the other Loan Documents, which, pursuant to Section 5.4, are made at and as of the time of such Advance, shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) at such time, both before and after giving effect to the application of the proceeds of the Advance;

(b)        Since February 2, 2019, there shall have been no change that has had or could be reasonably expected to have a Materially Adverse Effect; and

(c)        There shall not exist on the date of such Advance and after giving effect thereto, a Default.

The Borrowers hereby agree that the delivery of any Request for Advance hereunder shall be deemed to be the certification of the Authorized Signatory thereof that all of the conditions set forth in this Section 4.2 have been satisfied.  Notwithstanding the foregoing, if the conditions, or any of them, set forth above are not satisfied, then the Borrower shall deliver to the Administrative Agent notice thereof and such conditions may be waived by the requisite Lenders under Section 11.12.

Section 4.3       Conditions Precedent to Each Letter of Credit.  The obligation of the Issuing Banks to issue (or arrange for the issuance of) each Letter of Credit (including the initial

Letter of Credit) hereunder is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with the issuance of such Letter of Credit:

(a)        All of the representations and warranties of the Borrower Parties under this Agreement and the other Loan Documents, which, pursuant to Section 5.4, are made at and as of the time of the issuance of such Letter of Credit, shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) at such time, both before and after giving effect to the issuance of such Letter of Credit;

(b)        Since February 2, 2019, there shall have been no change that has had or could be reasonably expected to have a Materially Adverse Effect; and

(c)        There shall not exist on the date of issuance of such Letter of Credit, and after giving effect thereto, a Default.

The Borrowers hereby agree that the delivery of any Request for Issuance of a Letter of Credit hereunder shall be deemed to be the certification of the Authorized Signatory thereof that all of the conditions set forth in this Section 4.3 have been satisfied.  Notwithstanding the foregoing, if the conditions, or any of them, set forth above are not satisfied, such conditions may be waived by the requisite Lenders under Section 11.12.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Section 5.1      General Representations and Warranties.  In order to induce the Lender Group to enter into this Agreement and to extend the Loans and issue the Letters of Credit to the Borrowers, each Borrower Party hereby represents and warrants that:

(a)        Organization; Power; Qualification.  Each Borrower Party (i) is a corporation, partnership or limited liability company duly organized, validly existing, and in good standing under the laws of its state of incorporation or formation, (ii) has the corporate or other company power and authority to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted, and (iii) is duly qualified and is in good standing as a foreign corporation or other company, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization except in each case where the failure to have such power and authority described in clause (ii) above or to be so qualified as described in clause (iii) above would not reasonably be expected to have a Materially Adverse Effect.

(b)        Authorization; Enforceability.  Each Borrower Party has the power and has taken all necessary action, corporate or otherwise, to authorize it to execute, deliver, and perform its obligations under this Agreement and each of the other Loan Documents to which it is a party in accordance with the terms thereof and to consummate the transactions contemplated hereby and thereby.  Each of this Agreement and each other Loan Document to which a Borrower Party is a party has been duly executed and delivered by such Borrower Party, and (except for Requests for Advance, Requests for Issuance of Letters of Credit, Notices of Conversion/Continuation, Notices of Requested Commitment Increases and Uniform

Commercial Code financing statements solely to the extent they do not contain any affirmative obligations of the Borrower Parties) is a legal, valid and binding obligation of such Borrower Party, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c)        Partnerships; Joint Ventures; Subsidiaries.  Except as disclosed on Schedule 5.1(c)-1, as of the Agreement Date, no Borrower Party or any Subsidiary of a Borrower Party has any Subsidiaries, which Subsidiaries are identified on such Schedule as Domestic Subsidiaries or Foreign Subsidiaries.  As of the Agreement Date, no Borrower Party or any Subsidiary of a Borrower Party is a partner or joint venturer in any partnership or joint venture other than (i) the Subsidiaries listed on Schedule 5.1(c)-1 and (ii) the partnerships and joint ventures (that are not Subsidiaries) listed on Schedule 5.1(c)-2.  Schedule 5.1(c)-1 and Schedule 5.1(c)-2 set forth, for each Person set forth thereon, a complete and accurate statement of (i) the percentage ownership of each such Person by the applicable Borrower Party or Subsidiary of a Borrower Party as of the Agreement Date, (ii) the state or other jurisdiction of incorporation or formation, as appropriate, of each such Person as of the Agreement Date, (iii) each state in which each such Person is qualified to do business on the Agreement Date and (iv) all of each such Person’s trade names, trade styles, “doing business as” or fictitious names which such Person has used or under which such Person has transacted business during the five (5) year period immediately preceding the Agreement Date.

(d)        Capital Stock and Related Matters.  The authorized Equity Interests as of the Agreement Date of each Borrower Party and each Subsidiary of a Borrower Party that is a corporation and the number of shares of such Equity Interests that are issued and outstanding as of the Agreement Date are as set forth on Schedule 5.1(d).  All of the shares of such Equity Interests in Domestic Subsidiaries that are issued and outstanding as of the Agreement Date have been duly authorized and validly issued and are fully paid and non-assessable.  None of such Equity Interests in Domestic Subsidiaries have been issued in violation of the Securities Act, or the securities, “Blue Sky” or other Applicable Laws of any applicable jurisdiction.  As of the Agreement Date, the Equity Interests of each such Borrower Party (other than Parent) and each such Subsidiary of a Borrower Party are owned by the parties listed on Schedule 5.1(d) in the amounts set forth on such schedule and a description of the Equity Interests of each such party is listed on Schedule 5.1(d).  As of the Agreement Date, except as described on Schedule 5.1(d), no Borrower Party (other than Parent) or any Subsidiary of a Borrower Party has outstanding any stock or securities convertible into or exchangeable for any shares of its Equity Interests, nor are there any preemptive or similar rights to subscribe for or to purchase, or any other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, or claims of any character relating to, any Equity Interests or any stock or securities convertible into or exchangeable for any Equity Interests.  Except as set forth on Schedule 5.1(d), as of the Agreement Date, no Borrower Party or any Subsidiary of any Borrower Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or to register any shares of its Equity Interests, and there are no agreements restricting the transfer of any shares of such Borrower Party’s or such Subsidiary’s Equity Interests.

(e)        Compliance with Law, Loan Documents, and Contemplated Transactions.  The execution, delivery, and performance of this Agreement and each of the other Loan Documents in accordance with their respective terms and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any Applicable Law, (ii) conflict with, result in a breach of, or constitute a default under the certificate of incorporation or formation or by-laws, partnership agreement or operating agreement of any Borrower Party or under any indenture, agreement, or other instrument to which any Borrower Party is a party or by which any Borrower Party or any of its properties may be bound, or (iii) result in or require the creation or imposition of any Lien upon or with any assets or property of any Borrower Party except Permitted Liens.

(f)        Necessary Authorizations.  Each Borrower Party and each Subsidiary of a Borrower Party has obtained all Necessary Authorizations, and all such Necessary Authorizations are in full force and effect except, other than with respect to the transactions contemplated by the Loan Documents, where failure to obtain such Necessary Authorizations, or the failure of such Necessary Authorizations to be in full force and effect, could not reasonably be expected to have a Materially Adverse Effect.  None of such Necessary Authorizations is the subject of any pending or, to the best of each Borrower Party’s knowledge, threatened attack or revocation, by the grantor of the Necessary Authorization except, other than with respect to the transactions contemplated by the Loan Documents, where the revocation by the grantor of such Necessary Authorizations could not reasonably be expected to have a Materially Adverse Effect.

(g)        Title to Properties.  Each Borrower Party has good and marketable title to, or a valid leasehold interest in, all of its properties and assets except as could not, individually or in the aggregate, be expected to have a Materially Adverse Effect, and none of such properties or assets is subject to any Liens, other than Permitted Liens.

(h)        Material Contracts.  Schedule 5.1(h) contains a complete list, as of the Agreement Date, of each Material Contract, true, correct and complete copies of which have been delivered to the Administrative Agent.  Schedule 5.1(h) further identifies, as of the Agreement Date, each Material Contract that requires consent to the granting of a Lien in favor of the Administrative Agent on the rights of any Borrower Party thereunder.  No Borrower Party or any Subsidiary of a Borrower Party is in default under or with respect to any Material Contract to which it is a party or by which it or any of its properties are bound which default gives rise to a right of termination by the non-defaulting party and which Material Contract, if terminated, could reasonably be expected to have a Materially Adverse Effect.

(i)         Labor Matters.  Except as disclosed on Schedule 5.1(i):  as of the Agreement Date, (i) no Borrower Party is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint pending against any Borrower Party before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Borrower Party; and (iii) no strike or work stoppage is in existence involving any employees of any Borrower Party, except (with respect to any matter specified in clause (i) or (ii) above) such as could not reasonably be expected to have a Materially Adverse Effect.

(j)         Taxes.  Except as set forth on Schedule 5.1(j), all federal and state income tax returns and other material tax returns of each Borrower Party required by law to be filed have been filed, and all federal and state income taxes and other material taxes, assessments, governmental charges or levies upon each Borrower Party and any of their respective properties, income, profits, and assets, which are shown thereon to be due and payable, have been paid, except (x) any payment of any of the foregoing which such Borrower Party or such Subsidiary, as applicable, is currently contesting in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Borrower Party or such Subsidiary, as the case may be or (y) taxes in an aggregate amount not to exceed $500,000 at any time.  As of the Agreement Date, no material adjustment relating to any tax returns has been proposed formally or informally by any Governmental Authority and, to the knowledge of each Borrower Party, no basis exists for any such adjustment, except as reflected in the charges, accruals and reserves on the books of the Borrower Parties and their Subsidiaries.  As of the Agreement Date, the charges, accruals, and reserves on the books of the Borrower Parties and their Subsidiaries in respect of taxes are, in the good faith judgment of the Borrower Parties, adequate. Except as set forth on Schedule 5.1(j), as of the Agreement Date, no Borrower Party or any Subsidiary of a Borrower Party has knowledge of any pending audit by the Internal Revenue Service or any other taxing authority.

(k)        Financial Statements.  The Borrowers have furnished, or have caused to be furnished, to the Lenders the audited consolidated financial statements of Parent and its Subsidiaries which present fairly in accordance with GAAP the financial position of Parent and its Subsidiaries as at January 30, 2016.

(l)         No Adverse Change.  Since February 2, 2019, there has occurred no event which has had or could reasonably be expected to have a Materially Adverse Effect.

(m)       Liabilities, Litigation, etc.  As of the Agreement Date, except for liabilities incurred in the normal course of business, no Borrower Party or any Subsidiary of any Borrower Party has any liabilities exceeding (individually or in the aggregate) $10,000,000, direct or contingent, except as disclosed or referred to in the financial statements referred to in Section 5.1(k) or with respect to the Obligations.  As of the Agreement Date, except as described on Schedules 5.1(m) and 5.1(v), there is no litigation, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of the Borrower Parties, threatened against or affecting any Borrower Party, any Subsidiary of any Borrower Party or any of their respective properties which could reasonably be expected to result in any judgment against or liability of such Borrower Party or Subsidiary in excess of $10,000,000 individually and in the aggregate with respect to all Borrower Parties and their Subsidiaries, or the loss of any certification or license the loss of which could reasonably be expected to have a Materially Adverse Effect.  None of such litigation disclosed on Schedules 5.1(m) and 5.1(v), individually or collectively, could reasonably be expected to have a Materially Adverse Effect.

(n)        ERISA.  Each Borrower Party and each Plan are in compliance in all material respects with ERISA and the Code, and no Borrower Party nor any of its ERISA Affiliates has incurred any accumulated funding deficiency within the meaning of ERISA or the Code with respect to any such Plan that is subject to the minimum funding requirements of ERISA or the Code.  Each Borrower Party and each of its ERISA Affiliates have complied with all material requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code.  No Borrower Party has made any promises of retirement or other benefits to employees, except as set forth in the Plans.  No Borrower Party has incurred any material liability to the PBGC in connection with any such Plan.  No Reportable Event has occurred and is continuing with respect to any such Plan.  No such Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA, or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any Borrower Party to any penalty or tax on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code that could reasonably be expected to have a Materially Adverse Effect. No Borrower Party or any ERISA Affiliate is a participant in or is obligated to make any payment to a Multiemployer Plan.

(o)        Intellectual Property; Licenses; Certifications.  As of the Agreement Date, except as set forth on Schedule 5.1(o), no Borrower Party owns any registered patents, trademarks, service marks or copyrights, and has no pending registration applications with respect to any of the foregoing. As of the Agreement Date, the Borrower Parties own or otherwise have the right to use all patents, trademarks, service marks or copyrights necessary for the operation of the business of the Borrower Parties as currently conducted, except for any such the failure to so own or have the right to use could not reasonably be expected to have a Materially Adverse Effect.

(p)        Compliance with Law; Absence of Default.  Each Borrower Party and each Subsidiary of a Borrower Party is in compliance with all Applicable Laws and with all of the provisions of its certificate of incorporation or formation and by-laws or other governing documents except where the failure to be in compliance could not reasonably be expected to have a Materially Adverse Effect, and no event has occurred or has failed to occur which has not been remedied or waived, the occurrence or non-occurrence of which constitutes a Default.

(q)        Accuracy and Completeness of Information.  All written information, reports, other papers and data relating to the Borrower Parties and their Subsidiaries furnished by or at the direction of the Borrower Parties to the Lender Group (other than projections, estimates and forecasts) were, at the time furnished, complete and correct in all material respects.  With respect to projections, estimates and forecasts given to the Lender Group, such projections, estimates and forecasts are based on the Borrower Parties’ good faith assessment of the future of the business at the time made.  The Borrower Parties had a reasonable basis for such assessment at the time made.  As of the First Amendment Effective Date, the information included in the Beneficial Ownership Certification delivered on such date is true and correct in all respects.

(r)        Compliance with Regulations T, U, and X.  No Borrower Party is engaged principally in the business of, or has as one of its important activities, extending credit for the purpose of purchasing or carrying, any “margin security” or “margin stock” as defined in Regulations T, U and X of the Board of Governors of the Federal Reserve System (herein called “Margin Stock”).  None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any Funded Debt which was originally incurred to purchase or carry Margin Stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulations T, U and X.  If so requested by the Administrative Agent, the Borrowers will furnish the Administrative Agent with (i) a statement or statements in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of said Board of Governors and (ii) other documents evidencing its compliance with the margin regulations reasonably requested by the Administrative Agent.  Neither the making of the Loans nor the use of proceeds thereof will violate the provisions of Regulation T, U or X of said Board of Governors.

(s)        Solvency.  As of the Agreement Date and after giving effect to the transactions contemplated by the Loan Documents (i) the property of each Borrower, individually, and the Borrower Parties, taken as a whole, at a fair valuation on a going concern basis, will exceed its or their, as applicable, debt; (ii) the capital of each Borrower Party will not be unreasonably small to conduct its business; and (iii) no Borrower Party will have incurred debts, or have intended to incur debts, beyond its ability to pay such debts as they mature.  For purposes of this Section, “debt” shall mean any liability on a claim, and “claim” shall mean (A) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, legal, equitable, secured or unsecured, or (B) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, undisputed, secured or unsecured.

(t)         Insurance.  As of the Agreement Date, all material insurance policies and coverages maintained by the Borrower Parties and their Subsidiaries are described on Schedule 5.1(t).

(u)        Real Property.  All real property leased by each Borrower Party as of the Agreement Date where Collateral is located is set forth in Schedule 5.1(u)-1.  All real property owned by each Borrower Party as of the Agreement Date is set forth in Schedule 5.1(u)-2.

(v)        Environmental Matters.

(i)         Except as specifically disclosed in Schedule 5.1(v) or as could not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect, no Borrower Party or any Subsidiary thereof (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has received notice of any claim with respect to any Environmental Law or (C) knows of any basis for any liability under any Environmental Law.

(ii)        Except in each case, as could not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect or as otherwise set forth in Schedule 5.1(v), (A) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or, to the knowledge of any Borrower Party, operated by any Borrower Party; (B) there is no asbestos or asbestos-containing material on any property currently owned or, to the knowledge of any Borrower Party, operated by any Borrower Party or; and (C) to the knowledge of the Borrower Parties, Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Borrower Party or any Subsidiary thereof.

(iii)       Except in each case, as could not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect or as otherwise set forth on Schedule 5.1(v), (i) no Borrower Party or any Subsidiary thereof is undertaking, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Borrower Party or any Subsidiary thereof have been disposed of in a manner not reasonably expected to result in liability to any Borrower Party or any Subsidiary thereof.

(w)       Name of Borrower Party.  Except as set forth on Schedule 5.1(w), no Borrower Party has changed its name within the preceding five (5) years from the Agreement Date.

(x)        Investment Company Act.  No Borrower Party or any Subsidiary of a Borrower Party is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Borrower Parties of this Agreement nor the issuance of any Revolving Loan Notes violates any provision of such Act or requires any consent, approval, or authorization of, or registration with, any governmental or public body or authority pursuant to any of the provisions of such Act.

(y)        Anti-Corruption Laws; Anti-Money Laundering Laws; and Sanctions.

(i)         None of the Borrowers or any of their Subsidiaries or any of their respective directors, officers, employees, or to the knowledge of the Borrowers, the agents or Affiliates of the Borrowers is a Sanctioned Person.

(ii)        The Borrowers, their Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Borrowers, the agents of the Borrowers and their Subsidiaries, are in compliance in all material respects with applicable Anti-Corruption Laws, applicable Anti-Money Laundering Laws, and applicable Sanctions.  The Borrowers and their Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Anti-Corruption Laws and applicable Sanctions.

(z)        License Agreements.  As of the Agreement Date, all License Agreements of the Borrower Parties are listed on Schedule 5.1(z).

(aa)      EEA Financial Institutions.  No Borrower Party or any Subsidiary of a Borrower Party is an EEA Financial Institution.

Section 5.2     Representations and Warranties Relating to Credit Card Receivables and Accounts Receivables.  With respect to all Accounts of each Borrower Party, such Borrower Party hereby warrants and represents to the Lender Group that such Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of such Borrower Party’s business.  As to each Account that was included by such Borrower Party as an Eligible Account or an Eligible Credit Card Receivable in the most recent Borrowing Base Certificate submitted to the Administrative Agent by the Administrative Borrower, such Account was not ineligible (to the Administrative Borrower’s knowledge with respect to any Account deemed ineligible by the Administrative Agent in the exercise of its Permitted Discretion) by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts or Eligible Credit Card Receivables, as applicable, as of the date of such Borrowing Base Certificate.

Section 5.3      Representations and Warranties Relating to Inventory.  As to Inventory that was included by such Borrower Party as Eligible Inventory in the most recent Borrowing Base Certificate submitted to the Administrative Agent by the Administrative Borrower, such Inventory was not ineligible (to the Administrative Borrower’s knowledge with respect to any Account deemed ineligible by the Administrative Agent in the exercise of its Permitted Discretion) by virtue of one or more of the applicable excluding criteria set forth in the definition of Eligible Domestic Inventory, Eligible Canadian Inventory, Eligible In-Transit Inventory and Eligible L/C Inventory, as the case may be, as of the date of such Borrowing Base Certificate.

Section 5.4      Survival of Representations and Warranties, etc.  All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made, and shall be true and correct, at and as of the Agreement Date and the date of each Advance or issuance of a Letter of Credit hereunder, except to the extent previously fulfilled in accordance with the terms of this Agreement or the other Loan Documents and to the extent subsequently inapplicable.  All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution hereof by the Lender Group, or any of them, any investigation or inquiry by any member of the Lender Group, or the making of any Advance or the issuance of any Letter of Credit under this Agreement.

Section 5.5      Representations and Warranties Relating to Trademarks.  As to trademarks and trademark applications that were included by such Borrower Party as Eligible Trademarks in the most recent Borrowing Base Certificate submitted to the Administrative Agent by the Administrative Borrower, such trademarks and trademark applications constituted Eligible Trademarks as of the date of such Borrowing Base Certificate.

ARTICLE 6

GENERAL COVENANTS

Until the later of the date the Obligations are repaid and performed in full or the date the Borrowers no longer have the right to borrow, or have Letters of Credit issued, hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and unless the Majority Lenders shall otherwise give their prior consent in writing:

Section 6.1      Preservation of Existence and Similar Matters.  Each Borrower Party will, and will cause each of its Subsidiaries to (i) except as expressly permitted by Section 8.7, preserve and maintain its existence, and, solely with respect to its Domestic Subsidiaries, maintain its due organization, valid existence and good standing, in each case in its jurisdiction of incorporation or organization, (ii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization except where the failure to be so qualified would not reasonably be expected to have a Materially Adverse Effect, and (iii) maintain all Necessary Authorizations except where the failure to maintain such Necessary Authorizations would not reasonably be expected to have a Materially Adverse Effect.

Section 6.2      Compliance with Applicable Law.  Each Borrower Party will, and will cause each of its Subsidiaries to, comply, in all material respects, with the requirements of all Applicable Law, except (other than with respect to Anti-Corruption Laws, applicable Anti-Money Laundering Laws, and applicable Sanctions) where the failure to so comply could not reasonably be expected to have a Materially Adverse Effect.  Each Borrower Party will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by such Borrower Party, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

Section 6.3      Maintenance of Properties.  Each Borrower Party will, and will cause each of its Domestic Subsidiaries to, maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition, normal wear and tear and disposal of obsolete equipment excepted, all properties used or useful in its business (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments, and improvements thereto, except where the failure to do so could not reasonably be expected to have a Materially Adverse Effect.

Section 6.4      Accounting Methods and Financial Records.  Each Borrower Party will, and will cause each of its Domestic Subsidiaries to, maintain a system of accounting established and administered in accordance with GAAP and will keep adequate records and books of account in which complete entries will be made in accordance with such accounting principles consistently applied and reflecting all transactions required to be reflected by such accounting principles.

Section 6.5      Insurance.

(a)        Each Borrower Party will, and will cause each of its Subsidiaries to, maintain insurance including, but not limited to, public liability, property insurance, comprehensive general liability, product liability, business interruption and fidelity coverage insurance, in such amounts and against such risks as would be customary for companies in the same industry and of comparable size as the Borrower Parties and their Subsidiaries from financially sound and reputable insurance companies having and maintaining an A.M. Best rating of “A minus” or better and being in a size category of VI or larger or otherwise acceptable to the Administrative Agent.  Without limitation to the foregoing, each Borrower Party further agrees to maintain and pay for, or cause to be paid for, insurance upon all goods constituting Collateral wherever located, in storage or in transit in vehicles, vessels or aircraft, including goods evidenced by documents, covering casualty, hazard, public liability and such other risks and in such amounts as would be customary for companies in the same industry and of comparable size as the Borrower Parties, from financially sound and reputable insurance companies having and maintaining an A.M. Best rating of “A minus” or better and being in a size category of VI or larger or otherwise acceptable to the Administrative Agent to insure the Lender Group’s interest in such Collateral.  All such insurance policies covering goods that constitute Collateral shall name the Administrative Agent as loss payee and all general liability insurance policies of the Borrower Parties shall name the Administrative Agent as additional insured (other than, with respect to assets that are not included in the Borrowing Base, insurance policies of the Borrower Parties in foreign jurisdictions), each Borrower Party shall deliver the original certificates of insurance or banker’s endorsements evidencing that the required liability insurance policies of the Borrower Parties naming the Administrative Agent as additional insured is in force together with satisfactory lender’s loss payable endorsements or banker’s endorsements with respect to insurance covering goods that constitute Collateral.  Each policy of insurance or endorsement with respect to property coverage shall contain a clause requiring the insurer to give not less than thirty (30) days’ prior written notice (or ten (10) days’ prior written notice with respect to any cancellation for non-payment of premium) to the Administrative Agent in the event of cancellation or modification of the policy for any reason whatsoever and a clause that the interest of the Administrative Agent shall not be impaired or invalidated by any act or neglect of any Borrower Party or owner of the Collateral.  If any Borrower Party fails to provide and pay for such insurance, the Administrative Agent may, at the Borrowers’ expense, procure the same, but shall not be required to do so.  Each Borrower Party agrees to deliver to the Administrative Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

(b)        The Borrower Parties will, at the Borrower Parties’ expense, maintain each Life Insurance Policy. If any Borrower Party fails to maintain any such insurance, to the extent any such insurance has not been paid for in full, the Administrative Agent may pay the premiums thereon or otherwise arrange for such insurance, but at the Borrower Parties’ expense and without any responsibility on the Administrative Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Notwithstanding anything in any Life Insurance Assignment to the contrary, the Borrower Parties agree that any such payments made by the Administrative Agent at the Borrower Parties’ expense shall constitute Obligations hereunder and bear interest as a Base Rate Advance.  The Administrative Borrower shall give the Administrative Agent prompt notice of the death of any Person covered by any Life Insurance Policy.  The Administrative Agent shall have the sole right to file claims under any Life Insurance Policy, to collect the net proceeds of any such policy, to surrender any such policy, to obtain policy loans thereon from the insurer, to receive, receipt and give acquittance for any payments that may be payable thereunder (including without limitation, the right to collect and receive all distributions or shares of surplus, dividend deposits or additions to such policy made or apportioned thereto, and to exercise any and all options contained in such policy with respect thereto), to exercise all nonforfeiture rights under such policy, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policy.  The Borrower Parties shall take all action requested by the Administrative Agent and necessary to cause each Eligible Life Insurance Policy to be at all times subject to an effective Life Insurance Assignment.

(c)        To the extent that any real property of a Borrower Party owned in fee simple becomes Collateral hereunder, and such real property is located in a “special flood hazard area” as designated by the Federal Emergency Management Agency (or any successor agency), such Borrower Party shall maintain flood insurance in an amount required to ensure compliance with any applicable Flood Insurance Laws.

Section 6.6      Payment of Taxes and Claims.  Each Borrower Party will, and will cause each of its Subsidiaries to, pay and discharge all material taxes, assessments, and governmental charges or levies imposed upon it or its income or profit or upon any properties belonging to it prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which have become due and payable and which by law have or may become a Lien upon any of its Property; except that, no such tax, assessment, charge, levy, or claim need be paid which is being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy, or claim does not become a Lien or charge other than a Permitted Lien and no foreclosure, distraint, sale, or similar proceedings shall have been commenced and remain unstayed for a period thirty (30) days after such commencement.  Each Borrower Party shall, and shall cause each of its Subsidiaries to, timely file all information returns required by federal, state, or local tax authorities.

Section 6.7      Visits and Inspections.  Each Borrower Party will, and will permit each of its Subsidiaries to, permit representatives of the Administrative Agent to (a) visit and inspect the properties of the Borrower Parties and their Subsidiaries during normal business hours, (b) inspect and make extracts from and copies of the Borrower Parties’ and their Subsidiaries’ books and records, and (c) discuss with the Borrower Parties’ and their Subsidiaries’ respective principal officers the Borrower Parties’ or such Subsidiaries’ businesses, assets, liabilities, financial positions, results of operations, and business prospects relating to the Borrower Parties or such Subsidiaries; provided,  however, Borrowers shall only be obligated to pay for one field audit and one appraisal in any twelve (12) month period unless (i) Excess Availability is less than or equal to twenty percent (20%) of the amount of the Revolving Loan Commitment then in effect, in which case the Borrowers shall be obligated to pay for two field audits and two appraisals during any twelve (12) month period or (ii) an Event of Default has occurred and is continuing, in which case, the Borrowers shall pay for all field audits and appraisals, as determined by the Administrative Agent in its sole and absolute discretion; provided,  further, annual appraisals of Eligible Trademarks shall only be required if the Leverage Ratio exceeds 3.00:1.00 as of the end of the most recent ended fiscal year; provided,  further, any field exam or appraisal conducted pursuant to Section 8.7(d) shall not count against the limitations on field exams and appraisals described above.  Any other member of the Lender Group may, at its expense, accompany the Administrative Agent on any regularly scheduled visit (or at any time that a Default exists any visit regardless of whether it is regularly scheduled) to the Borrower Parties and their Subsidiaries’ properties.

Section 6.8       ERISA.  Each Borrower Party shall at all times make, or cause to be made, prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to each Borrower Party’s and its ERISA Affiliates’ Plans that are subject to such funding requirements; furnish to the Administrative Agent, promptly upon the Administrative Agent’s request therefor, copies of any annual report required to be filed pursuant to ERISA in connection with each such Plan of each Borrower Party and its ERISA Affiliates; notify the Administrative Agent as soon as practicable of any ERISA Event that could reasonably be expected to have a Materially Adverse Effect; and furnish to the Administrative Agent, promptly upon the Administrative Agent’s request therefor, such additional information concerning any such Plan as may be reasonably requested by the Administrative Agent.

Section 6.9      Lien Perfection.  Each Borrower Party agrees to take such action as may be reasonably requested by the Administrative Agent to perfect or continue the perfection of the Administrative Agent’s (on behalf of, and for the benefit of, the Lender Group) security interest in the Collateral.  Each Borrower Party hereby authorizes the Administrative Agent to file any such financing statement on such Borrower Party’s behalf describing the Collateral.

Section 6.10    Location of Collateral.  All tangible property owned by a Borrower Party constituting Collateral, other than Inventory in transit, Inventory sold or consigned for sale in the ordinary course of business and raw materials and work-in-process located at manufacturing sites outside the US and Canada, is on the Agreement Date kept by the Borrower Parties at one or more of the business locations of the Borrower Parties set forth in Schedule 6.10.  The Inventory shall not, without the prior written approval of the Administrative Agent, be moved from the locations set forth on Schedule 6.10 except for (a) Inventory in transit, (b) raw materials and work-in-process located at manufacturing sites outside the US and Canada, (c) sales or other dispositions of assets permitted pursuant to Section 8.7 or consignments for sale in the ordinary course of business and (d) locations within the US or Canada (other than the Province of Quebec) other than those specified in the first sentence of this Section 6.10 if (i) the Administrative Borrower gives the Administrative Agent reasonable notice of the new location and (ii) the Lender Group’s security interest in such Inventory is and continues to be a duly perfected, first priority Lien thereon.

Section 6.11    Protection of Collateral.  All insurance expenses and expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral (including, without limitation, all rent payable by any Borrower Party to any landlord of any premises where any of the Collateral may be located), and any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof, shall be borne and paid by the Borrower Parties.  If the Borrower Parties fail to promptly pay any portion thereof when due, the Lenders may, at their option during the existence of an Event of Default, but shall not be required to, make a Base Rate Advance for such purpose and pay the same directly to the appropriate Person.  The Borrower Parties agree to reimburse the Lenders promptly therefor with interest accruing thereon daily at the Default Rate provided in this Agreement.  All sums so paid or incurred by the Lenders for any of the foregoing and all reasonable costs and expenses (including attorneys’ fees, legal expenses, and court costs) which the Lenders may incur in enforcing or protecting the Lien on or rights and interest in the Collateral or any of their rights or remedies under this or any other agreement between the parties hereto or in respect of any of the transactions to be had hereunder until paid by the Borrowers to the Lenders with interest at the Default Rate, shall be considered Obligations owing by the Borrowers to the Lenders hereunder.  Such Obligations shall be secured by all Collateral and by any and all other collateral, security, assets, reserves, or funds of the Borrower Parties in or coming into the hands or inuring to the benefit of the Lenders.  Neither the Administrative Agent nor the Lenders shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in the Administrative Agent’s or the Lenders’ actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at the Borrower Parties’ sole risk.

Section 6.12     Assignments and Records of Accounts.  If so requested by the Administrative Agent during the continuance of an Event of Default, each Borrower Party shall execute and deliver to the Administrative Agent, for the benefit of the Lender Group, formal written assignments of all of the Accounts constituting Collateral daily, which shall include all such Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.  Each Borrower Party shall keep in all material respects accurate and complete records of the Accounts and all payments and collections thereon.

Section 6.13    Administration of Accounts.

(a)        The Administrative Agent retains the right after the occurrence and during the continuance of an Event of Default to notify the Account Debtors to pay all amounts owing on Accounts constituting Collateral to the Administrative Agent, for the benefit of the Lender Group, and to collect the Accounts directly in its own name and to charge the collection costs and expenses, including attorneys’ fees, to the Borrower Parties.  The Administrative Agent has no duty to protect, insure, collect or realize upon the Accounts or preserve rights in them.  Each Borrower Party irrevocably makes, constitutes and appoints the Administrative Agent as such Borrower Party’s true and lawful attorney and agent-in-fact to endorse such Borrower Party’s name on any checks, notes, drafts or other payments relating to the Accounts which come into the Administrative Agent’s possession or under the Administrative Agent’s control as a result of its taking any of the foregoing actions.  Additionally, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, for the benefit of the Lender Group, shall have the right to collect and settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as the Administrative Agent may deem advisable, and to charge the deficiencies, reasonable costs and expenses thereof, including attorney’s fees, to the Borrower Parties.

(b)        If an Account includes a charge for any tax payable to any governmental taxing authority, upon the occurrence and during the continuance of an Event of Default, the

Administrative Agent on behalf of the Lenders is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of the applicable Borrower Party and to make a Base Rate Advance to the Borrowers to pay therefor.  The Borrower Parties shall notify the Administrative Agent if any Account includes any tax due to any governmental taxing authority and, in the absence of such notice, the Administrative Agent shall have the right to retain the full proceeds of the Account and shall not be liable for any taxes to any governmental taxing authority that may be due by any Borrower Party by reason of the sale and delivery creating the Account.

(c)        Whether or not a Default has occurred, any of the Administrative Agent’s officers, employees or agents shall have the right after prior notice to the Administrative Borrower (provided no prior notice shall be required if an Event of Default shall have occurred and be continuing), at any time or times hereafter, in the name of the Lenders, or any designee of the Lenders or the Borrower Parties, to verify the validity, amount or other matter relating to any Accounts by mail, telephone, email or otherwise.  The Borrower Parties shall cooperate fully with the Administrative Agent and the Lenders in an effort to facilitate and promptly conclude any such verification process.

Section 6.14    Blocked Account Agreements.

(a)        Each deposit account and securities account owned or maintained by the Borrower Parties (other than an Excluded Deposit Account) shall be maintained at a bank or financial institution which is reasonably acceptable to the Administrative Agent (each such bank, a “Cash Management Bank”).  As of the Agreement Date, each deposit account and securities account of the Borrower Parties is listed on Schedule 6.14 and such schedule designates which accounts are deposit accounts.  Except with respect to Excluded Accounts or with the prior written consent of the Administrative Agent, each deposit account and securities account maintained by any Borrower Party shall be subject to a control agreement in form and substance satisfactory to the Administrative Agent and such bank or financial institution (each such account, a “Blocked Account Agreement”); provided, that, with respect to any deposit account or securities account (other than any Excluded Deposit Account) opened or acquired by the Borrower Parties (i) after the Agreement Date but before the First Amendment Effective Date, the Borrower Parties shall have a period of forty-five (45) days (or such longer period as the Administrative Agent shall permit in writing in its sole discretion) and (ii) after the First Amendment Effective Date, the Borrower Parties shall have a period of one hundred-twenty (120) days (or such longer period as the Administrative Agent shall permit in writing in its sole discretion), in each case, after such opening or acquisition to execute and deliver any such required Blocked Account Agreement.  Each such Blocked Account Agreement shall provide, among other things, that from and after the Agreement Date, the relevant Cash Management Bank, agrees, from and after the receipt of a notice (an “Activation Notice”) from the Administrative Agent (which Activation Notice may, or shall at the request of the Majority Lenders, be given by the Administrative Agent at any time at which (i) an Event of Default has occurred and is continuing or (ii) Excess Availability for three (3) consecutive Business Days is less than the greater of (A) $23,500,000 and (B) ten percent (10%) of Availability (the foregoing being referred to herein as an “Activation Event”)), to forward immediately all amounts in each deposit account or securities account (other than any Excluded Account), as the case may be, to the Administrative Agent per its instructions and to commence the process of daily sweeps from such accounts to the Administrative Agent.

(b)        The Borrower Parties shall take all steps to ensure that all of their Account Debtors and all of their Credit Card Processors forward all items of payment to lockboxes established with the Cash Management Banks.  The Borrower Parties shall irrevocably instruct such Credit Card Processors to forward all items of payment owing to the Borrower Parties directly to a deposit account subject to a Blocked Account Agreement (a “Blocked Account”).

(c)        In the event that any Borrower Party shall at any time receive any remittances of any of the foregoing directly or shall receive any other funds representing proceeds of the Collateral (other than any such remittances or proceeds permitted to be maintained in an Excluded Account), such Borrower Party shall hold the same as trustee for the Administrative Agent, shall segregate such remittances from its other assets, and shall promptly deposit the same into a Blocked Account.  All cash, cash equivalents, checks, notes, drafts or similar items of payment received by any Borrower Party shall be deposited into a Blocked Account or, to the extent permitted hereunder, an Excluded Account, promptly upon receipt thereof by such Borrower Party.

Section 6.15    Further Assurances.  Upon the request of the Administrative Agent, each Borrower Party will promptly cure, or cause to be cured, defects in the creation and issuance of any Revolving Loan Notes and the execution and delivery of the Loan Documents (including this Agreement), resulting from any act or failure to act by any Borrower Party or any employee or officer thereof.  Each Borrower Party at its expense will promptly execute and deliver to the Administrative Agent and the Lenders, or cause to be executed and delivered to the Administrative Agent and the Lenders, all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements of the Borrower Parties in the Loan Documents (including this Agreement), or to correct any omissions in the Loan Documents, or more fully to state the obligations set out herein or in any of the Loan Documents, or to obtain any consents, all as may be necessary or appropriate in connection therewith.

Section 6.16     Environmental Matters.  Each Borrower Party shall (a) conduct its operations and keep and maintain its Properties in compliance with all Environmental Laws, except where the failure to do so could not reasonably be expected to have a Materially Adverse Effect; (b) obtain and renew all environmental permits necessary for its operations and Properties, except where the failure to do so could not reasonably be expected to have a Materially Adverse Effect; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of its Properties or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Properties, provided,  however, that no Borrower Party shall be required to undertake any such investigation, remediation, removal or response action to the extent that (i) its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Borrower Parties with respect to such circumstances in accordance with GAAP, or (ii) failure to undertake any investigation, remediation, removal or response action could not reasonably be expected to have a Materially Adverse Effect.

Section 6.17    Formation of Subsidiaries.  Within forty-five (45) days (or such longer period as the Administrative Agent shall permit in writing in its sole discretion) after (x) the formation of any direct or indirect Subsidiary of any Borrower (other than an Excluded Subsidiary) after the Agreement Date, (y) the acquisition of any direct or indirect Subsidiary of any Borrower (other than an Excluded Subsidiary) after the Agreement Date or (z) a Subsidiary (other than an Excluded Subsidiary) no longer constituting a Dormant Subsidiary, in each case, the Borrower Parties, as appropriate, shall (a) cause such Domestic Subsidiary to provide to the Administrative Agent, for the benefit of the Lender Group, a joinder and supplement to this Agreement substantially in the form of Exhibit J (each, a “Guaranty Supplement”), pursuant to which such Domestic Subsidiary shall agree to join as a Guarantor of the Obligations under Article 3 and as a Borrower Party under this Agreement, a supplement to the Security Agreement, and such other security documents, together with appropriate Uniform Commercial Code financing statements, all in form and substance reasonably satisfactory to the Administrative Agent, (b) provide to the Administrative Agent, for the benefit of the Lender Group, a pledge agreement and appropriate certificates and powers or Uniform Commercial Code financing statements, pledging all direct or beneficial ownership interest in such Subsidiary (regardless of whether owned by a Borrower Party or a Subsidiary of a Borrower Party or a minority shareholder), in form and substance reasonably satisfactory to the Administrative Agent, provided, however, with respect to any Foreign Subsidiary (including any CFC Holdco), such pledge will only be required to the extent the Equity Interests of such Foreign Subsidiary are directly owned and held by a Borrower Party, and with respect to any such Foreign Subsidiary, and any such pledge may, at the option of the Borrower Parties, be limited to sixty-five percent (65%) of the Equity Interests of such Foreign Subsidiary, and (c) provide to the Administrative Agent, for the benefit of the Lender Group, all other documentation, including one or more opinions of counsel satisfactory to the Administrative Agent, which in its reasonable opinion is appropriate with respect to such formation and the execution and delivery of the applicable documentation referred to above.  Nothing in this Section 6.18 shall authorize any Borrower Party or any Subsidiary of a Borrower Party to form or acquire any Subsidiary to the extent the formation or acquisition of such Subsidiary is prohibited pursuant to Article 8.  Any document, agreement or instrument executed or issued pursuant to this Section 6.18 shall be a “Loan Document” for purposes of this Agreement.

Section 6.18    Anti-Corruption Laws; Sanctions.  The Borrowers will not request any Loan or Letter of Credit or, directly or indirectly (including through any of their respective Subsidiaries), use the proceeds of any Loan or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, (ii) in any other manner  that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as an Arranger, the Administrative Agent, any Lender (including a Swingline Lender), the Issuing Bank, underwriter, advisor, investor or otherwise), or (iii) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money  or anything else of value to any Person in violation of applicable Anti-Corruption Laws.

Section 6.19    Post-Closing Covenants.  The Borrower Parties will, and will cause their Subsidiaries to, as applicable, not later than the dates specified therefor on Schedule 6.19 (or such later dates as the Administrative Agent may agree in writing in its sole discretion), satisfy each of the requirements set forth on Schedule 6.19.

ARTICLE 7

INFORMATION COVENANTS

Until the earlier of the date the Obligations are repaid and performed in full or the date the Borrowers no longer have a right to borrow, or have Letters of Credit issued, hereunder (whether or not the conditions to borrowing have been or can be fulfilled) and unless the Majority Lenders shall otherwise give their prior consent in writing, the Administrative Borrower will furnish or cause to be furnished to each member of the Lender Group at their respective offices the following items; provided,  however, that the Administrative Borrower, at its option, may deliver such items described in Sections 7.1, 7.2, 7.3, 7.5(c), 7.5(e) and 7.6(h) to the Administrative Agent with instructions to post such items on the Platform or send via electronic mail and the Administrative Agent shall post or send via electronic mail such items within a reasonable period of time after delivery thereby by the Administrative Borrower to it and such posting or sending via electronic mail shall constitute delivery of such items to the Lenders:

Section 7.1      Monthly and Quarterly Financial Statements and Information.

(a)        To the extent a Monthly Borrowing Base Condition has occurred, within thirty (30) days after the last day of the first two (2) fiscal months of each fiscal quarter of Parent and its Subsidiaries, the consolidated balance sheet of Parent as at the end of such fiscal month, and the related statement of income and related statement of cash flows for such fiscal month and for the fiscal year to date period ended with the last day of such fiscal month, which financial statements shall set forth in comparative form such figures (i) as at the end of such month during the previous fiscal year and for such month during the previous fiscal year and (ii) the figures for the applicable period set forth in the projections provided by the Borrower Parties pursuant to Section 4.1, as amended or superseded by projections delivered pursuant to Section 7.5(d), as modified by amendments to such projections delivered pursuant to Section 7.6(e), all of which shall be on a consolidated basis and shall be certified by an Authorized Signatory of the Administrative Borrower, in his or her opinion, to present fairly in accordance with GAAP the financial position of Parent and its Subsidiaries, as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal year-end adjustments and lack of footnotes.

(b)        Within forty-five (45) days after the last day of the first three (3) fiscal quarters in each fiscal year of the Borrowers, the consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal quarter, and the related statement of income and related statement of cash flows for such fiscal quarter and for the fiscal month then ended which financial statements shall set forth in comparative form (i) such figures as at the end of such quarter and month during the previous fiscal year and for such quarter during the previous fiscal year and (ii) the figures for the applicable period set forth in the projections provided by the Borrower Parties pursuant to Section 4.1, as amended or superseded by projections delivered pursuant to Section 7.5(d), as modified by amendments to such projections delivered pursuant to Section 7.6(e), all of which shall be on a consolidated basis and shall be certified by an Authorized Signatory of the Administrative Borrower, in his or her opinion, to present fairly in accordance with GAAP the financial position of Parent and its Subsidiaries, as at the end of such period and the results of operations for such period, subject only to normal year-end adjustments and lack of footnotes.

Section 7.2      Annual Financial Statements and Information; Certificate of No Default.  Within ninety (90) days after the end of each fiscal year of Parent, the audited balance sheet of Parent and its Subsidiaries as at the end of such year and the related audited statements of income and retained earnings and related audited statements of cash flows for such year, all of which shall be on a consolidated basis with the other Borrower Parties, which financial statements shall set forth in comparative form such figures as at the end of and for the previous year, and shall be accompanied by an opinion of independent certified public accountants of recognized standing satisfactory to the Administrative Agent, stating that such financial statements are unqualified and prepared in all material respects in accordance with GAAP, without any explanatory paragraphs.

Section 7.3      Compliance Certificates.  At the time the financial statements are furnished pursuant to Section 7.1(b) and Section 7.2, a Compliance Certificate:

(a)        If at the end of such period the Financial Covenant is applicable, setting forth at the end of such period the arithmetical calculations required to establish whether or not the Borrower Parties were in compliance with the requirements of the Financial Covenant;

(b)        Stating whether any material change in GAAP or the application thereof has occurred since the date of the Borrowers’ audited financial statements delivered on the Agreement Date, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and

(c)        Stating that, to the best of his or her knowledge, no Default or Event of Default has occurred as at the end of such period, or, if a Default or an Event of Default has occurred, disclosing each such Default or Event of Default and its nature, when it occurred and whether it is continuing.

Section 7.4      Access to Accountants.  Each Borrower Party hereby authorizes the Administrative Agent to communicate directly with the Borrower Parties’ and their Subsidiaries’ independent public accountants and authorizes these accountants to disclose to the Administrative Agent any and all financial statements and other supporting financial data, including matters relating to the annual audit and copies of any management letter with respect to its business, financial condition and other affairs.  On or before the Agreement Date, the Administrative Borrower, on behalf of all of the Borrower Parties, shall deliver to their independent public accountants a letter authorizing them to comply with the provisions of this Section 7.4.

Section 7.5      Additional Reports.

(a)        Within thirty (30) days after the end of each fiscal quarter, the Administrative Borrower shall deliver to the Administrative Agent a Borrowing Base Certificate in the form of Exhibit C as of the last day of such fiscal quarter; provided, that the Administrative Borrower shall deliver such Borrowing Base Certificate within twenty-five (25) days after the end of each fiscal month in which a Monthly Borrowing Base Condition occurred; provided,  further, that if Average Excess Availability for any fiscal week is less than or equal to 20% of the amount of the Revolving Loan Commitment, the Administrative Borrower shall deliver such Borrowing Base Certificate within three (3) Business Days after the end of such week.  Each Borrowing Base Certificate shall be correct and complete in all material respects and set forth a categorical breakdown of all Accounts and Inventory of the Borrower Parties, a calculation of Eligible Accounts, Eligible Credit Card Receivables, Eligible Inventory, and Eligible Life Insurance Policies as of such last day of the preceding fiscal period and a calculation of Average Excess Availability for the preceding fiscal quarter, fiscal month, or fiscal week, as the case may be.

(b)        Together with the delivery of the Borrowing Base Certificate as required under Section 7.5(a) or as may otherwise be requested by the Administrative Agent, the Administrative Borrower shall deliver to the Administrative Agent, in form acceptable to the Administrative Agent, such reports and other supporting documentation regarding the calculation of the Borrowing Base as the Administrative Agent may reasonably request, in each case existing as of the last day of the preceding fiscal month or such other date reasonably required by the Administrative Agent.

(c)        Promptly upon receipt thereof, the Administrative Borrower shall deliver to the Administrative Agent and the Lenders copies of all final reports, if any, submitted to any Borrower Party or any Domestic Subsidiary of a Borrower Party by its independent public accountants in connection with any annual or interim audit of the Borrower Parties, or any of them, including, without limitation, any final management report, as applicable, prepared in connection with the annual audit referred to in Section 7.2;

(d)        On or before the date forty-five (45) days following the commencement of each fiscal year, the Administrative Borrower shall deliver to the Administrative Agent and the Lenders the annual budget for the Borrower Parties and their Subsidiaries approved by the chief financial officer or treasurer of Parent, including forecasts of the income statement, the balance sheet and a cash flow statement for such fiscal year on a month by month basis;

(e)        To the extent not covered elsewhere in this Article 7, promptly after the sending thereof, the Borrower Parties shall deliver to the Administrative Agent copies of all financial statements, reports and other information which any Borrower Party sends to any holder of any Material Funded Debt permitted under Section 8.1(c) or the Parent’s securities (or any agent or trustee acting for any such holder) or which any Borrower Party files with the SEC (other than periodic reports filed on Form 10Q or Form 10K or current reports filed on Form 8K);

(f)        If there is a material change in GAAP after February 2, 2019, that affects the presentation of the financial statements referred to in Sections 7.1 and 7.2, then, in addition to delivery of such financial statements, and on the date such financial statements are required to be delivered, the Administrative Borrower shall furnish the adjustments and reconciliations necessary to enable the Borrowers and each Lender to determine compliance with the Financial Covenant, if at such time the Financial Covenant is applicable, all of which shall be determined in accordance with GAAP consistently applied;

(g)        At any time that a Default exists and on and after any date of request by the Administrative Agent in its reasonable discretion, the Administrative Borrower shall provide to the Administrative Agent notice of the termination of any lease of real property where Inventory is located promptly upon termination of such lease;

(h)        The Borrower Parties shall deliver to the Administrative Agent (i) as soon as available, but in any event within thirty (30) days after the end of each fiscal quarter of the Borrowers, a report from the insurance company or companies issuing the Eligible Life Insurance Policies, on the letterhead of such company or companies, providing the current CSV of such policies as of the end of such fiscal quarter and (ii) promptly upon request, such other information as the Administrative Agent shall reasonably request in connection with the Life Insurance Policies, in each case, in form and substance satisfactory to the Administrative Agent.

(i)         From time to time and promptly upon each request the Borrower Parties shall, and shall cause their Subsidiaries to, deliver to the Administrative Agent on behalf of the Lender Group such data, certificates, reports, statements, opinions of counsel, documents, or further information regarding the business, assets, liabilities, financial position, projections, results of operations, or business prospects of each of the Borrower Parties, or such Subsidiaries, or any of them, as the Administrative Agent may reasonably request.

(j)         From time to time and promptly upon (and in any event within five (5) Business Days of) each request the Borrower Parties shall, and shall cause their Subsidiaries to, deliver to the Administrative Agent on behalf of the Lender Group information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA Patriot Act or other applicable anti-money laundering laws (including, without limitation, with respect to any change in the information provided in the Beneficial Ownership Certification).

Information required to be delivered solely pursuant to Sections 7.1(b),  7.2 and 7.5(e) shall be deemed to have been delivered if such information, or one or more annual, quarterly or other reports containing such information, shall have been timely posted on the Parent’s website on the internet (currently www.oxfordinc.com) or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov.

Section 7.6      Notice of Litigation and Other Matters.

(a)        Promptly upon (and in any event within five (5) Business Days of) any Borrower Party’s obtaining knowledge of the institution of, or a written threat of, any action, suit, governmental investigation or arbitration proceeding against any Borrower Party, any Subsidiary of a Borrower Party or any Property, which action, suit, governmental investigation or arbitration proceeding, if adversely determined, would expose, in such Borrower Party’s reasonable judgment, any Borrower Party or any Subsidiary of a Borrower Party to liability in an aggregate amount in excess of $10,000,000, the Administrative Borrower shall notify the Lender Group of the occurrence thereof, and the Administrative Borrower shall provide such additional information with respect to such matters as the Lender Group, or any of them, may reasonably request.

(b)        Promptly upon (and in any event within five (5) Business Days of) the occurrence of any default (whether or not any Borrower Party or any Subsidiary of a Borrower Party, as applicable, has received notice thereof from any other Person) on Material Funded Debt of any Borrower Party or any Subsidiary of a Borrower Party, the Administrative Borrower shall notify the Administrative Agent of the occurrence thereof.

(c)        Promptly upon (and in any event within five (5) Business Days of) any Borrower Party’s receipt of notice of the pendency of any proceeding for the condemnation or other taking of any material Property of any Borrower Party constituting Collateral, the Administrative Borrower shall notify the Administrative Agent of the occurrence thereof.

(d)        Promptly upon (and in any event within five (5) Business Days of) any Borrower Party’s receipt of notice of any event that could reasonably be expected to have a Materially Adverse Effect, the Administrative Borrower shall notify the Administrative Agent of the occurrence thereof.

(e)        Promptly (and in any event within five (5) Business Days) following any material amendment or change approved by the board of directors of Parent to the budget submitted to the Lender Group pursuant to Section 7.5(d), the Administrative Borrower shall notify the Administrative Agent of the occurrence thereof.

(f)        Promptly (and in any event within five (5) Business Days) following any officer of Parent becoming aware of any (i) Default under any Loan Document, (ii) default by any Borrower Party under any agreement entered into in connection with any Material Funded Debt permitted under Section 8.1(c), or (iii) default under any other agreement (other than those referenced in clauses (i) and (ii) of this Section 7.6(f)) to which any Borrower Party or any Subsidiary of a Borrower Party is a party or by which any Borrower Party’s or any such Subsidiary’s properties is bound which could reasonably be expected to have a Materially Adverse Effect, then the Administrative Borrower shall notify the Administrative Agent of the occurrence thereof giving in each case the details thereof and specifying the action proposed to be taken with respect thereto.

(g)        Promptly (but in any event within five (5) Business Days) following the occurrence of (i) any ERISA Event or (ii) a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan of any Borrower Party or any of its ERISA Affiliates which would subject any Borrower Party to any penalty or tax on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code, the Borrower Parties shall notify the Administrative Agent and the Lenders of the occurrence thereof, provided such occurrence, proceeding, or failure exposes such Borrower Party or ERISA Affiliate to liability in an aggregate amount in excess of $10,000,000.

(h)        The Administrative Borrower shall deliver updates or supplements to the following schedules within seventy-five (75) days after the end of the end of each fiscal year, as of the last day of such fiscal year:  Schedule 5.1(c)-1,  Schedule 5.1(c)-2,  Schedule 5.1(d),  Schedule 5.1(h),  Schedule 5.1(o),  Schedule 5.1(z),  Schedule 6.10 and Schedule 6.14, in each case, as may be required to render correct the representations and warranties contained in the applicable sections to which such schedules relate as of the last day of such fiscal year without giving effect to any references therein to the “Agreement Date” in each case, appropriately marked to show the changes made therein; provided that no such supplement to any such Schedules or representation shall be deemed a waiver of any Default disclosed therein, except as consented to by the Majority Lenders in writing.

(i)         Promptly upon (and in any event within five (5) Business Days of) any Borrower Party’s obtaining knowledge that the CSV of any Eligible Life Insurance Policy has decreased for any reason whatsoever, including, without limitation, as the result of the death of a Person covered thereby, the Administrative Borrower shall notify the Administrative Agent of such decrease.

(j)         Promptly upon any Borrower Party’s obtaining knowledge thereof, the Borrower Parties shall notify the Administrative Agent of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.

ARTICLE 8

NEGATIVE COVENANTS

Until the earlier of the date the Obligations are repaid and performed in full or the date the Borrowers no longer have a right to borrow, or have Letters of Credit issued, hereunder (whether or not the conditions to borrowing have been or can be fulfilled) and unless the Majority Lenders shall otherwise give their prior consent in writing:

Section 8.1      Funded Debt.  No Borrower Party will, or will permit any of its Subsidiaries to, create, assume, incur, or otherwise become or remain obligated in respect of, or permit to be outstanding, any Funded Debt except:

(a)        Funded Debt under this Agreement and the other Loan Documents and the Bank Products Documents;

(b)        Funded Debt existing on the Agreement Date and listed on Schedule 8.1;

(c)        Funded Debt which shall be on market terms and conditions (determined as of the date any such Funded Debt is incurred), shall have a maturity date not earlier than the date that is six months following the stated Maturity Date, so long as the aggregate outstanding principal amount of all Funded Debt permitted pursuant to this Section 8.1(c) shall not at any time exceed $375,000,000;

(d)        Funded Debt of a Borrower Party or any Subsidiary of a Borrower Party that is unsecured or secured by Permitted Liens described in clause (f) of the definition of

Permitted Liens set forth in Article 1 (including, without limitation, Capitalized Lease Obligations and Liens on assets that do not constitute Collateral (which shall, for the avoidance of doubt, exclude any Eligible Trademarks), collectively, not to exceed the aggregate principal amount of $75,000,000 at any time outstanding;

(e)        Guaranties permitted by Section 8.2;

(f)        Unsecured Funded Debt of any Borrower Party owed to another Borrower Party;

(g)        Obligations under Hedge Agreements not entered into for speculative purposes;

(h)        (i) Unsecured Funded Debt of the Foreign Subsidiaries owed to the Borrower Parties or any of their Subsidiaries existing on the Agreement Date, (ii) unsecured Funded Debt of the Foreign Subsidiaries owed to the Borrower Parties or any of their Subsidiaries incurred after the Agreement Date to the extent that such unsecured Funded Debt constitutes an Investment permitted under Section 8.5(e),  (iii) unsecured Funded Debt of the Borrower Parties owed to the Foreign Subsidiaries and (iv) unsecured Funded Debt of any Foreign Subsidiary owed to any other Foreign Subsidiary; and

(i)         Obligations under Commodity Hedge Agreements not entered into for speculative purposes in an aggregate amount not to exceed $25,000,000 at any one time outstanding.

Section 8.2      Guaranties.  No Borrower Party will, or will permit any of its Subsidiaries to, at any time guarantee or enter into or assume any Guaranty, or be obligated with respect to, or permit to be outstanding, any Guaranty, other than (a) guaranties of the Obligations, (b) guaranties of obligations under repurchase agreements of any Borrower Party entered into in connection with the sale of products in the ordinary course of business of such Borrower Party, (c) guaranties of obligations under agreements of any Borrower Party entered into in connection with the acquisition of services, supplies, and equipment in the ordinary course of business of such Borrower Party, (d) endorsements of instruments in the ordinary course of business, (e) guaranties of Funded Debt permitted under clauses (b), (c), (d) and (g) of Section 8.1, (f) guaranties by any Borrower Party of any obligation of any other Borrower Party to the extent such obligation is not prohibited hereunder, (g) other Guaranties with respect to obligations in an aggregate amount not to exceed $55,000,000 at any time outstanding and (h) guaranties by any Foreign Subsidiary of any obligation of any other Foreign Subsidiary to the extent such obligation is not prohibited hereunder.

Section 8.3      Liens.  No Borrower Party will, or will permit any Subsidiary of a Borrower Party to, create, assume, incur, or permit to exist or to be created, assumed, or permitted to exist, directly or indirectly, any Lien on any of its property, real or personal, now owned or hereafter acquired, except for Permitted Liens.

Section 8.4      Restricted Payments.  No Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to, directly or indirectly declare or make any Restricted Payment, or set aside any funds for any such purpose, other than dividends on common stock which accrue

(but are not paid in cash) or are paid in kind or dividends on preferred stock which accrue (but are not paid in cash) or are paid in kind; provided, however, that (a) any Subsidiary of Parent may make Restricted Payments to Parent or any other Subsidiary of Parent that owns Equity Interests of such Subsidiary making such Restricted Payment; (b) Parent may make Restricted Payments after the Agreement Date if (i) such Restricted Payments do not exceed $60,000,000 in the aggregate during any fiscal year of Parent, so long as before and after giving effect to such Restricted Payment, no Default has occurred and is continuing or would result from the making of such Restricted Payment, and (ii) such Restricted Payments exceed $60,000,000 in the aggregate during any fiscal year of Parent, so long as (A) no Default has occurred and is continuing or would result from the making of such Restricted Payment and (B) Parent, on behalf of the Borrower Parties, delivers to the Administrative Agent a certificate, together with supporting documents in form and substance satisfactory to the Administrative Agent, executed by an Authorized Signatory certifying that, after giving pro forma effect to such Restricted Payment, (1) Excess Availability is not projected to be less than the greater of (y) seventeen and one half of one percent (17.5%) of the amount of Availability then in effect and (z) $41,125,000, at all times during the twelve (12) month period immediately following such Restricted Payment and (2) Borrower Parties and their Subsidiaries have, on a consolidated basis, a Fixed Charge Coverage Ratio of at least 1.10:1.00 for the immediately preceding twelve (12) fiscal month period then ended; provided, that if Excess Availability is greater than twenty percent (20%) of the amount of Availability then in effect, then no Fixed Charge Coverage Ratio test shall be required; and (c) Parent may make Restricted Payments with respect to share repurchases, redemptions and forfeitures of Equity Interests to facilitate the payment or satisfaction of tax and other related obligations incurred by employees in connection with stock compensation plans.

Section 8.5      Investments.  No Borrower Party will, or will permit any of its Subsidiaries to, make any Investment, except that (a) any Borrower Party or any Subsidiary of a Borrower Party may purchase or otherwise acquire and own and may permit any of its Subsidiaries to purchase or otherwise acquire and own Cash Equivalents provided that to the extent required by Section 6.14, any such Investments in Cash Equivalents shall be subject to a Blocked Account Agreement or other control agreement in form and substance reasonably satisfactory to the Administrative Agent; (b) any Borrower Party or Subsidiary of a Borrower Party may hold the Investments in existence on the First Amendment Effective Date and described on Schedule 8.5; (c) so long as no Default shall have occurred and be continuing or would result therefrom, any Borrower Party or Subsidiary of a Borrower Party may convert any of its Accounts that are in excess of ninety (90) days past due into notes or Equity Interests from the applicable Account Debtor so long as the Administrative Agent, for the benefit of the Lender Group, is granted a first priority security interest in such Equity Interests or notes held by a Borrower Party which Lien is perfected contemporaneously with the conversion of such Account to Equity Interests or notes; (d) the Borrower Parties and their Subsidiaries may hold the Equity Interests of their respective Subsidiaries in existence as of the Agreement Date and their Subsidiaries created or acquired after the Agreement Date in accordance with Section 6.17; (e) on and after the First Amendment Effective Date, the Borrower Parties and their Subsidiaries may make additional Investments in their Foreign Subsidiaries in the form of loans or additional equity contributions if (i) such aggregate Investment is less than or equal to $45,000,000, so long as (A) no Default or Event of Default shall have occurred or is continuing or results therefrom and (B) the Administrative Agent shall have received a pro forma Borrowing Base Certificate giving effect to such transaction if any Collateral included in the most recent Borrowing Base

Certificate (other than Qualified Cash so long as any such Qualified Cash used to fund such Investment, if deducted from the most recent Borrowing Base Certificate, would not result in an Overadvance) was contributed to such Foreign Subsidiary as part of such Investment, or (ii) such aggregate Investment is greater than $45,000,000, so long as (A) no Default or Event of Default shall have occurred or is continuing or results therefrom and (B) Administrative Borrower delivers a certificate, together with supporting documentation (including a pro forma Borrowing Base Certificate giving effect to such transaction if any Collateral included in the most recent Borrowing Base Certificate was contributed to such Foreign Subsidiary as part of such Investment) in form and substance reasonably satisfactory to the Administrative Agent, to the Administrative Agent executed by an Authorized Signatory evidencing that after giving pro forma effect to such Investment (y) Excess Availability is not projected to be less than the greater of (a) seventeen and one half of one percent (17.5%) of the amount of Availability then in effect and (b) $41,125,000 at all times during the twelve (12) month period immediately following such Investment and (C) Borrowers and their Subsidiaries have, on a consolidated basis, a Fixed Charge Coverage Ratio of at least 1.10:1.00 for the immediately preceding twelve (12) fiscal month period then ended; provided, that if Excess Availability is greater than twenty percent (20%) of the amount of Availability then in effect, then no Fixed Charge Coverage Ratio test shall be required; (f) any Borrower Party may make Investments in another Borrower Party; (g) the Borrower Parties and their Subsidiaries may make Investments permitted under Section 8.7(d); (h) the Borrower Parties and their Subsidiaries may make loans to employees in an aggregate amount not to exceed $1,000,000 at any time outstanding; (i) the Foreign Subsidiaries of the Borrower Parties may make loans to the Borrower Parties to the extent permitted under Section 8.1(h)(iii); (j) the Borrower Parties and their Subsidiaries may make Investments for the purpose of consummating an acquisition permitted under Section 8.7(d); (k) the Borrower Parties and their Subsidiaries may make travel advances and advances on sales commissions in the ordinary course of business; (l) on and after the First Amendment Effective Date, the Borrower Parties and their Subsidiaries may make additional Investments if (i) such aggregate Investment is less than or equal to $50,000,000, so long as no Default or Event of Default shall have occurred or is continuing or results therefrom, or (ii) such aggregate Investment is greater than $50,000,000, so long as (A) no Default or Event of Default shall have occurred or is continuing or results therefrom and (B) Administrative Borrower delivers a certificate, together with supporting documentation in form and substance reasonably satisfactory to the Administrative Agent, to the Administrative Agent executed by an Authorized Signatory evidencing that after giving pro forma effect to such Investment, Excess Availability is not projected to be less than the greater of (a) seventeen and one half of one percent (17.5%) of the amount of Availability then in effect and (b) $41,125,000 at all times during the twelve (12) month period immediately following such Investment and (C) Borrowers and their Subsidiaries have, on a consolidated basis, a Fixed Charge Coverage Ratio of at least 1.10:1.00 for the immediately preceding twelve (12) fiscal month period then ended; provided, that if Excess Availability is greater than twenty percent (20%) of the amount of Availability then in effect, then no Fixed Charge Coverage Ratio test shall be required; and (m) any other Investments made solely by Foreign Subsidiaries that are not Borrower Parties.

Section 8.6      Affiliate Transactions.  No Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to, enter into or be a party to any agreement or transaction with any Affiliate (other than a Borrower Party or a Subsidiary of a Borrower Party) except (a) as described on Schedule 8.6, (b) upon fair and reasonable terms that are no less favorable to such

Borrower Party or such Subsidiary than it would obtain in a comparable arms length transaction with a Person not an Affiliate of such Borrower Party or such Subsidiary, (c) as permitted by Sections 8.4 and 8.5(h) and (k), or (d) transactions involving aggregate payment or consideration not to exceed $2,000,000 per transaction and $10,000,000 in the aggregate for all transactions permitted under this Section 8.6(d) during the term of this Agreement.

Section 8.7      Liquidation; Change in Ownership, Name, or Year; Disposition or Acquisition of Assets; Etc.  No Borrower Party shall, or shall permit any Subsidiary to, at any time:

(a)        Liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up its business, except that any Subsidiary of Parent (other than TBG) may liquidate or dissolve itself in accordance with Applicable Law so long as no Default or Event of Default has occurred and is continuing (or would result therefrom) and such liquidation or dissolution would not reasonably be expected to cause a Materially Adverse Effect;

(b)        Sell, lease, abandon, transfer or otherwise dispose of, in a single transaction or a series of related transactions, any assets, property or business (including any Equity Interests) except for (i) the sale of Inventory in the ordinary course of business at the fair market value thereof and for cash or cash equivalents, (ii) the sale, lease, sublease, abandonment, transfer or other disposition of assets, property or business in the ordinary course of business, (iii) the sale, lease or transfer of any assets, property or business by any Borrower Party to any other Borrower Party or from any Foreign Subsidiary to another Foreign Subsidiary, (iv) the sale, lease, sublease, transfer or other  disposal of real property (including any buildings, machinery and equipment located thereon) so long as (A) no Default or Event of Default shall have occurred and be continuing or result therefrom and (B) in the case of any sale of real property, the purchase price paid for such assets shall be at least equal to the amount at which such assets are carried on the books of the applicable Borrower Party, (v) additional sales of assets, property or business that do not exceed $15,000,000 in the aggregate during any trailing twelve (12) month period so long as (A) no Default or Event of Default shall have occurred and be continuing or result therefrom and (B) the purchase price paid for such assets shall be equal to the fair market value of such assets as determined by Parent in good faith, (vi) other sales of assets, property or business that exceed $15,000,000 in the aggregate during any trailing twelve (12) month period so long as (1) no Default or Event of Default shall have occurred and be continuing or result therefrom, (2) the purchase price paid for such assets shall be at least equal to (y) the fair market value of such assets as determined by the board of directors of Parent acting in good faith and (z) the amount of availability generated under the Borrowing Base by such assets, (3) Parent, on behalf of the Borrowers, delivers a certificate, together with supporting documentation in form and substance reasonably satisfactory to the Administrative Agent, to the Administrative Agent executed by an Authorized Signatory certifying that, after giving pro forma effect to such sale, Excess Availability is not projected to be less than the greater of (i) seventeen and one half of one percent (17.5%) of the amount of Availability then in effect and (ii) $41,125,000 at all times during the twelve (12) month period immediately following the consummation of such sale, (4) Borrowers and their Subsidiaries have, on a consolidated basis, a Fixed Charge Coverage Ratio of at least 1.10:1.00 for the immediately preceding twelve (12) fiscal month period then ended; provided, that if Excess Availability is greater than twenty percent (20%) of the amount of Availability then in effect, then no Fixed Charge Coverage Ratio test shall be required, (5) seventy-five percent (75%) of the consideration received in connection with such sale or disposition shall be in cash or Cash Equivalents and (6) such sale or disposition, together with all related transactions, shall not result in the sale or disposition of a material portion of the domestic business of TBG, (vii) any Foreign IP Transfer, and (viii) the Borrower Parties and their Subsidiaries may make Restricted Payments to the extent permitted by Section 8.4;

(c)        Become a partner or joint venturer with any third party after the Agreement Date; provided,  however, that, subject to the limitations set forth in Sections 8.1 and 8.5, the Borrower Parties and their Subsidiaries may enter into partnerships and joint ventures after the Agreement Date;

(d)        Acquire (i) all or substantially all of the assets, property or business of any other Person, (ii) all or substantially all of the Equity Interests of any other Person or (iii) any assets that constitute a division or operating unit of the business of any other Person; provided,  however, that the Borrower Parties and their Subsidiaries shall be permitted to consummate an acquisition described above if (A) the aggregate purchase price is less than or equal to $25,000,000, so long as no Default or Event of Default shall have occurred or is continuing or results therefrom, or (B) the aggregate purchase price is greater than $25,000,000, so long as (1) no Default or Event of Default shall have occurred or is continuing or results therefrom and (2) Administrative Borrower delivers a certificate, together with supporting documentation in form and substance reasonably satisfactory to the Administrative Agent, to the Administrative Agent executed by an Authorized Signatory evidencing that after giving pro forma effect to such acquisition (y) Excess Availability is not projected to be less than the greater of (a) seventeen and one half of one percent (17.5%) of the amount of Availability then in effect and (b) $41,125,000 at all times during the twelve (12) month period immediately following the consummation of such acquisition and (z) Borrowers and their Subsidiaries have, on a consolidated basis, a Fixed Charge Coverage Ratio of at least 1.10:1.00 for the immediately preceding twelve (12) fiscal month period then ended; provided,  further, that if Excess Availability is greater than twenty percent (20%) of the amount of Availability then in effect, then no Fixed Charge Coverage Ratio test shall be required; provided,  further, that the acquired assets shall not be eligible for inclusion in the Borrowing Base until the Administrative Agent has successfully completed a field audit with respect to such acquired assets (at Borrowers’ sole cost and expense) and shall only be included thereafter to the extent such assets satisfy the applicable eligibility criteria (and upon request by the Administrative Borrower, the Administrative Agent shall conduct any such field audit in a reasonably expedient manner);

(e)        Merge or consolidate with any other Person; provided,  however, that (i) any Borrower may merge into another Borrower so long as, with respect to any merger with Parent, Parent is the surviving entity after such merger, (ii) any Subsidiary of Parent may merge into any Borrower Party so long as, with respect to any merger with a Borrower, such Borrower shall be the surviving entity after such merger and, with respect to any merger with any other Borrower Party, a Borrower Party shall be the surviving entity after such merger, (iii) any Foreign Subsidiary may merge into another Foreign Subsidiary, (iv) any Borrower Party or any Subsidiary of a Borrower Party may merge with any Person in order to consummate an acquisition permitted under Section 8.7(d) so long as, with respect to any merger with a Borrower, such Borrower shall be the surviving entity after such merger, and, with respect to any merger with any other Borrower Party, such other Borrower Party shall be the surviving entity after such merger or the surviving entity becomes a Borrower Party in accordance with Section 6.17, and (v) any Borrower Party or any Subsidiary of a Borrower Party may merge with any Person in order to consummate a sale, transfer or disposition permitted under Section 8.7(b);

(f)        Change (i) any Borrower Party’s legal name, (ii) any Borrower Party’s chief executive office, (iii) any Borrower Party’s identity or legal structure, (iv)  any Borrower Party’s federal taxpayer identification number or organizational number or (v) any Borrower Party’s jurisdiction of organization unless it gives the Administrative Agent written notice not more than five (5) Business Days (or such longer period of time as may be agreed by Administrative Agent in its sole discretion) following such change and complies with all reasonable requirements of the Lenders in regard thereto; or

(g)        Change its year-end for accounting purposes from the fiscal year ending on the Saturday occurring closest to each January 31 without giving the Administrative Agent thirty (30) days written notice prior to the end of the new year-end for accounting purposes and complying with all reasonable requirements of the Lenders in regard thereto.

Section 8.8      Fixed Charge Coverage Ratio.  If Excess Availability for three (3) consecutive Business Days is less than the greater of (a) $23,500,000 and (b) ten percent (10%) of Availability (a “Trigger Event”), the Borrower Parties shall not permit, as of the last day of the most recently ended fiscal month for which financial statements have been delivered pursuant to Section 7.1 or 7.2, the Fixed Charge Coverage Ratio for the immediately preceding twelve (12) fiscal month period then ended to be less than 1.00 to 1.00; provided,  however, if after a Trigger Event occurs, Excess Availability is greater than the greater of (a) $23,500,000 and (b) ten percent (10%) of Availability for thirty (30) consecutive days, then the Borrower Parties shall no longer be subject to the requirements of this Section 8.8 unless a subsequent Trigger Event shall occur.

Section 8.9      Sales and Leasebacks.  No Borrower Party shall enter into any arrangement, directly or indirectly, with any third party whereby such Borrower Party shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and whereby such Borrower Party shall then or thereafter rent or lease as lessee such property or any part thereof or other property which such Borrower Party intends to use for substantially the same purpose or purposes as the property sold or transferred which would result in the sale or transfer of assets of the Borrower Parties in an aggregate amount exceeding $25,000,000 during the term of the Agreement.

Section 8.10    Amendment and Waiver.  Except as permitted hereunder, no Borrower Party shall, or shall permit any Material Subsidiary of a Borrower Party to (a) enter into any amendment of, or agree to or accept any waiver, which would adversely affect the rights of such Borrower Party or such Material Subsidiary, as applicable, or any member of the Lender Group, of any agreement, document or instrument executed by any Borrower Party in connection with Material Funded Debt permitted to be incurred by clause (d) of Section 8.1 that is secured by any of the trademarks of the Borrower Parties, (b) enter into any amendment of, or agree to or accept any waiver, which would adversely affect the rights of any member of the Lender Group, of its articles or certificate of incorporation or formation and by-laws, partnership agreement or other governing documents, or (c) permit any Material Contract to be cancelled or terminated prior to its stated maturity if such cancellation or termination could reasonably be likely to result in a Materially Adverse Effect.

Section 8.11    ERISA Liability.  No Borrower Party shall fail to meet all of the applicable minimum funding requirements of ERISA and the Code, without regard to any waivers thereof, to the extent such failure could reasonably be expected to have a Materially Adverse Effect and, to the extent that the assets of any of their Plans would be less (by $1,000,000 or more) than an amount sufficient to provide all accrued benefits payable under such Plans, the Borrower Parties shall make the maximum deductible contributions allowable under the Code (based on the Borrowers’ current actuarial assumptions).  No Borrower Party shall, or shall cause or permit any ERISA Affiliate to, (a) cause or permit to occur any event that could result in the imposition of a Lien under Section 430 of the Code or Section 302 or 4068 of ERISA or (b) cause or permit to occur an ERISA Event to the extent the event described in (a) or (b) individually or in the aggregate could reasonably be expected to have a Materially Adverse Effect.

Section 8.12    Prepayments.  No Borrower Party shall, or shall permit any of its Subsidiaries to, prepay, redeem, defease or purchase in any manner, or deposit or set aside funds for the purpose of any of the foregoing, make any payment in respect of principal of, or make any payment in respect of interest on, any Material Funded Debt, except the Borrower Parties and their Subsidiaries may (a) make regularly scheduled payments of principal or interest required in accordance with the terms of the instruments governing any Material Funded Debt permitted hereunder and (b) make such other payments or prepayments of Material Funded Debt so long as (i) no Default or Event of Default shall have occurred or is continuing or results therefrom and (ii) Administrative Borrower delivers a certificate, together with supporting documentation in form and substance reasonably satisfactory to the Administrative Agent, to the Administrative Agent executed by an Authorized Signatory evidencing that (A) immediately after giving effect to such payment, Excess Availability is not less than the greater of (x) seventeen and one half of one percent (17.5%) of the amount of the Revolving Loan Commitment then in effect and (y) $41,125,000, and (B) at all times during the twelve (12) month period immediately following such payment, Excess Availability is not projected to be less than the greater of (x) twelve and one half of one percent (12.5%) of the amount of the Revolving Loan Commitment then in effect and (y) $29,375,000.

Section 8.13    Conduct of Business.  The Borrower Parties shall not engage substantially in any line of business substantially different from the lines of business conducted by the Borrower Parties and their Subsidiaries on the Agreement Date or from any lines of business reasonably related, complementary, ancillary or incidental thereto.

Section 8.14    Inconsistent Agreements.  No Borrower Party shall, or shall permit any Subsidiary of any Borrower Party to, enter into any contract or agreement which would violate the terms hereof or any other Loan Document.

Section 8.15    Life Insurance Policies.  No Borrower Party shall, or shall permit any Subsidiary of any Borrower Party to do any of the following with respect to Life Insurance Policies (which for the avoidance of doubt shall not include any Trust Life Insurance Policy):

(a)        Borrow, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable for any Indebtedness or any other advances made against any Life Insurance Policy (except as permitted under Section 8.1(a));

(b)        directly or indirectly, amend, modify, or change (or permit the amendment, modification or other change in any manner of) any of the terms or provisions of any Life Insurance Policy without giving the Administrative Agent thirty (30) days prior written notice of its intention to do so and provided that no Event of Default has occurred and is continuing or would be caused thereby;

(c)        directly or indirectly, elect or cause to be elected, any mode of optional settlement under any Life Insurance Policy, terminate or cancel, or cause to be terminated or cancelled, any Life Insurance Policy, or surrender or cause to be surrendered, any Life Insurance Policy without giving the Administrative Agent thirty (30) days prior written notice of its intention to do so and provided that no Event of Default has occurred and is continuing or would be caused thereby; or

(d)        request that any life insurance policy shall no longer constitute a “Life Insurance Policy” hereunder or under any other Loan Document and that the Administrative Agent release or terminate any Life Insurance Assignment executed in connection therewith without giving the Administrative Agent thirty (30) days prior written notice of its intention to do so and provided that no Event of Default has occurred and is continuing or would be caused thereby and provided that (i) no Event of Default has occurred and is continuing or would be caused thereby, (ii) the Borrower Parties have prepaid to the Administrative Agent outstanding Obligations such that no Overadvance shall exist at the time of such release (after giving effect thereto), and (iii) the Administrative Borrower delivers a certificate, together with supporting documentation in form and substance reasonably satisfactory to the Administrative Agent, to the Administrative Agent executed by an Authorized Signatory evidencing that after giving pro forma effect to such release (y) Excess Availability is not projected to be less than the greater of (a) seventeen and one half of one percent (17.5%) of the amount of Availability then in effect and (b) $41,125,000 at all times during the twelve (12) month period immediately following the consummation of such release and (z) Borrowers and their Subsidiaries have, on a consolidated basis, a Fixed Charge Coverage Ratio of at least 1.10:1.00 for the immediately preceding twelve (12) fiscal month period then ended; provided,  further, that if Excess Availability is greater than twenty percent (20%) of the amount of Availability then in effect, then no Fixed Charge Coverage Ratio test shall be required.

ARTICLE 9

DEFAULT

Section 9.1      Events of Default.  Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or non-governmental body:

(a)        Any representation or warranty made under this Agreement or any other Loan Document shall prove incorrect or misleading in any material respect when made or deemed to have been made pursuant to Section 5.4;

(b)        (i) Any payment of any principal hereunder, or any reimbursement obligations with respect to any Letter of Credit shall not be received by the Administrative Agent on the date such payment is due, or (ii) any payment of any interest hereunder or any fees payable hereunder or under the other Loan Documents by any Borrower Party shall not be received by the Administrative Agent within three (3) Business Days from the date on which such payment is due;

(c)        (i) Any Borrower Party shall default in the performance or observance of any agreement or covenant contained in Sections 2.12,  6.1,  6.5,  6.14,  6.18 or 6.19 or in Article 7 or Article 8; or (ii) any Borrower Party shall default in the performance or observance of any agreement or covenant contained in Sections 6.7 or 6.17, and such default, if curable, shall not be cured within the earlier of (i) a period of five (5) days from the date that an officer of either Borrower knew or should have known of the occurrence of such default, or (ii) a period of five (5) days after written notice of such default is given by the Administrative Agent to the Administrative Borrower;

(d)        Any Borrower Party shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 9.1, and such default, if curable, shall not be cured within the earlier of (i) a period of thirty (30) days from the date that an officer of a Borrower knew or should have known of the occurrence of such default, or (ii) a period of thirty (30) days after written notice of such default is given by the Administrative Agent to the Administrative Borrower;

(e)        There shall occur any default in the performance or observance by any Borrower Party of any agreement or covenant contained in any of the other Loan Documents (other than this Agreement or as otherwise provided in this Section 9.1) which, if curable, shall not be cured within the applicable cure period, if any, provided for in such Loan Document, or, if there is no applicable cure period set forth in such Loan Document, within the earlier of (i) a period of thirty (30) days from the date that an officer of a Borrower knew of the occurrence of such default, or (ii) a period of thirty (30) days after written notice of such default is given by the Administrative Agent to the Administrative Borrower;

(f)        There shall occur any Change in Control;

(g)        (i) There shall be entered a decree or order for relief in respect of any Borrower Party or any Material Subsidiary of a Borrower Party under the Bankruptcy Code, or any other applicable federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of any Borrower Party or of any Material Subsidiary of a Borrower Party or of any substantial part of its properties, or ordering the winding-up or liquidation of the affairs of any Borrower Party or any Material Subsidiary of a Borrower Party, or (ii) an involuntary petition shall be filed against any Borrower Party or any Material Subsidiary of a Borrower Party and a temporary stay entered and

(A) such petition and stay shall not be diligently contested, or (B) any such petition and stay shall continue undismissed for a period of sixty (60) consecutive days;

(h)        Any Borrower Party or any Material Subsidiary of a Borrower Party shall commence an Insolvency Proceeding or any Borrower Party or any Material Subsidiary of a Borrower Party shall consent to the institution of an Insolvency Proceeding or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of such Borrower Party or any Material Subsidiary of a Borrower Party or of any substantial part of its properties, or any Borrower Party or any Material Subsidiary of a Borrower Party shall fail generally to pay its debts as they become due, or any Borrower Party or any Material Subsidiary of a Borrower Party shall take any action in furtherance of any such action;

(i)         A final judgment (other than a money judgment or judgments fully covered (except for customary deductibles or copayments not to exceed $10,000,000 in the aggregate) by insurance as to which the insurance company is not currently disputing or has not denied coverage) shall be entered by any court against any Borrower Party or any Material Subsidiary of any Borrower Party for the payment of money which exceeds in value $10,000,000, or a warrant of attachment or execution or similar process shall be issued or levied against property of any Borrower Party or any Material Subsidiary of a Borrower Party pursuant to a final judgment which, together with all other such property of the Borrower Parties and their Material Subsidiaries subject to other such process, exceeds in value $10,000,000 in the aggregate, and if, within thirty (30) days after the entry, issue, or levy thereof, such judgment, warrant, or process shall not have been paid or discharged or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant, or process shall not have been paid or discharged;

(j)         There shall be at any time (i) any “accumulated funding deficiency,” as defined in ERISA or in Section 412 of the Code, with respect to any Plan maintained by any Borrower Party or any ERISA Affiliate of a Borrower Party, or to which any Borrower Party or any of its ERISA Affiliates has any liabilities; (ii) a trustee shall be appointed by a United States District Court to administer any Plan maintained by any Borrower Party or any ERISA Affiliate of a Borrower Party, or to which any Borrower Party or any of its ERISA Affiliates has any liabilities; (iii) the PBGC shall institute proceedings to terminate any such Plan; (iv) any Borrower Party or any ERISA Affiliate of any Borrower Party shall incur any liability to the PBGC in connection with the termination of any such Plan; (v) any Plan or trust created under any Plan of any Borrower Party or any ERISA Affiliate of any Borrower Party shall engage in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to any tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code; (vi) any Borrower Party or any ERISA Affiliate of any Borrower Party shall enter into or become obligated to contribute to a Multiemployer Plan; (vii) there shall be at any time a Lien imposed against the assets of a Borrower Party or ERISA Affiliate under Code Section 430, or ERISA Sections 302 or 4068, or a violation of Section 436 of the Code; or (viii) there shall occur at any time an ERISA Event; provided,  however that no Event of Default shall occur as a result of an event described in clauses (i), (ii), (iii), (iv), (v), (vii) or (viii) of this Section 9.1(j) unless such event either individually or in the aggregate with other events described therein could reasonably be expected result in an aggregate liability greater than $10,000,000;

(k)        There shall occur any default (after the expiration of any applicable grace or cure period) under any indenture, credit or loan agreement, note or securities purchase agreement, or other similar governing agreement for Material Funded Debt of any Borrower Party or any Subsidiary of a Borrower Party;

(l)         All or any material provision of any material Loan Document shall at any time and for any reason be declared to be null and void, the effect of which is to render any such material Loan Document inadequate for the practical realization of the rights and benefits afforded thereby, or a proceeding shall be commenced by any Borrower Party, any Subsidiary of a Borrower Party or any Affiliate thereof, or by any governmental authority having jurisdiction over any Borrower Party or any Subsidiary of a Borrower Party or any Affiliate thereof, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Borrower Party, any Subsidiary of a Borrower Party shall deny that it has any liability or obligation for the payment of any Obligation provided under any Loan Document;

(m)       The obligation of any Guarantor (other than a Guarantor that is not a Material Subsidiary) under Article 3 shall be materially limited or terminated by operation of law or by such Guarantor except as otherwise permitted herein; or

(n)        Any Lien purported to be created by any Security Document on any material portion of the Collateral covered thereby shall cease to be in full force and effect, or shall cease to give the Lender the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a perfected first priority security interest in and Lien on, any material portion of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) in favor of the Lender except to the extent caused by the failure of the Administrative Agent to take any action available to it to maintain perfection of the Administrative Agent’s Liens pursuant to the Security Documents, or shall be asserted by any Borrower Party not to be a valid, perfected, first priority (except as expressly provided in this Agreement or such Security Document) security interest in or Lien on any material portion of the Collateral covered thereby.

Section 9.2      Remedies.  If an Event of Default shall have occurred and shall be continuing, in addition to the rights and remedies set forth elsewhere in this Agreement and the other Loan Documents:

(a)        With the exception of an Event of Default specified in Section 9.1(g) or (h), the Administrative Agent may in its discretion (unless otherwise instructed by the Majority Lenders) or shall at the direction of the Majority Lenders, (i) terminate the Revolving Loan Commitment and the Letter of Credit Commitment, or (ii) declare the principal of and interest on the Loans and all other Obligations (other than any Obligations existing from time to time of any Borrower Party arising in connection with any Bank Products Documents) to be forthwith due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b)        Upon the occurrence and continuance of an Event of Default specified in Sections 9.1(g) or (h), such principal, interest, and other Obligations (other than any Obligations existing from time to time of any Borrower Party arising in connection with any Bank Products Documents) shall thereupon and concurrently therewith become due and payable, and the Revolving Loan Commitment and the Letter of Credit Commitment, shall forthwith terminate, all without any action by the Lender Group, or any of them and without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(c)        The Administrative Agent may in its discretion (unless otherwise instructed by the Majority Lenders) or shall at the direction of the Majority Lenders exercise all of the post-default rights granted to the Lender Group, or any of them, under the Loan Documents or under Applicable Law.  The Administrative Agent, for the benefit of the Lender Group, shall have the right to the appointment of a receiver for the Property of the Borrower Parties, and the Borrower Parties hereby consent to such rights and such appointment and hereby waive any objection the Borrower Parties may have thereto or the right to have a bond or other security posted by the Lender Group, or any of them, in connection therewith.

(d)        In regard to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of any acceleration of the Obligations pursuant to the provisions of this Section 9.2 or, upon the request of the Administrative Agent, after the occurrence of an Event of Default and prior to acceleration, the Borrowers shall promptly upon demand by the Administrative Agent deposit in a Letter of Credit Reserve Account opened by the Administrative Agent for the benefit of the Lender Group an amount equal to one hundred and five percent (105%) of the aggregate then undrawn and unexpired amount of such Letter of Credit Obligations.  Amounts held in such Letter of Credit Reserve Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations in the manner set forth in Section 2.11.  Pending the application of such deposit to the payment of the Reimbursement Obligations, the Administrative Agent shall, to the extent reasonably practicable, invest such deposit in an interest bearing open account or similar available savings deposit account and all interest accrued thereon shall be held with such deposit as additional security for the Obligations.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied, and all other Obligations shall have been paid in full, the balance, if any, in such Letter of Credit Reserve Account shall be returned to the Borrowers.  Except as expressly provided hereinabove, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

(e)        The rights and remedies of the Lender Group hereunder shall be cumulative, and not exclusive.

ARTICLE 10

THE ADMINISTRATIVE AGENT

Section 10.1    Appointment and Authorization.

(a)        Each member of the Lender Group hereby irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto.  The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

(b)        Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Majority Lenders to act for such Issuing Bank with respect thereto; provided, that each Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article 10 with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article 10 included such Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Banks.

Section 10.2    Nature of Duties of the Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.12), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the

Borrower Parties or any of their respective Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.12) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by any Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  The Administrative Agent may consult with legal counsel (including counsel for the Borrowers) concerning all matters pertaining to such duties.

Section 10.3    Lack of Reliance on the Administrative Agent.  Each of the Lenders, the Swing Bank and the Issuing Banks acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Banks or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each of the Lenders, the Swing Bank and the Issuing Banks also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Banks or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 10.4    Certain Rights of the Administrative Agent.  If the Administrative Agent shall request instructions from the Majority Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Majority Lenders where required by the terms of this Agreement.

Section 10.5    Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person.  The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 10.6   The Administrative Agent in its Individual Capacity.  The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Majority Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity.  The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Borrower Party or any Subsidiary of a Borrower Party or Affiliate of any Borrower Party as if it were not the Administrative Agent hereunder.

Section 10.7    Successor Administrative Agent.

(a)        The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Administrative Borrower.  Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Administrative Borrower provided that no Default or Event of Default shall exist at such time.  If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States.

(b)        Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Majority Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Majority Lenders appoint a successor Administrative Agent as provided above.  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c)        In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of a Borrower to comply with Section 2.18(b), then the Issuing Banks and the Swing Bank may, upon prior written notice to the Administrative Borrower and the Administrative Agent, resign as Issuing Bank or as Swing Bank, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).

Section 10.8    Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 10.9    The Administrative Agent May File Proofs of Claim.

(a)        In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower Party, the Administrative Agent (irrespective of whether the principal of any Loan or other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 11.2) allowed in such judicial proceeding; and

(ii)        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b)        Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative

Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.2.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.10  Authorization to Execute Other Loan Documents.  Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including, without limitation, the Security Documents and any intercreditor agreement or subordination agreements) other than this Agreement.

Section 10.11  Collateral and Guaranty Matters.

(a)        The Lenders and the Issuing Banks irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document, in each case, as certified to the Administrative Agent by the Administrative Borrower in a certificate of an Authorized Signatory of the Administrative Borrower:

(i)         upon the termination of all Revolving Loan Commitments, the cash collateralization of all reimbursement obligations with respect to Letters of Credit in an amount equal to 105% of the aggregate Letter of Credit Obligations of all Lenders, and the payment in full of all Obligations (other than contingent indemnification obligations and such cash collateralized reimbursement obligations);

(ii)        that is sold or to be sold as part of or in connection with any sale, transfer or other disposition permitted hereunder or under any other Loan Document, including, without limitation, sales, transfers, and dispositions permitted by Section 8.7;

(iii)       if approved, authorized or ratified in writing in accordance with Section 11.12;

(iv)       with respect to Eligible Trademarks, at the option of the Borrowers, against all or any portion of such Eligible Trademarks designated by the Borrowers so long as (1) no Default or Event of Default has occurred and is continuing, (2) after excluding such Eligible Trademarks from the Borrowing Base as reflected on the most recently delivered Borrowing Base Certificate, an Overadvance does not occur and (3) if such release is in connection with the issuance or incurrence of Funded Debt secured by such Eligible Trademarks that is permitted pursuant to Section 8.1(c) of this Agreement, the Administrative Agent shall receive a Use Agreement, by and among the Administrative Agent, the applicable Borrower Parties and the Person or Persons (or agent for such Person or Persons) providing such Funded Debt. In addition, if any Eligible Trademark is sold to any Person that is not a Borrower Party, unless Excess Availability, calculated after excluding such Eligible Trademarks from the Borrowing Base as reflected on the most recently delivered Borrowing Base Certificate and after giving effect to any resulting prepayment pursuant to Section 2.6(c) of this Agreement, is greater than twenty percent (20%) of the amount of Availability at the time of such sale, the Borrowers shall be required to provide a Licensor Consent Agreement by and among the Administrative Agent, the applicable Borrower Party and the Person purchasing such Eligible Trademarks; provided, that the Administrative Agent may impose applicable reserves with respect to any Inventory that is subject to a Licensor Consent Agreement with respect to any applicable royalty fees and other costs related to a liquidation of applicable Inventory. For the avoidance of doubt, any Inventory related to any Eligible Trademark that is sold to a third party and is not subject to a Licensor Consent Agreement shall be deemed ineligible;

(v)        that (i) constitutes Excluded Property (as defined in the Security Agreement) or (ii) is or becomes excluded from the definition of Collateral (as defined in the Security Agreement) pursuant to the last paragraph of Section 2 of the Security Agreement; and

(vi)       that constitutes a Life Insurance Policy so long as the Borrower Parties are in compliance with Section 8.18(d) upon at least thirty (30) days (or such shorter period as the Administrative Agent shall permit in writing in its sole discretion) written notice from the Administrative Borrower that any life insurance policy shall not constitute a “Life Insurance Policy” hereunder or under any other Loan Document and in connection therewith, the Administrative Agent shall release or terminate any Life Insurance Assignment executed in connection with such Life Insurance Policy and take such further actions as reasonably requested by the Administrative Borrower, at the Borrower Parties’ sole cost and expense.

(b)        The Lenders and the Issuing Banks irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Borrower Party from its obligations hereunder and under the applicable Security Documents and other Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, as certified to the Administrative Agent by the Administrative Borrower in a certificate of an Authorized Signatory of the Administrative Borrower.

Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Borrower Party from its obligations hereunder and under the applicable Security Documents and other Loan Documents pursuant to this Section.  In each case as specified in this Section, the Administrative Agent is authorized, at the Borrowers’ expense, to execute and deliver to the applicable Borrower Party such documents as such Borrower Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Security Documents, or to release such Borrower Party from its obligations hereunder and under the applicable Security Documents and other Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section.

(c)        The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Borrower Party in connection therewith, nor shall the Administrative Agent be responsible or liable to any member of the Lender Group for any failure to monitor or maintain any portion of the Collateral.

Section 10.12  Lead Arrangers.  Each Lender hereby designates SunTrust Robinson Humphrey, Inc. as a Joint Lead Arranger and a Joint Bookrunner, JPMorgan Chase Bank, N.A., and Bank of America, N.A., as Joint Lead Arrangers, Joint Bookrunners, and Joint Syndication Agents, and KeyBank National Association as Documentation Agent, and agrees that the Joint Lead Arrangers, Joint Bookrunners, Syndication Agents, and Documentation Agent shall have no duties or obligations under any Loan Documents to any Lender or any Borrower Party.

Section 10.13  Right to Realize on Collateral and Enforce Guarantee.  Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower Parties, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Security Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Majority Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

Section 10.14   Secured Bank Products Obligations.  No provider of Bank Products that obtains the benefits of Section 2.11, the Security Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations constituting Bank Products unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable provider of Bank Products, as the case may be.

ARTICLE 11

MISCELLANEOUS

Section 11.1    Notices.

(a)        Except as otherwise provided herein with respect to telephonic notices, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given five (5) days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one (1) day after being entrusted to a reputable commercial overnight delivery service, or when sent out by electronic means) addressed to the party to which such notice is directed at its address determined as in this Section 11.1.  All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)       If to any Borrower Party, to such Borrower Party in care of the Administrative Borrower at:

Oxford Industries, Inc.
999 Peachtree Street, NE, Suite 688
Atlanta, Georgia 30309
Attn:  General Counsel
Email:  generalcounsel@oxfordinc.com

with a copy to (which shall not constitute notice):

King & Spalding LLP
1180 Peachtree Street, NE
Atlanta, Georgia 30309-3521
Attn:  Matthew Sandiford
Telecopy No.: (404) 572-5100

(ii)        If to the Administrative Agent, to it at:

SunTrust Bank
3333 Peachtree Road
4th Floor
Atlanta, Georgia 30326
Attn:  Asset Manager – Oxford Industries, Inc.
Telecopy No.:  (404) 439-9715
Email: steve.metts@suntrust.com

and

SunTrust Bank
                                                Agency Services
                                                303 Peachtree Street, N.E. / 25th Floor
                                                Atlanta, Georgia 30308
                                                Attn: Agency Services Manager
                                                Telecopy No.: (404) 221-2001
                                                Email: Services.Agency@SunTrust.com

with a copy to (which shall not constitute notice):

Jones Day
1420 Peachtree Street, NE
Suite 800
Atlanta, Georgia 30309
Attn:  Aldo LaFiandra, Esq.
Telecopy No:  (404) 581-8330
Email:  alafiandra@jonesday.com

(iii)       If to the Lenders, to them at the addresses set forth on the signature pages of this Agreement or in any Assignment and Acceptance pursuant to which such Lender became a Lender hereunder; and

(iv)       If to the Issuing Banks, (A) with respect to SunTrust Bank, at the address set forth in Section 11.1 above and (B) with respect to any other Issuing Bank, at the address set forth on the applicable signature pages of this Agreement.

(b)        Any party hereto may change the address to which notices shall be directed under this Section 11.1 by giving ten (10) days’ written notice of such change to the other parties.

(c)        (i) Notices and other communications to the Lender Group hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender Group member pursuant to Article 2 if such Lender Group member, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or Borrower Parties may, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (x) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor.

(ii)        Each of the Borrower Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent as determined by a final, nonappealable court of competent jurisdiction.

(iii)       The Platform is provided “as is” and “as available.”  Neither of the Administrative Agent nor any of its officers, directors, employees, agents, advisors or representatives warrant the accuracy, adequacy, or completeness of the Platform and each expressly disclaims liability for errors or omissions in the Platform.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Affiliates of the Administrative Agent in connection with the Platform.

(iv)       Each of the Borrower Parties, the Lenders and the Issuing Banks agree that the Administrative Agent may, but shall not be obligated to, store any electronic communications received in connection with this Agreement on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

Section 11.2    Expenses; Indemnification.

(a)        The Borrowers agree to promptly pay or promptly reimburse:

(i)         All reasonable out-of-pocket expenses of the Administrative Agent and its Affiliates in connection with the preparation, negotiation, execution, delivery and syndication of this Agreement and the other Loan Documents, the transactions contemplated hereunder and thereunder, and the making of the initial Advance hereunder, including, but not limited to, the reasonable fees and disbursements of counsel for the Administrative Agent and its Affiliates;

(ii)        All reasonable out-of-pocket expenses of the Administrative Agent in connection with the administration of the transactions contemplated in this Agreement and the other Loan Documents, and the preparation, negotiation, execution, and delivery of any waiver, amendment, or consent by the Lenders relating to this Agreement or the other Loan Documents, including, but not limited to, all reasonable out-of-pocket expenses of the Administrative Agent in connection with their periodic field audits, a fee of $1,000 per day (as may be increased from time to time by the Administrative Agent), per auditor, plus reasonable out-of-pocket expenses for each field audit of the Administrative Agent performed by personnel employed by the Administrative Agent, and the reasonable fees and disbursements of counsel for the Administrative Agent;

(iii)       (A) All out-of-pocket costs and expenses of the Administrative Agent in connection with any restructuring, refinancing, or “work out” of the transactions contemplated by this Agreement, and of obtaining performance under this Agreement and the other Loan Documents, and all out-of-pocket costs and expenses of collection of the Administrative Agent if default is made in the payment of the Obligations, which in each case shall include fees and out-of-pocket expenses of counsel for the Administrative Agent, and the fees and out-of-pocket expenses of any experts of the Administrative

Agent, or consultants of the Administrative Agent and (B) in addition to the foregoing, upon the occurrence and during the continuance of an Event of Default, the Borrower Parties shall reimburse the other members of the Lender Group for their out-of-pocket costs and expenses in connection with obtaining performance under this Agreement and the other Loan Documents, and all out-of-pocket costs and expenses of collection if default is made in the payment of the Obligations, provided,  however, out-of-pocket costs and expenses of counsel shall be limited to one counsel for the Lender Group (in addition to the Administrative Agent’s counsel referred to above);

(iv)       All taxes, assessments, general or special, and other charges levied on, or assessed, placed or made against any of the Collateral, any Revolving Loan Notes or the Obligations; and

(v)        All reasonable and documented out-of-pocket costs and expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.

(b)        The Borrower Parties shall indemnify each Indemnified Person against, and hold each Indemnified Person harmless from, any and all costs, losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnified Person), and shall indemnify and hold harmless each Indemnified Person from all fees and time charges and disbursements for attorneys who may be employees of any Indemnified Person, incurred by any Indemnified Person or asserted against any Indemnified Person by any third party or by any Borrower or any other Borrower Party or any of their Affiliates arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, any Bank Products Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower Party or any of its Subsidiaries, or any liability under Environmental Laws related in any way to any Borrower Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Borrower Party or any Affiliate or creditor thereof, and regardless of whether any Indemnified Person is a party thereto; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such costs, losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person.  No Indemnified Person shall be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak, Intralinks or any other Internet or intranet website.  The Borrower Parties shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is a party and indemnity has been sought hereunder by such

Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such indemnity.  For the avoidance of doubt, this Section 11.2(b) shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, claims, damages, etc., arising with respect to a non-Tax claim.

(c)        [Reserved].

(d)        To the extent that the Borrower Parties fail to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swing Bank under subsection (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swing Bank, as the case may be, such Lender’s pro rata share (in accordance with its respective Revolving Commitment Ratio as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swing Bank in its capacity as such.

(e)        To the extent permitted by applicable law, no Indemnified Person or Borrower Party shall assert, and hereby waives, any claim against any Indemnified Person or Borrower Party, on any theory of liability, for special, indirect, exemplary, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

(f)        All amounts due under this Section shall be payable on demand.

Section 11.3    Waivers.  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents and the Bank Products Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have.  No failure or delay by the Lender Group, or any of them, or the Majority Lenders in exercising any right shall operate as a waiver of such right.  The Lender Group expressly reserves the right to require strict compliance with the terms of this Agreement in connection with any funding of a request for an Advance.  In the event the Lenders decide to fund a request for an Advance at a time when the Borrowers are not in strict compliance with the terms of this Agreement, such decision by the Lenders shall not be deemed to constitute an undertaking by the Lenders to fund any further requests for Advances or preclude the Lenders from exercising any rights available to the Lenders under the Loan Documents or at law or equity.  Any waiver or indulgence granted by the Lenders or by the Majority Lenders shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Lenders at variance with the terms of the Agreement such as to require further notice by the Lenders of the Lenders’ intent to require strict adherence to the terms of the Agreement in the future.  Any such actions shall not in any way affect the ability of the Lenders, in their discretion, to exercise any rights available to them under this Agreement or under any other agreement, whether or not the Lenders are party, relating to the Borrowers.

Section 11.4    Set-Off.  In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, except to the extent limited by Applicable Law, at any time that an Event of Default exists, each member of the Lender Group and each subsequent holder of the Obligations is hereby authorized by the Borrower Parties at any time or from time to time, without notice to the Borrower Parties or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, including, but not limited to, Funded Debt evidenced by certificates of deposit, in each case whether matured or unmatured, but not including any amounts held by any member of the Lender Group or any of its Affiliates in any escrow or custodial account) and any other Funded Debt at any time held or owing by any member of the Lender Group or any such holder to or for the credit or the account of any Borrower Party, against and on account of the obligations and liabilities of the Borrower Parties, to any member of the Lender Group or any such holder under this Agreement, any Revolving Loan Notes, any other Loan Document and any Bank Products Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, any Revolving Loan Notes, any other Loan Document or any Bank Products Document, irrespective of whether or not (a) the Lender Group shall have made any demand hereunder or (b) the Lender Group shall have declared the principal of and interest on the Loans and any Revolving Loan Notes and other amounts due hereunder to be due and payable as permitted by Section 9.2 and although said obligations and liabilities, or any of them, shall be unmatured.  Any sums obtained by any member of the Lender Group or by any subsequent holder of the Obligations shall be subject to the application of payments provisions of Article 2.

Section 11.5    Assignment.

(a)        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower Party without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of the Administrative Agent) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and the Loans at the time owing to it and, if applicable, all or a portion of its Letter of Credit Commitment and excluding rights and obligations with respect to Bank Products Documents); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s portion of the Revolving Loan Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Loan Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent), shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default exists, the Administrative Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed, and the Administrative Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within seven (7) Business Days after having received notice thereof), and (ii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.9,  11.2,  12.3 and 12.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)        The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the portion of the Revolving Loan Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”) such that the obligations are in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations.  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)        Any Lender may, without the consent of, or notice to, the Borrower Parties or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers and the Lender Group shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.12(a)(i)

that affects such Participant.  Subject to paragraph (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.9,  11.2,  12.3 and 12.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender, provided such Participant agrees to be subject to Section 12.5 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)        A Participant shall not be entitled to receive any greater payment under Section 12.3 or 12.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Administrative Borrower’s prior written consent.  A Participant that is not a US Person shall not be entitled to the benefits of Section 12.5 unless the Administrative Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 12.5 as though it were a Lender.

(f)        Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a Fund, any pledge or assignment of all or any portion of such Lender’s rights under this Agreement to any holders of obligations owed, or securities issued, by such Lender as security for such obligations or securities, or to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.6    Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.  In proving this Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.  Any signatures delivered by a party by facsimile transmission or by e-mail transmission of an electronic file in Adobe Corporation’s Portable Document Format or PDF file shall be deemed an original signature hereto.  The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 11.7    Governing Law.  This Agreement and the other Loan Documents shall be construed in accordance with and governed by the laws of the State of New York, except to the extent otherwise expressly provided in the Loan Documents.

Section 11.8    Severability.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.9     Headings.  Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

Section 11.10  Source of Funds.  Notwithstanding the use by the Lenders of the Base Rate and the Eurodollar Rate as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrowers at interest rates tied to such reference rates.

Section 11.11  Entire Agreement.  THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  Each Borrower Party represents and warrants to the Lender Group that it has read the provisions of this Section 11.11 and discussed the provisions of this Section 11.11 and the rest of this Agreement with counsel for such Borrower Party, and such Borrower Party acknowledges and agrees that the Lender Group is expressly relying upon such representations and warranties of such Borrower Party (as well as the other representations and warranties of such Borrower Party set forth in this Agreement and the other Loan Documents) in entering into this Agreement.

Section 11.12  Amendments and Waivers.

(a)        Neither this Agreement, any other Loan Document nor any term hereof or thereof may be amended orally, nor may any provision hereof be waived orally but only by an instrument in writing signed by the Majority Lenders, or in the case of Loan Documents executed by the Administrative Agent (and not the other members of the Lender Group), signed by the Administrative Agent and approved by the Majority Lenders and, in the case of an amendment, also by the Borrowers, except that:  (i) the consent of each of the Lenders (or in the case of clause (C) and clause (E), each of the affected Lenders and, except in the case of clause (C) and clause (E), excluding the Defaulting Lenders) and, in the case of an amendment, the Borrowers, shall be required for (A) any sale or release of, or the subordination of the Administrative Agent’s security interest in, any material Collateral except in conjunction with sales or transfers of Collateral permitted hereunder, (B) except in conjunction with sales or transfers of Collateral or Subsidiaries or other transactions permitted hereunder, any release of any guarantor of the Obligations, (C) any extensions, postponements or delays of the Maturity

Date or the scheduled date of payment of interest or principal or fees, or any reduction of principal (without a corresponding payment with respect thereto), or reduction in the rate or amount of interest or fees due to the Lenders hereunder or under any other Loan Documents, (D) any amendment of this Section 11.12 or of the definition of “Majority Lenders” or any other provision of the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, (E) any amendment increasing the Revolving Loan Commitments (it being understood and agreed that a waiver of any Default or Event of Default or modification of any of the defined terms contained herein (other than those defined terms specifically addressed in this Section 11.12) shall not constitute a change in the terms of the Revolving Loan Commitments of any Lender), (F) any amendment to the definition of Borrowing Base (including, without limitation, increasing the amounts or percentages set forth therein) or any amendment to any of the defined terms used therein, (G) any amendment to the definition of “Excess Availability” or any of the defined terms used therein, (H) any amendment to Section 2.10 or Section 2.11, (I) any amendment to the definition of Revolving Commitment Ratio or any of the defined terms used therein, and (J) the addition of any real property of a Borrower Party owned in fee simple to the Collateral unless the amendment provides that the Administrative Agent shall have received (1) “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard determinations, (2) notices, in the form required under the Flood Insurance Laws, about special flood hazard area status and flood disaster assistance duly executed by each Borrower Party, and (3) if any improved real property to be encumbered by any mortgage is located in a special flood hazard area, a policy of flood insurance in an amount at least equal to the amount required by the Flood Insurance Laws and otherwise, in each case on terms and conditions satisfactory to each Lender; (ii) the consent of the Administrative Agent, the Majority Lenders and the Borrowers shall be required for any amendment to Section 2.1(e) or Article 10; (iii) the consent of the Issuing Banks, the Majority Lenders and the Borrowers shall be required for any amendment to Sections 2.1(b) or 2.15 or the definition of “Letter of Credit Commitment”; (iv) the consent of the Guarantors and the Majority Lenders shall be required for any amendment to Article 3; (v) the consent of the Swing Bank, the Majority Lenders and the Borrowers shall be required for any amendment to Section 2.1(c) or Section 2.2(g); (vi) the consent of the Administrative Agent only shall be required to amend Schedule 1(a) to reflect assignments of the Revolving Loan Commitments and Loans in accordance with this Agreement; (vii) the consent of the Administrative Agent and the Borrowers only shall be required to amend the definition of Borrowing Base (including any defined terms used, directly or indirectly, in the definition of Borrowing Base) to take into account any Foreign Subsidiary organized under the laws of Canada or any province thereof (excluding the Province of Quebec) that becomes a Borrower Party in accordance with the terms of Section 6.17 and to include in the Borrowing Base comparable assets and asset classes of such Foreign Subsidiary organized under the laws of Canada or any province thereof (excluding the Province of Quebec), in each case, subject to the limitations, to the extent applicable, set forth in the last paragraph of the definition of Borrowing Base; and (viii) the consent of the Administrative Agent, the Majority Lenders and the Borrowers only shall be required to amend the definition of Borrowing Base (including any defined terms used, directly or indirectly, in the definition of Borrowing Base) to take into account any other Foreign Subsidiary that becomes a Borrower Party in accordance with the terms of Section 6.17 and to include in the Borrowing Base comparable assets and asset classes of such Foreign Subsidiary), in each case, subject to the limitations, to the extent applicable, set forth in the last paragraph of the definition of Borrowing Base.  In addition to the required consents set forth above, if SunTrust Bank or any Affiliate thereof has entered into a Lender Hedge Agreement with any Borrower Party and SunTrust Bank is no longer the Administrative Agent or a Lender, the consent of SunTrust Bank or such Affiliate shall be required for any amendment to Section 2.11 or any amendment described in clause (i)(A) above.  Any amendment, modification, waiver, consent, termination or release of any Bank Products Documents may be effected by the parties thereto without the consent of the Lender Group.  Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrowers and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Revolving Loan Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Section 11.2 and Article 12,  Section 6.16, and Section 11.2), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

(b)        Each Lender grants to the Administrative Agent the right to purchase all (but not less than all) of such Lender’s portion of the Revolving Loan Commitment, Letter of Credit Commitment, the Loans and Letter of Credit Obligations owing to it and any Revolving Loan Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents at a price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid commitment fees and letter of credit fees owing to such Lender plus the amount necessary to cash collateralize any Letters of Credit issued by such Lender, which right may be exercised by the Administrative Agent if such Lender refuses to execute any amendment, waiver or consent which requires the written consent of all of the Lenders and to which the Majority Lenders, the Administrative Agent and the Borrowers have agreed.  Each Lender agrees that if the Administrative Agent exercises its option hereunder, it shall promptly execute and deliver an Assignment and Acceptance and other agreements and documentation necessary to effectuate such assignment.  The Administrative Agent may assign its purchase rights hereunder to any assignee if such assignment complies with the requirements of Section 11.5(b).

(c)        If any fees are paid to the Lenders as consideration for amendments, waivers or consents with respect to this Agreement, at Administrative Agent’s election, such fees may be paid only to those Lenders that agree to such amendments, waivers or consents within the time specified for submission thereof.

Section 11.13   Other Relationships.  No relationship created hereunder or under any other Loan Document shall in any way affect the ability of any member of the Lender Group to enter into or maintain business relationships with the Borrowers, or any of its Affiliates, beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.

Section 11.14  Pronouns.  The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

Section 11.15  Disclosure.  The Borrower Parties agree that the Administrative Agent shall have the right, with the consent of the Administrative Borrower (such consent not to be unreasonably withheld), to issue press releases regarding the making of the Loans and the issuance and the Revolving Loan Commitment to the Borrowers pursuant to the terms of this Agreement.

Section 11.16  Replacement of Lender.  In the event that a Replacement Event (as defined below) occurs and is continuing with respect to any Lender, the Administrative Borrower may designate another financial institution (such financial institution being herein called a “Replacement Lender”) acceptable to the Administrative Agent, and which is not a Borrower or an Affiliate of any Borrower, to assume such Lender’s Revolving Loan Commitment hereunder, to purchase the Loans and participations of such Lender and such Lender’s rights hereunder and (if such Lender is an Issuing Bank) to issue Letters of Credit in substitution for all outstanding Letters of Credit issued by such Lender, without recourse to or representation or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid commitment fees and letter of credit fees owing to such Lender plus amounts necessary to cash collateralize any Letters of Credit issued by such Lender, and upon such assumption, purchase and substitution, and subject to the execution and delivery to the Administrative Agent by the Replacement Lender of documentation satisfactory to the Administrative Agent (pursuant to which such Replacement Lender shall assume the obligations of such original Lender under this Agreement), the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder and such Lender shall no longer be a party hereto or have any rights hereunder provided that the obligations of the Borrowers to indemnify such Lender with respect to any event occurring or obligations arising before such replacement shall survive such replacement. “Replacement Event” shall mean, with respect to any Lender, (a) the commencement of or the taking of possession by, a receiver, custodian, conservator, trustee or liquidator of such Lender, or the declaration by the appropriate regulatory authority that such Lender is insolvent, (b) such Lender shall become a Defaulting Lender, or (c) the making of any claim by any Lender under Sections 12.3 or 12.5 unless the changing of the lending office by such Lender would obviate the need of such Lender to make future claims under such Sections.

Section 11.17 Confidentiality.  No member of the Lender Group shall disclose any non-public, confidential information regarding the Borrower Parties or their Subsidiaries (“Confidential Information”) to any other Person without the consent of the Administrative Borrower, other than (i) to such member of the Lender Group’s Affiliates and their officers, directors, employees, agents and advisors, to other members of the Lender Group and, as contemplated by Section 11.5, to actual or prospective assignees and participants, and then only on a confidential basis, (ii) as required by any law, rule or regulation or judicial process, (iii) to any rating agency when required by it, provided, that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Borrower Parties received by it from such member of the Lender Group, (iv) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking, and (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder.

Section 11.18  Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by any Borrower or any Guarantor, or the transfer to the Lender Group of any property, should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group, or any of them, is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group, or any of them, is required or elects to repay or restore, and as to all reasonable costs, expenses and attorney’s fees of the Lender Group related thereto, the liability of the Borrowers or such Guarantor, as applicable, automatically shall be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made.

Section 11.19  Survival.  The provisions of Sections 11.2,  Article 10 and Article 12 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Loan Commitment or the termination of this Agreement or any provision hereof.

Section 11.20  Amendment and Restatement.

(a)        Each Borrower Party acknowledges and agrees that the security interests and Liens (as defined in the Existing Credit Agreement) granted to the Administrative Agent pursuant to the Existing Credit Agreement and the other Security Documents (as defined in the Existing Credit Agreement), shall remain outstanding and in full force and effect, without interruption or impairment of any kind, in accordance with the Existing Credit Agreement and shall continue to secure the Obligations except to the extent such Security Documents are amended, restated, modified or otherwise supplemented on the Agreement Date.

(b)        Each Borrower Party acknowledges and agrees that (i) the Obligations represent, among other things, the amendment, restatement, renewal, extension, consolidation and modification of the Obligations (as defined in the Existing Credit Agreement) arising in connection with the Existing Credit Agreement and other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith; (ii) the Borrower Parties intend that the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith and the collateral pledged thereunder shall secure, without interruption or impairment of any kind, all existing Obligations (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith, as they may be amended, restated, renewed, extended, consolidated and modified hereunder, together with all other obligations hereunder; (iii) all Liens (as defined in the Existing Credit Agreement) evidenced by the Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith are hereby ratified, confirmed and continued; (iv) the Loan Documents are intended to restate, renew, extend, consolidate, amend and modify the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith; and (v) any reference to the Existing Credit Agreement in any Loan Document shall be a reference to this Agreement.

Each Borrower Party intends that (i) the provisions of the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith, to the extent restated, renewed, extended, consolidated, amended and modified hereby and by the other Loan Documents, be hereby superseded and replaced by the provisions hereof and of the other Loan Documents; (ii) the Revolving Loan Notes restate, renew, extend, consolidate, amend, modify, replace, are substituted for and supersede in their entirety, but do not extinguish, the Obligations (as defined in the Existing Credit Agreement) arising under the Revolving Loan Notes (as defined in the Existing Credit Agreement) issued pursuant to the Existing Credit Agreement; and (iii) by entering into and performing their respective obligations hereunder, this transaction shall not constitute a novation.  All costs and expenses which were due and owing under the Existing Credit Agreement shall continue to be due and owing under, and shall be due and payable in accordance with, this Agreement.

Section 11.21  Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)        the effects of any Bail-in Action on any such liability, including, if applicable:

(i)         a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 11.22  Qualified ECP Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Borrower Party to honor all of such Borrower Party’s obligations under its Guaranty hereunder in respect of Lender Hedge Obligations (provided,  however, that each Qualified ECP Guarantor shall only be liable under this Section 11.22 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.22 or otherwise under its Guaranty hereunder, as it relates to such other Borrower Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each

Qualified ECP Guarantor under this Section 11.22 shall remain in full force and effect until termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations and Obligations constituting Bank Products) and the expiration or termination of all Letters of Credit (other than any Letter of Credit for which the Letter of Credit Obligations have been cash collateralized or as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made).  Each Qualified ECP Guarantor intends that this Section 11.22 constitute, and this Section 11.22 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Borrower Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 11.23   USA Patriot Act.  The Administrative Agent and each Lender hereby notifies the Borrower Parties that, (a) pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Borrower Party, which information includes the name and address of such Borrower Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower Party in accordance with the USA Patriot Act, and (b) pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certification.

Section 11.24  Certain ERISA Matters.

(a)        Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Joint Lead Arrangers, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Borrower Party, that at least one of the following is and will be true:

(i)         such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)        the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)       (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of

Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)       such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)        In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Borrower Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 11.25 Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Lender Hedge Obligations, Lender Commodity Hedge Agreements, or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)        In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)        As used in this Section 11.25, the following terms have the following meanings:

(i)         “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii)        “Covered Entity” means any of the following:

(A)       a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(B)       a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(C)       a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

(iii)       “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

(iv)       “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE 12

YIELD PROTECTION AND TAXES

Section 12.1    Interest Rate Basis Determination.

(a)        If, prior to the commencement of any Eurodollar Advance Period for any Eurodollar Advance:

(i)         the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining the Eurodollar Rate (including, without limitation, because the Screen Rate (including any substitute therefor) is not available or published on a current basis) for such Eurodollar Advance Period, or

(ii)       the Administrative Agent shall have received notice from the Majority Lenders that the Eurodollar Rate for such Eurodollar Advance Period will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Advances for such Eurodollar Advance Period,

then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Administrative Borrower and to the Lenders as soon as practicable thereafter.  Until the Administrative Agent shall notify the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Advances or to continue or convert outstanding Advances as or into Eurodollar Advances shall be suspended and (ii) all such affected Advances shall be converted into Base Rate Advances on the last day of the then current Eurodollar Advance Period applicable thereto unless the Borrowers prepay such Advances in accordance with this Agreement.

(b)        If at any time the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) or the Administrative Borrower or Majority Lenders notify the Administrative Agent (with, in the case of the Majority Lenders, a copy to the Administrative Borrower) that the Administrative Borrower or Majority Lenders (as applicable) have reasonably determined that (i) the circumstances set forth in clause (a)(i) above have arisen and such circumstances are unlikely to be temporary, (ii) the circumstances set forth in clause (a)(i) above have not arisen but the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the London interbank offered rate or the Screen Rate shall no longer be made available or used for determining interest rates for loans or (iii) syndicated loans currently being executed, or that include language similar to that contained in this Section 12.1, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace Eurodollar Rate provisions, then the Administrative Agent and the Administrative Borrower shall endeavor to establish an alternate rate of interest to the Screen Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (including, without limitation, any conforming changes to the definition of Base Rate, timing and frequency of determining rates and making payments of interest and other administrative matters).  Notwithstanding anything to the contrary in Section 11.12, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Majority Lenders stating that such Majority Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 12.1(b), only to the extent the Screen Rate for the applicable currency and/or such Eurodollar Advance Period is not available or published at such time on a current basis), (x) any Notice of Conversion/Continuation that requests the conversion of any Advance to, or continuation of any Advance as, a Eurodollar Advance shall be ineffective, and (y) if any Request for Advance requests a Eurodollar Advance, such Advance shall be made as a Base Rate Advance; provided, that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Section 12.2    Illegality.  If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Advance and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Administrative Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Administrative Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Advances, or to continue or convert outstanding Loans as or into Eurodollar Advances, shall be suspended.  In the case of the making of a Eurodollar Advance, such Lender’s Revolving Loans shall be made as a Base Rate Loan as part of the same Advance and, if the affected Eurodollar Advance is then outstanding, such Loan shall be converted to a Base Rate Loan immediately.  Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different lending office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 12.3    Increased Costs.

(a)        If any Change in Law shall:

(i)         impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Eurodollar Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate) or any Issuing Bank; or

(ii)        subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)       impose on any Lender, any Issuing Bank or the eurodollar interbank market any other condition (other than Taxes) affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or such Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender or such Issuing Bank may provide the Administrative Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within five (5) Business Days after receipt of such notice and demand, the Administrative Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amounts as will compensate such Lender or such Issuing Bank for any such increased costs incurred or reduction suffered.

(b)        If any Lender or any Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity ratios or  requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or such Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, such Issuing Bank or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, such Lender or such Issuing Bank may provide the Administrative Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Borrowers shall pay to such Lender or such Issuing Bank, as the case may be, such additional amounts as will compensate such Lender, such Issuing Bank or such Parent Company for any such reduction suffered.

(c)        A certificate of such Lender or such Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, such Issuing Bank or the Parent Company of such Lender or such Issuing Bank, as the case may be, specified in subsection (a) or (b) of this Section shall be delivered to the Administrative Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.

(d)        Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation.

Section 12.4    Funding Indemnity.  In the event of (a) the payment of any principal of a Eurodollar Advance other than on the last day of the Eurodollar Advance Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Advance other than on the last day of the Eurodollar Advance Period applicable thereto, or (c) the failure by the Borrowers to borrow, prepay, convert or continue any Eurodollar Advance on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrowers shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event.  In the case of a Eurodollar Advance, such loss, cost or expense shall be the actual amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Advance if such event had not occurred at the Eurodollar Rate applicable to such Eurodollar Advance for the period from the date of such event to the last day of the then current Eurodollar Advance Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Eurodollar Advance Period for such Eurodollar Advance) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Advance for the same period if the Eurodollar Rate were set on the date such Eurodollar Advance was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Advance.  A certificate as to any additional amount payable under this Section submitted to the Administrative Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error and setting forth in reasonable detail the basis for calculating such compensation shall be conclusive, absent manifest error.

Section 12.5    Taxes.

(a)        Defined Terms.  For purposes of this Section 12.5, the term “Lender” includes the Issuing Banks and the term “applicable law” includes FATCA.

(b)        Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Borrower Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)        Payment of Other Taxes by the Borrower Parties.  The Borrower Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)        Indemnification by the Borrower Parties.  The Borrower Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth and containing an explanation in reasonable detail of the manner in which such amount shall have been determined and to the amount of such payment or liability delivered to the Administrative Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)        Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.5 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)        Evidence of Payments.  As soon as practicable after any payment of Taxes by any Borrower Party to a Governmental Authority pursuant to this Section 12.5, such Borrower Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)        Status of Lenders.

(i)         Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Administrative Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Administrative Borrower or the Administrative Agent as will enable the Administrative Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 12.5(g)(ii)(A),  (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)        Without limiting the generality of the foregoing, in the event that any Borrower is a US Borrower,

(A)       any Lender that is a US Person shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from US federal backup withholding tax;

(B)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), whichever of the following is applicable:

(1)        in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)        executed originals of IRS Form W-8ECI;

(3)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)        to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Administrative Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Borrower or the Administrative Agent as may be necessary for the Administrative Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)        Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 12.5 (including by the payment of additional amounts pursuant to this Section 12.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)         [Reserved].

(j)         Survival.  Each party’s obligations under this Section 12.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE 13

JURISDICTION, VENUE AND WAIVER OF JURY TRIAL

Section 13.1    Jurisdiction and Service of Process.  FOR PURPOSES OF ANY LEGAL ACTION OR PROCEEDING BROUGHT BY ANY MEMBER OF THE LENDER GROUP WITH RESPECT TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY BANK PRODUCTS DOCUMENT, EACH BORROWER PARTY HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND HEREBY IRREVOCABLY DESIGNATES AND APPOINTS, AS ITS AUTHORIZED AGENT FOR SERVICE OF PROCESS IN THE STATE OF NEW YORK, THE ADMINISTRATIVE BORROWER, OR SUCH OTHER PERSON AS SUCH BORROWER PARTY SHALL DESIGNATE HEREAFTER BY WRITTEN NOTICE GIVEN TO THE ADMINISTRATIVE AGENT (THE “DESIGNEE”).  THE CONSENT TO JURISDICTION HEREIN SHALL NOT BE EXCLUSIVE.  THE LENDER GROUP SHALL FOR ALL PURPOSES AUTOMATICALLY, AND WITHOUT ANY ACT ON THEIR PART, BE ENTITLED TO TREAT SUCH DESIGNEE OF EACH BORROWER PARTY AS THE AUTHORIZED AGENT TO RECEIVE FOR AND ON BEHALF OF SUCH BORROWER PARTY SERVICE OF WRITS, OR SUMMONS OR OTHER LEGAL PROCESS IN THE STATE OF NEW YORK, WHICH SERVICE SHALL BE DEEMED EFFECTIVE PERSONAL SERVICE ON SUCH BORROWER PARTY SERVED WHEN DELIVERED TO THE DESIGNEE, WHETHER OR NOT SUCH DESIGNEE GIVES NOTICE TO SUCH BORROWER PARTY; AND DELIVERY OF SUCH SERVICE TO ITS AUTHORIZED AGENT SHALL BE DEEMED TO BE MADE WHEN PERSONALLY DELIVERED.  IF THE DESIGNEE IS THE ADMINISTRATIVE BORROWER OR AN AFFILIATE OF THE ADMINISTRATIVE BORROWER, SERVICE SHALL BE MADE ON DESIGNEE BY DELIVERY TO THE DESIGNEE’S AGENT REGISTERED WITH THE NEW YORK SECRETARY OF STATE FOR SERVICE OF PROCESS. IN THE EVENT THAT, FOR ANY REASON, SUCH DESIGNEE SHALL NO LONGER SERVE AS DESIGNEE FOR A BORROWER PARTY TO RECEIVE SERVICE OF PROCESS IN THE STATE OF NEW YORK, SUCH BORROWER PARTY SHALL SERVE AND ADVISE THE ADMINISTRATIVE AGENT THEREOF SO THAT AT ALL TIMES EACH BORROWER PARTY WILL MAINTAIN AN AGENT TO RECEIVE SERVICE OF PROCESS IN THE STATE OF NEW YORK ON BEHALF OF SUCH BORROWER PARTY WITH RESPECT TO THIS AGREEMENT, ALL OTHER LOAN DOCUMENTS AND THE BANK PRODUCTS DOCUMENTS.  IN THE EVENT THAT, FOR ANY REASON, SERVICE OF LEGAL PROCESS CANNOT BE MADE IN THE MANNER DESCRIBED ABOVE, SUCH SERVICE MAY BE MADE IN SUCH MANNER AS PERMITTED BY LAW.

Section 13.2    Consent to Venue.  EACH BORROWER PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION IT WOULD MAKE NOW OR HEREAFTER

FOR THE LAYING OF VENUE OF ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY BANK PRODUCTS DOCUMENT BROUGHT IN THE FEDERAL COURTS OF THE UNITED STATES SITTING IN NEW YORK COUNTY, NEW YORK, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 13.3    Waiver of Jury Trial.  EACH BORROWER PARTY AND EACH MEMBER OF THE LENDER GROUP TO THE EXTENT PERMITTED BY APPLICABLE LAW WAIVES, AND OTHERWISE AGREES NOT TO REQUEST, A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION, PROCEEDING OR COUNTERCLAIM OF ANY TYPE IN WHICH ANY BORROWER PARTY, ANY MEMBER OF THE LENDER GROUP OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE BANK PRODUCTS DOCUMENTS AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS ARTICLE 13.

Section 13.4    The Administrative Borrower.  Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”), which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed the Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide the Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.

Section 13.5    All Obligations to Constitute Joint and Several Obligations.

(a)        All Obligations shall constitute joint and several obligations of the Borrowers and shall be secured by the Administrative Agent’s Lien upon all of the Collateral, and by all other Liens heretofore, now or at any time hereafter granted by each Borrower to the Administrative Agent, for the benefit of the Lender Group, to the extent provided in the Loan Documents or Bank Product Documents under which such Lien arises.  Each Borrower expressly represents and acknowledges that it is part of a common enterprise with the other Borrowers and that any financial accommodations by the Administrative Agent, and the other members of the Lender Group to any other Borrower hereunder and under the other Loan Documents and the Bank Product Documents are and will be of direct and indirect interest, benefit and advantage to all Borrowers.  Each Borrower acknowledges that any Request for Advance, Notice of Conversion/Continuation, Notice of Requested Commitment Increase, Request for Issuance of Letter of Credit or other notice or request given by any Borrower (including the Administrative Borrower) to the Administrative Agent shall bind all Borrowers, and that any notice given by the Administrative Agent or any other member of the Lender Group to any Borrower shall be effective with respect to all Borrowers.  Each Borrower acknowledges and agrees that each

Borrower shall be liable, on a joint and several basis, for all of the Loans and other Obligations, regardless of which Borrower actually may have received the proceeds of any of the Loans or other extensions of credit or have had Letters of Credit issued hereunder or the amount of such Loans received, Letters of Credit issued or the manner in which the Administrative Agent or any other member of the Lender Group accounts among the Borrowers for such Loans, Letters of Credit or other extensions of credit on its books and records, and further acknowledges and agrees that Loans and other extensions of credit to any Borrower inure to the mutual benefit of all of the Borrowers and that the Administrative Agent and the other members of the Lender Group are relying on the joint and several liability of the Borrowers in extending the Loans and other financial accommodations hereunder.  Each Borrower shall be entitled to subrogation and contribution rights from and against the other Borrowers to the extent any Borrower is required to pay to any member of the Lender Group any amount in excess of the Loans advanced directly to, or other Obligations incurred directly by, such Borrower or as otherwise available under Applicable Law; provided,  however, that such subrogation and contribution rights are and shall be subject to the terms and conditions of this Section 13.5.

(b)        In the event any Borrower Party (a “Funding Borrower Party”) shall make any payment or payments under this Agreement or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations hereunder, such Funding Borrower Party shall have the right to seek contribution payments from each other Borrower Party (each, a “Contributing Borrower Party”) to the extent permitted by Applicable Law.  Nothing in this Section 13.5(b) shall affect any Borrower Party’s joint and several liability to the Lender Group for the entire amount of its Obligations.  Each Borrower Party covenants and agrees that (i) its right to receive any contribution hereunder from a Contributing Borrower Party shall be subordinate and junior in right of payment to all obligations of the Borrower Parties to the Lender Group hereunder and (ii) it shall not exercise any such contribution rights unless and until the Obligations shall have been paid in full in cash (or, with respect to Letters of Credit, cash collateralized or supported by a letter of credit) and the Revolving Loan Commitments terminated.

(c)        Nothing in this Section 13.5 shall affect any Borrower’s joint and several liability to the Lender Group for the entire amount of its Obligations.  Each Borrower Party covenants and agrees that its right to receive any contribution hereunder from a contributing Borrower Party shall be subordinate and junior in right of payment to all Obligations of the Borrowers to the Lender Group hereunder.  No Borrower Party will exercise any rights that it may acquire by way of subrogation hereunder or under any other Loan Document or any Bank Product Document or at law by any payment made hereunder or otherwise, nor shall any Borrower Party seek or be entitled to seek any contribution or reimbursement from any other Borrower Party in respect of payments made by such Borrower Party hereunder or under any other Loan Document or under any Bank Product Document, until all amounts owing to the Lender Group on account of the Obligations are paid in full in cash (or, with respect to Letters of Credit, are either cash collateralized or supported by a letter of credit) and the Revolving Loan Commitments are terminated.  If any amounts shall be paid to any Borrower Party on account of such subrogation or contribution rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Borrower Party in trust for the Lender Group segregated from other funds of such Borrower Party, and shall, forthwith upon receipt by such Borrower Party, be turned over to the Administrative Agent in the exact form received by such Borrower Party (duly endorsed by such Borrower Party to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, as provided for herein.

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[Signature pages omitted from copy of Credit Agreement]

Schedule 1(a)

Commitment Ratios

Lender	Revolving Loan Commitment	Revolving Commitment Ratio
SunTrust Bank	$60,000,000	18.461538462%
JPMorgan Chase Bank, N.A.	$60,000,000	18.461538462%
Bank of America, N.A.	$60,000,000	18.461538462%
KeyBank National Association	$55,000,000	16.923076923%
Branch Banking & Trust Company	$30,000,000	9.230769231%
Citibank, N.A.	$30,000,000	9.230769231%
PNC Bank National Association	$30,000,000	9.230769231%

Totals	$325,000,000	100.000000000%